     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1996
                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              MT ACQUISITION CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                      3596                    APPLIED FOR
     (STATE OR OTHER           (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF               INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
 IM LANGACHER, P.O. BOX                                    ROBERT F. SPOERRY
         MT-100                                          MT ACQUISITION CORP.
   CH 8606 GREIFENSEE,                                     PARK AVENUE TOWER
       SWITZERLAND                                     65 EAST 55TH STREET, 27TH
     41-1-944-22-11                                              FLOOR
 (ADDRESS, INCLUDING ZIP                               NEW YORK, NEW YORK 10022
   CODE, AND TELEPHONE                                      (212) 644-5900
 NUMBER, INCLUDING AREA                                (NAME, ADDRESS, INCLUDING
  CODE, OF REGISTRANT'S                                      ZIP CODE, AND
   PRINCIPAL EXECUTIVE                                     TELEPHONE NUMBER,
        OFFICES)                                         INCLUDING AREA CODE,
                                                       OF AGENT FOR SERVICE FOR
                                                             REGISTRANTS)

                          METTLER-TOLEDO HOLDING INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                      3596                    APPLIED FOR
     (STATE OR OTHER           (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF               INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
                             IM LANGACHER, P.O. BOX
                                     MT-100
                              CH 8606 GREIFENSEE,
                                  SWITZERLAND

                                 41-1-944-22-11
                            (ADDRESS, INCLUDING ZIP
                              CODE, AND TELEPHONE
                             NUMBER, INCLUDING AREA
                             CODE, OF REGISTRANT'S
                              PRINCIPAL EXECUTIVE
                                    OFFICES)

                            ------------------------

                                   Copies to:

       TIMOTHY E. PETERSON, ESQ.                DAVID A. BRITTENHAM, ESQ.
    FRIED, FRANK, HARRIS, SHRIVER &               DEBEVOISE & PLIMPTON
               JACOBSON                             875 THIRD AVENUE
          ONE NEW YORK PLAZA                    NEW YORK, NEW YORK 10022
       NEW YORK, NEW YORK 10004                      (212) 909-6000
            (212) 859-8000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. /x/
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES   PROPOSED MAXIMUM AGGREGATE
        TO BE REGISTERED                 OFFERING PRICE(1)        AMOUNT OF REGISTRATION FEE

  % Senior Subordinated Notes due
2006.............................          $135,000,000                     $46,552
Mettler-Toledo Holding Inc.
Guarantee(2).....................               --                            --

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2) No separate consideration will be received from investors for the Guarantee.
                            ------------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 6, 1996

PROSPECTUS                                                                [LOGO]
                                  $135,000,000
                              MT ACQUISITION CORP.
                TO BE MERGED WITH AND INTO METTLER-TOLEDO, INC.
                  GUARANTEED ON A SENIOR SUBORDINATED BASIS BY
                          METTLER-TOLEDO HOLDING INC.
                      % SENIOR SUBORDINATED NOTES DUE 2006
                            ------------------------

     MT Acquisition Corp., a Delaware corporation that will be merged with and into Mettler-Toledo, Inc. (the 'Issuer,' and together with its subsidiaries, the 'Company') was organized by AEA Investors Inc. to effect the acquisition of
companies constituting the Mettler-Toledo Group from Ciba-Geigy AG. The   %
Senior Subordinated Notes due 2006 (the 'Notes') are being offered hereby (the 'Offering') in connection with the Acquisition. The net proceeds from the Offering will provide a portion of the financing for the Acquisition. The Offering will occur concurrently with, and will be conditioned upon, the consummation of the Acquisition. See 'The Acquisition.' Interest on the Notes
will be payable semiannually on             and             of each year,
commencing             , 1997. The Notes will not be redeemable prior to
              , 2001, except that at any time on or prior to               ,
1999, the Issuer, at its option, may redeem up to 35% of the originally issued Notes with the proceeds of one or more Public Equity Offerings, at a cash
redemption price of   % of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; provided that after giving effect to any such redemption, at least $87.5 million of the Notes remains outstanding. On
and after               , 2001, the Notes may be redeemed, in whole or in part,
at the option of the Issuer at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the redemption date. Upon a Change of Control, each holder of Notes will have the right to require the Issuer to repurchase in whole or in part such holder's Notes at a cash purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. See 'Description of Notes.'

     The Notes will be unsecured senior subordinated indebtedness of the Issuer and, as such, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer, including indebtedness under the Credit Agreement. The Notes will rank pari passu with senior subordinated indebtedness, if any, of the Issuer and will rank senior to subordinated indebtedness, if any, of the Issuer. In addition, a substantial majority of the business operations of the Company will be conducted through the subsidiaries of the Issuer, and the Notes will also be effectively subordinated to all existing and future liabilities of the Issuer's subsidiaries. The Notes will be unconditionally guaranteed on a senior subordinated basis (the 'Holding Note Guarantee') by Mettler-Toledo Holding Inc. ('Holding'), a Delaware corporation that owns 100% of the outstanding capital stock of the Issuer. The Holding Note Guarantee will be an unsecured obligation of Holding and will be subordinated to all existing and future senior indebtedness of Holding, including its obligations under its guarantee in respect of the Credit Agreement. At June 30, 1996, on a pro forma basis after giving effect to the Acquisition and the sale of the Notes and the application of the estimated net proceeds therefrom, the aggregate amount of Senior Indebtedness and indebtedness of the Issuer's subsidiaries (excluding intercompany indebtedness) that would have effectively ranked senior to the Notes would have been approximately $302.4 million.

     Settlement of the Notes will be made in immediately available funds. The Notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company ('DTC'), and, to the extent that secondary market trading activity in the Notes is effected through the facilities of DTC, such trades will be settled in immediately available funds. All payments of principal and interest will be made by the Issuer in immediately available funds.

     SEE 'RISK FACTORS' BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE NOTES.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                      PRICE TO                UNDERWRITING              PROCEEDS TO
                     PUBLIC(1)                DISCOUNT(2)              COMPANY(1)(3)
Per Note....             %                         %                         %
Total.......          $                         $                         $

(1) Plus accrued interest, if any, from               , 1996.

(2) The Company and Holding have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'

(3) Before deducting expenses payable by the Company estimated at
    $               .
                            ------------------------

     The Notes are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the book-entry facilities of DTC on or about
              , 1996.
                            ------------------------

MERRILL LYNCH & CO.
                  CS FIRST BOSTON
                                LEHMAN BROTHERS
                                               SCOTIA CAPITAL MARKETS (USA) INC.
                            ------------------------

              The date of this Prospectus is               , 1996.

Text Description of Artwork

Heading: 'METTLER TOLEDO The leader in weighing instruments.'; Three photographs captioned 'Laboratory,' 'Industry' and 'Retail.' Company logo.

Heading: 'No 1 In Weighing And Related Measurement Instruments.'

Heading: 'METTLER TOLEDO The determining factor in every lab.' Background photograph captioned 'Laboratory' with four inset photographs depicting the Company's laboratory products in use captioned: 'Precision balances, in use at Bayer'; 'Density- and refractometers, in use at Coca-Cola'; 'Thermal analysis system, in use at Ciba'; and 'Titrator, in use at Procter & Gamble.'

Heading: 'METTLER TOLEDO The solution for every industrial weighing application.' Background photograph captioned 'Industry' with four inset photographs depicting the Company's industrial products in use captioned:
'Products weighed and labelled in process, all fully automatically. In use at Nestl'; 'Exact dimension and weight data for freight calculation. In use at TNT'; 'Mobile counting scales for inventory control, packaging and shipping or receiving. In use at Philips'; and 'Goods weighed directly in vehicles, even in motion.'

Heading: 'METTLER TOLEDO The solution for efficient management of perishable goods.' Background photograph captioned 'Retail' with four inset photographs depicting the Company's food retailing products in use captioned: 'Retail scales with dialogue capability and active sales aids. In use at Tengelmann'; 'Service counter scales support the electronic bookkeeping of all sales data. In use at Kroger'; 'The right solution in prepackaging and price labelling, stand-alone or networked. In use at Safeway'; and 'Check-out systems compatible with scanner, cash register and networkable from scale to central computer. In use at Rewe.'

Heading: 'Quality for METTLER TOLEDO is more than technical precision and premier products. It is our state of mind.' Company Logo.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE NOTES PURSUANT TO EXEMPTIONS FROM RULES 10b-6, 10b-7 AND 10b-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

     Mettler-Toledo(Registered), Mettler(Registered), Ingold(Registered),
Garvens(Registered), Ohaus(Registered), DeltaRange(Registered) and DigiTOL(Registered) are registered trademarks of the Company and ID 20(Trademark), Brickstone(Trademark), Spider(Trademark), TrimWeigh(Trademark), MentorSC(Trademark), MultiRange(Trademark) and TRUCKMATE(Trademark) are trademarks of the Company.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the related notes, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the 'Company' or 'Mettler-Toledo' as used in this Prospectus means the Issuer and its subsidiaries, after giving effect on a pro forma basis to the transactions described in 'The Acquisition', which are referred to herein collectively as the 'Acquisition.' The 'Mettler-Toledo Group' refers to the group of companies being acquired pursuant to the Acquisition. Unless otherwise indicated, industry data contained herein is derived from publicly available industry trade journals, government reports and other publicly available sources, which the Company has not independently verified but which the Company believes to be reliable. As used in this Prospectus, '$' refers to U.S. dollars and 'SFr' refers to Swiss francs.

                                  THE COMPANY

GENERAL

     Mettler-Toledo is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company focuses on the high value-added segments of the weighing instruments market by providing solutions for specific applications. The Company also manufactures and sells certain related laboratory measurement instruments, with one of the top three market positions worldwide in titrators, thermal analysis systems, pH meters and lab reactors. Mettler-Toledo services a worldwide customer base, with 1995 net sales of $850 million, which were derived 52% in Europe, 37% in North and South America and 11% in Asia and other markets. The Company has a global manufacturing presence, with manufacturing facilities in Europe, the United States and Asia.

     Weighing is one of the most broadly used measuring techniques, and its results are often used as the basis of commercial transactions. The Company's products are used in the laboratory as an integral part of the research process; in industry for materials preparation, filling, counting and dimensioning; and in food retailing for preparation, portioning and inventory control. Customers include pharmaceutical, biotechnology, chemical, cosmetics, food and beverage, postal, jewelry, metals, logistics, shipping and food retailing businesses, as well as schools, universities and government and private standards labs.

MARKET LEADERSHIP

     Mettler-Toledo is the only company to offer weighing products for laboratory, industrial and food retailing applications throughout the world. The Company believes that in 1995, the global market for weighing instruments for laboratory, industrial and food retailing applications was approximately $4.5 billion and that the Company held a market share more than two times greater than its nearest competitor. The Company believes that, in 1995, it had an approximate 40% market share of the global market for laboratory balances, including the largest market share in each of Europe, the United States and Asia (excluding Japan), and one of the three leading positions in Japan. In the industrial and food retailing market, the Company believes it has the largest market share in Europe and in the United States. In Asia, the Company has a substantial, rapidly growing industrial and food retailing business supported by its established manufacturing presence in China. The Company attributes its worldwide market leadership position to the following competitive strengths:

     Brand Recognition. The Mettler-Toledo brand name is identified worldwide with accuracy, reliability and innovation. The Company's brand name is so well recognized that laboratory balances are often referred to as 'Mettlers.' Brand recognition is important because weighing applications significantly impact customers' product quality, productivity, cost and regulatory compliance. As a result, customers tend to emphasize accuracy, product reliability, technical innovation, reputation and past experience with a manufacturer's products when making their purchasing decisions for weighing instruments.

     Technological Innovation. Mettler-Toledo has a long and successful track record of innovation, as demonstrated by the invention of the single-pan analytical balance in 1945 and the introduction of the first fully electronic precision balance in 1973. The Company has continued to be at the forefront of weighing technology with several recent innovations, including its ID 20 terminal and 'Brickstone' weighing sensor technology. The Company has particular expertise in sensor technology, electronics and software, and in the industrial design of measurement instruments. The Company believes it is the global leader in providing sophisticated features, such as data-handling and storage capabilities, integration into management information systems and improved productivity through automation, all of which are increasingly important to users of weighing instruments. The Company devotes substantial resources to research and product development in order to maintain its competitive advantage in technological innovation.

     Comprehensive Product Range. Mettler-Toledo manufactures a more comprehensive range of weighing instruments than any of its competitors. The Company's broad product line addresses a wide range of weighing applications across many industries and regions. Within an industry, the Company offers multiple products to meet customers' requirements. Its broad range of products allows the Company to leverage its manufacturing and distribution capabilities, sales and service organization and product development activities.

     Global Sales and Service. The Company has the only global sales and service organization among weighing instruments manufacturers. At June 30, 1996, this organization consisted of 2,700 employees organized into locally based, customer-focused groups that provide prompt service and support to the Company's customers and distributors in virtually all major markets across the globe. The local focus of the Company's sales and service organization enables the Company to adapt marketing and service efforts to different cultural and economic conditions, and provides feedback for manufacturing and product development.

     Largest Installed Base. The Company believes that it has the largest installed base of weighing instruments in the world. Service revenues from this installed base provide a strong, stable source of recurring revenue, representing approximately 17% of net sales in 1995. The Company believes that its installed base represents a competitive advantage with respect to repeat purchases. Customers tend to remain with an existing supplier who can provide accurate and reliable products and related services. In addition, switching to a new instrument supplier entails additional costs to the customer for training, spare parts, service and system integration requirements. Close relationships and frequent contact with its broad customer base provide the Company with sales leads and new product and application ideas.

     Diversity of Revenue Base. The Company's revenue base is widely diversified by geographic region, by type of customer and by individual customer. The Company's broad range of product offerings is utilized in many different industries, from chemicals and pharmaceuticals to food processing to food retailing to transportation. The Company supplies customers in over 100 countries, and no one customer accounted for more than 2% of 1995 net sales. The Company's diverse revenue base reduces its exposure to regional or industry-specific economic conditions.

INDUSTRY TRENDS

     The Company believes that the weighing instruments market is being influenced by several industry trends. First, customers are demanding products for industry-specific applications, with significant data management capabilities designed to be integrated into business processes and to improve productivity. Second, quality manufacturing and laboratory requirements are becoming more standardized. For example, ISO 9001 standards require manufacturers to utilize certified measurement instruments, and good laboratory practices require each step in the research process to be recorded with certified instruments so that results can be accurately traced and reproduced. Third, increased harmonization of national weighing standards, particularly in the European Union, has facilitated multinational manufacturers' ability to meet local regulatory requirements and provides broader-based markets for their product lines. Most importantly, there has been significant growth in demand in emerging markets as these economies develop and global manufacturing customers shift production operations to these markets. As a result, customers in these emerging markets require additional and more sophisticated weighing instruments. Global manufacturers operating in emerging markets often utilize the same suppliers that service their needs in other markets. The Company believes that its global operations position it to take advantage of these industry trends.

BUSINESS STRATEGY

     The Company's strategy is to enhance its position as global market leader by providing the most comprehensive, innovative and reliable weighing solutions. The Company plans to actively pursue the following initiatives to increase revenues and profitability:

     Product Innovation. The Company intends to continue to invest in product innovation in order to provide technologically advanced products to its customers for existing and new applications. Over the last three calendar years, the Company invested $149 million in research and development, which has resulted in a pipeline of new and updated products. A recent example of the

Company's extensive product development efforts is the innovative ID 20 terminal for use in the Company's range of industrial scales. ID 20 includes the first personal computer interface to be certified by weights and measures regulators, combined with an ergonomically designed personal computer terminal for industrial applications. Other recent examples include a new moisture analyzer, a dimensioning system for logistics applications that combines volume and weight measurements, a new generation of postal meters and a mid-range food retailing scale. The Company is also focused on innovations that can reduce its production costs. For example, the Company's new 'Brickstone' weighing sensor technology, in addition to providing greater accuracy, reduces from approximately 100 to approximately 50 the number of parts in the sensor, and thus significantly reduces manufacturing costs and the time and expense of design changes.

     Increased Penetration of Developed Markets. The Company intends to leverage its brand name and existing infrastructure to further penetrate selected geographic regions and product lines in Europe, the United States and Japan. For example, in European food retailing products, the Company plans to further expand from its strong base in German-speaking countries into other countries. In addition, the Company plans to increase penetration with shipping and logistics businesses by introducing a new weighing and dimensioning product. The Company also continues to take advantage of the standardization of weights and measures, both in the European Union and worldwide, which favors a manufacturer with a global presence, such as the Company.

     Further Expansion in Emerging Markets. The Company believes that global recognition of the Mettler-Toledo brand name and the Company's global sales and service organization position the Company to take advantage of continued growth opportunities in emerging markets. In 1995, the Company had net sales of $69 million in Asia (excluding Japan) and Latin America, representing 8% of net sales. In Asia (excluding Japan), it is the market leader in laboratory weighing instruments and has a substantial and rapidly growing industrial and food retailing business. The Company has been operating in China since 1987 through a 60%-owned joint venture, which owns one manufacturing facility, and the Company plans to complete construction of a new wholly owned manufacturing facility in Shanghai by the end of 1996. The Company believes that this manufacturing infrastructure, as well as its sales and service organization in Asia and its already substantial sales in Asia and Latin America, position it to take advantage of further growth opportunities in emerging markets.

     Reengineering and Cost Reductions. Over the last three years, the Company has been successful at increasing its margins, despite negative currency effects. These increases have been achieved through, among other things, increased workforce flexibility, a reduction in its overall workforce, a shift in the mix of its workforce toward higher growth, lower cost regions and the introduction of new products with lower manufacturing costs. The Company is currently implementing two projects which are aimed at reducing warehouse capacity, improving inventory turnover and reducing materials handling costs. The Company is restructuring the order and product delivery process in Europe to enable the Company to deliver many of its products to its customers directly from the manufacturing facility within several days. The Company is also streamlining its European spare parts inventory management system. In addition to continuing these cost-cutting efforts, the Company is also evaluating its business strategy as an independent company after the Acquisition and believes that it can support continued sales growth while further reducing its overall cost base. In July 1996, in anticipation of the consummation of the Acquisition, the Company announced the closure of its Westerville, Ohio facility. In addition, the Company will implement a targeted workforce reduction by the end of 1996. The Company expects that these two additional projects will result in annual cost reductions of $8.3 million. The Company also is considering additional cost-reduction opportunities.

     Pursue Selected Acquisition Opportunities. The Company has a proven record of acquiring and integrating businesses into existing operations. As an independent company, Mettler-Toledo plans to more actively pursue additional product lines and distribution channels through acquisitions, strategic alliances and joint ventures. The Company believes that by taking advantage of its brand name and global sales and service organization it can expand distribution of acquired product lines and operate acquired businesses more efficiently.

     The mailing address of the Company's principal executive offices is Im Langacher, P.O. Box MT-100, CH-8606, Greifensee, Switzerland. Its telephone number is 41-1-944-22-11.

                                THE ACQUISITION

     MT Acquisition Corp. and Holding were formed by AEA Investors Inc. ('AEA Investors') to effect the Acquisition of the Mettler-Toledo Group from Ciba-Geigy AG ('Ciba') and its wholly owned subsidiary, AG fur Prazisionsinstrumente ('AGP'). The Acquisition of the Mettler-Toledo Group will be accomplished through the purchase of all of the outstanding capital stock of Mettler-Toledo, Inc. and Mettler-Toledo Holding AG ('Swiss Subholding'), which, together with their respective subsidiaries, will constitute the entire Mettler-Toledo Group. At the closing of the Acquisition (the 'Closing'): (i) $190 million in cash will be contributed to MT Investors Inc. ('MT Investors'), the parent company of Holding, by AEA Investors, its senior management and its investor-shareholders, the management and certain employees of the Mettler-Toledo Group and Ciba (which will purchase a 5% interest); (ii) MT Investors will contribute such funds to Holding, which will in turn contribute such funds to MT Acquisition Corp.; (iii) MT Acquisition Corp. will borrow $115 million of term loans under the Credit Agreement and will complete the Offering of the Notes, and Holding will guarantee the Notes; (iv) MT Acquisition Corp. will acquire the stock of Mettler-Toledo, Inc. from AGP and Mettler-Toledo, Inc. will repay certain intercompany indebtedness to AGP; (v) MT Acquisition Corp. will acquire the stock of Swiss Subholding from AGP; (vi) Swiss Subholding will borrow $187.4 million under the Credit Agreement, including $140 million of term loans and $47.4 million under a revolving credit facility, and repay certain intercompany indebtedness to AGP; and (vii) MT Acquisition Corp. will be merged with and into Mettler-Toledo, Inc. As a result of these transactions, Mettler-Toledo, Inc. will succeed to MT Acquisition Corp.'s obligations under the Notes and the Credit Agreement and will be the primary obligor of the Notes. Mettler-Toledo, Inc. will be a wholly owned subsidiary of Holding, and Swiss Subholding will be a wholly owned subsidiary of Mettler-Toledo, Inc. Following the Acquisition, $77.6 million will be available for additional borrowings under the revolving credit facility under the Credit Agreement. Management and certain employees of the Company will own at least 16.5% of the equity of MT Investors on a fully
diluted basis, including their investments in common stock of MT Investors and options to purchase additional shares of such common stock to be granted in connection with the Acquisition.

     The following table sets forth the estimated sources and uses of funds for the Acquisition as if the Closing had occurred on June 30, 1996. (Actual amounts at Closing will vary due to changes in currency exchange rates and changes in certain balance sheet items subsequent to June 30, 1996.)

SOURCES OF FUNDS:                                                   (IN THOUSANDS)
  Credit Agreement:
     Term loans(1)...............................................      $255,000
     Revolving credit facility(2)(3)(4)..........................        47,404
  Gross proceeds of the Notes....................................       135,000
  Equity contribution(3).........................................       190,000
  Cash on hand to be applied in the Acquisition(3)(4)............        40,935
                                                                    --------------
     Total Sources...............................................      $668,339
                                                                    --------------
                                                                    --------------

USES OF FUNDS:
  Equity purchase price(5).......................................      $417,266
  Repayment of net indebtedness to Ciba and
     affiliates(4)(6)(7).........................................       182,448
  Repayment of bank and other loans(4)(7)........................        38,625
  Fees and expenses..............................................        30,000
                                                                    --------------
     Total Uses..................................................      $668,339
                                                                    --------------
                                                                    --------------

- ------------------
(1) Will consist of (i) $100,000 of Term A Loans to be denominated in various currencies; (ii) $75,000 of Term B Loans to be denominated in U.S. dollars; and (iii) $80,000 of Term C Loans to be denominated in U.S. dollars. See 'Description of Credit Agreement.'

(2) To be denominated in various currencies. See 'Description of Credit Agreement.'

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(3) Up to $5,000 of an aggregate $15,000 to be contributed by certain of the

    Company's employees to MT Investors may be contributed after Closing. If less than $5,000 is so contributed by the Company's employees by December 31, 1996, the balance will be contributed by AEA Investors and/or its investor-shareholders. At Closing, cash on hand or additional borrowings under the revolving credit facility under the Credit Agreement will be used pending receipt of the proceeds from any deferred equity contributions. Ciba will contribute $9,500 (5%) of the total $190,000 of equity contributions.

(4) Amounts at June 30, 1996. Actual amounts at Closing will vary.

(5) The equity purchase price of SFr 522,000 (payable at Closing in Swiss francs) has been converted to dollars at an exchange rate of SFr 1.251:
    $1.00, the exchange rate at June 30, 1996.

(6) Net of intercompany indebtedness due from Ciba and affiliates. Denominated in a variety of currencies, but principally in U.S. dollars and German marks.

(7) For information regarding interest rates, maturities and other principal terms of indebtedness being repaid at Closing, see Notes 3 and 13 to the audited combined financial statements of the Mettler-Toledo Group appearing elsewhere in this Prospectus (the 'Audited Combined Financial Statements').

    The following diagram illustrates the corporate structure of MT Investors and its subsidiaries upon completion of the Acquisition:

                                   [DIAGRAM]


          MT Investors Inc.
          ('MT Investors')
                 |
                 |
      Mettler-Toledo Holding Inc.  Issuer of senior guarantee of the Credit
             ('Holding')           Agreement obligations and senior
                 |                 subordinated guarantee of the Notes.
                 |
        Mettler-Toledo, Inc.       Issuer of the Notes, borrower under the
         (the 'Issuer')(1)         Credit Agreement and guarantor of obligations
                 |                 of Swiss Subholding under the Credit
                 |                 Agreement.
        --------------------
       |                    |
   U.S. and            Mettler-Toledo   Borrower under the Credit
certain non-U.S.        Holding AG      Agreement.
Subsidiaries(2)    ('Swiss Subholding')
                            |
                       European and
                       certain other
                         non-U.S
                      Subsidiaries(2)


- ------------------


(1) Surviving entity of merger with MT Acquisition Corp.
(2) Certain subsidiaries will be guarantors with respect to the obligations of Swiss Subholding and/or the Issuer under the Credit Agreement. See 'Description of Credit Agreement.'

                                  THE OFFERING

Notes Offered................. $135,000,000 principal amount of   % Senior
                               Subordinated Notes due 2006.

Note Guarantee................ Holding will unconditionally guarantee on a senior subordinated basis the performance of all
                               obligations of the Issuer under the Notes and the
                               Indenture.

Maturity Date.................           , 2006.

Interest Payment Dates........         and         of each year, commencing
                                        , 1997.

Optional Redemption........... On and after           , 2001, the Notes may be
                               redeemed, in whole or in part, at the option of
                               the Issuer at the redemption prices set forth
                               herein plus accrued and unpaid interest, if any,
                               to the redemption date. In addition, at any time
                               on or prior to           , 1999 (three years plus
                               60 days), the Issuer, at its option, may redeem
                               up to 35% of the originally issued Notes with the
                               proceeds of one or more Public Equity Offerings
                               (as defined), at a cash redemption price of   %
                               of the principal amount thereof, plus accrued and
                               unpaid interest, if any, to the redemption date;
                               provided that after giving effect to any such
                               redemption, at least $87.5 million of the Notes
                               remains outstanding. See 'Description of
                               Notes--Optional Redemption.'

Change of Control............. Upon a Change of Control, each holder of Notes will have the right to require the Issuer to
                               repurchase in whole or in part such holder's
                               Notes at a cash purchase price equal to 101% of
                               the principal amount thereof, plus accrued and
                               unpaid interest, if any, to the repurchase date.
                               See 'Description of Notes--Certain Covenants--
                               Change of Control.'

Ranking....................... The Notes will be unsecured senior subordinated obligations of the Issuer and, as such, will be
                               subordinated in right of payment to all existing
                               and future Senior Indebtedness of the Issuer,
                               including indebtedness under the Credit
                               Agreement. The Notes will rank pari passu with
                               senior subordinated indebtedness, if any, of the
                               Issuer and will rank senior to subordinated

                               indebtedness, if any, of the Issuer. In addition, a substantial majority of the business operations of the Company are conducted through the subsidiaries of the Issuer and the Notes will also be effectively subordinated to all existing and future liabilities of the Issuer's subsidiaries. The Holding Note Guarantee will be an unsecured obligation of Holding and will be subordinated to all existing and future senior indebtedness of Holding, including its obligations under its guarantee in respect of the Credit Agreement. At June 30, 1996, on a pro forma basis after giving effect to the Acquisition and the sale of the Notes and the application of the estimated net proceeds therefrom, the aggregate amount of Senior
                               Indebtedness and indebtedness of the Issuer's subsidiaries (excluding intercompany indebtedness) that would have effectively ranked senior to the Notes would have been approximately
                               $302.4 million.

Restrictive Covenants......... The indenture relating to the Notes (the
                               'Indenture') will contain certain covenants,
                               including, but not limited to, covenants with
                               respect to the following matters: (i) limitation
                               on indebtedness;

                               (ii) limitation on restricted payments; (iii) limitation on transactions with affiliates; (iv) limitation on certain liens; (v) limitation on certain guarantees, (vi) certain future note guarantors, (vii) limitation on other senior subordinated indebtedness; (viii) limitation on the sale or issuance of preferred stock of subsidiaries, (ix) limitation on dividend and other payment restrictions affecting subsidiaries; (x) limitation on transfer of assets to certain subsidiaries; (xi) limitation on disposition of proceeds of certain asset sales; (xii) change of control; and (xiii) limitation on merger, consolidation and sale of assets. See 'Description of Notes--Certain
                               Covenants' and '--Merger, Consolidation and Sale of Assets.'

Use of Proceeds............... The net proceeds to the Company from the sale of the Notes offered hereby are estimated to be

                               approximately $        million (after deducting
                               estimated offering expenses and the Underwriters'
                               discount). The Company will use the net proceeds
                               of the Offering to provide a portion of the
                               financing for the Acquisition. See 'Use of
                               Proceeds,' 'Capitalization' and 'The
                               Acquisition.'


Absence of a Public Market.... There is no existing trading market for the Notes and the Company does not intend to apply for
                               listing of the Notes on any national securities
                               exchange or for quotation of the Notes on any
                               automated dealer quotation system. The Company
                               has been advised by the Underwriters that they
                               presently intend to make a market in the Notes
                               after the consummation of the Offering
                               contemplated hereby, although they are under no
                               obligation to do so and may discontinue any
                               market-making activities at any time without any
                               notice. No assurance can be given as to the price
                               of the Notes or the liquidity of the trading
                               market for the Notes or that an active trading
                               market for the Notes will develop. If an active
                               trading market for the Notes does not develop,
                               the market price and liquidity of the Notes may
                               be adversely affected. If the Notes are traded,
                               they may trade at a discount from their initial
                               offering price, depending upon prevailing
                               interest rates, the market for similar
                               securities, the performance of the Company and
                               certain other factors. See 'Underwriting.'

                                  RISK FACTORS

     Prospective purchasers of the Notes should carefully consider all of the information contained in this Prospectus before making an investment in the Notes. In particular, prospective purchasers should carefully consider the factors set forth herein under 'Risk Factors.'

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The summary historical financial information for the years ended December 31, 1993, 1994 and 1995 is derived from the Audited Combined Financial Statements, which have been prepared in accordance with United States generally accepted accounting principles ('U.S. GAAP'). The summary historical financial information at June 30, 1996 and for the six months ended June 30, 1995 and 1996 is derived from the unaudited interim combined financial statements of the Mettler-Toledo Group (the 'Interim Financial Statements'), which, in the opinion of management, include all adjustments necessary for a fair presentation of the results for the unaudited periods. Operating results for the six months ended

June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. The summary pro forma income statement and other information gives effect to the Acquisition as if it had occurred at January 1, 1995. The summary pro forma balance sheet information at June 30, 1996 gives effect to the Acquisition as if it had occurred at such date. The summary pro forma financial information does not (i) purport to represent what the Company's results of operations actually would have been if the Acquisition had actually occurred as of such date or (ii) give effect to certain non-recurring charges expected to result from the Acquisition. The Mettler-Toledo Group's historical net income and cash flows as a wholly owned operation of Ciba are not necessarily indicative of the net income and cash flows it might have realized as an independent entity. See 'Unaudited Pro Forma Financial Information,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the financial statements and accompanying notes thereto included elsewhere in this Prospectus.

                                                           FOR THE YEARS ENDED            FOR THE SIX MONTHS
                                                               DECEMBER 31,                 ENDED JUNE 30,
                                                     --------------------------------    --------------------
                                                       1993        1994        1995        1995        1996
                                                     --------    --------    --------    --------    --------
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA(1):
Net sales.........................................   $728,958    $769,136    $850,415    $406,992    $423,802
Cost of sales.....................................    443,534     461,629     508,089     243,643     252,203
                                                     --------    --------    --------    --------    --------
Gross profit......................................    285,424     307,507     342,326     163,349     171,599
Research and development expenses.................     46,438      47,994      54,542      27,005      25,054
Marketing and selling expenses....................    141,717     152,631     167,396      80,965      81,378
General and administrative expenses...............     68,357      76,248      81,167      37,909      39,153
Amortization of goodwill..........................      2,535       2,536       2,529       1,289       1,270
Other charges (income), net(2)....................     18,284      (1,316)       (701)         --          --
                                                     --------    --------    --------    --------    --------
Income from operations............................      8,093      29,414      37,393      16,181      24,744
Interest expense..................................     15,239      13,307      18,219       8,717       8,346
Financial income, net.............................      4,174       6,400       8,630       2,403         965
Provision for taxes...............................      3,041       8,676       8,782       3,117       6,830
Minority interest.................................      1,140         347         768         270         526
                                                     --------    --------    --------    --------    --------
Net income (loss).................................   $ (7,153)   $ 13,484    $ 18,254    $  6,480    $ 10,007
                                                     --------    --------    --------    --------    --------
                                                     --------    --------    --------    --------    --------
OTHER DATA:
EBITDA(3).........................................   $ 57,458    $ 63,532    $ 73,013    $ 31,664    $ 39,103
Depreciation and amortization expense.............     29,591      34,118      33,363      15,483      14,359
Capital expenditures..............................     25,122      24,916      25,858       6,527      10,053
Gross margin......................................       39.2%       40.0%       40.3%       40.1%       40.5%
EBITDA margin.....................................        7.9%        8.3%        8.6%        7.8%        9.2%
Ratio of earnings to fixed charges(4).............         --(5)      2.3x        2.3x        1.9x        2.7x

                                                                                      FOR THE SIX MONTHS
                                                                                        ENDED JUNE 30,
                                                     FOR THE YEAR ENDED    ----------------------------------------
                                                     DECEMBER 31, 1995            1995                  1996
                                                     ------------------    ------------------    ------------------
                                                                         (DOLLARS IN THOUSANDS)
PRO FORMA FINANCIAL DATA:
Income from operations............................        $ 40,336                   $ 17,677              $ 26,221
Interest expense..................................          39,294                     19,647                19,647
Net income (loss).................................            (826)                    (3,249)                1,810
EBITDA(3).........................................          79,013                     34,664                42,103
Depreciation and amortization expense.............          36,420                     16,987                15,882
Gross margin......................................            40.6%                      40.5%                 40.8%
EBITDA margin.....................................             9.3%                       8.5%                  9.9%
Ratio of EBITDA to interest expense...............             2.0x                       1.8x                  2.1x
Ratio of earnings to fixed charges(4).............             1.1x                        --(5)                1.3x


                                                    FOR THE 12 MONTHS
                                                     ENDED JUNE 30,
                                                          1996
                                                    -----------------

PRO FORMA FINANCIAL DATA:
Income from operations............................       $48,880
Interest expense..................................        39,294
Net income (loss).................................         4,233
EBITDA(3).........................................        86,452
Depreciation and amortization expense.............        35,315
Gross margin......................................          40.7%
EBITDA margin.....................................          10.0%
Ratio of EBITDA to interest expense...............           2.2x
Ratio of earnings to fixed charges(4).............           1.3x

                                                         JUNE 30, 1996
                                                     ----------------------
                                                                     PRO
                                                     HISTORICAL     FORMA
                                                     ----------    --------
                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.........................    $  45,935    $  5,000
Net working capital...............................      118,739     139,201

Total assets......................................      731,920     809,998
Long term third-party debt........................        6,015     428,204
Net borrowing from Ciba and affiliates(6).........      182,448          --
Other long-term liabilities(7)....................       88,979      99,479
Stockholder's equity..............................      193,362(8)   69,600(9)

- ------------------
(1) Information for the years ended December 31, 1991 and 1992 is not available, except that net sales for such years were $718,200 and $769,000, respectively. Approximately 75% of the decrease in net sales in 1993 compared to 1992 resulted from the appreciation of the U.S. dollar against the Company's other principal trading currencies.

(2) For 1993, consists primarily of costs associated with the closure of a manufacturing facility in Cologne, Germany, and also includes the restructuring of certain manufacturing operations and an early retirement program in the United States. Other income for 1993, 1994 and 1995 relates primarily to gains from the sale of real property. See Note 16 to the Audited Combined Financial Statements.

(3) 'EBITDA' represents, for any period, the sum of income from operations and depreciation and amortization expense, excluding restructuring charges of $19,774 in 1993 and $2,257 in 1995. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA (subject to certain adjustments) will be used to determine compliance with certain covenants contained in the Indenture and the Credit Agreement. However, EBITDA should not be considered as an alternative to net income as a measure of the Company's operating results or to cash flows as a measure of liquidity.

(4) In calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees, whether capitalized or expensed, plus one-third of rental expense under operating leases (the portion that has been deemed by the Company to be representative of an interest factor).

(5) For the year ended December 31, 1993, earnings were insufficient to cover fixed charges by approximately $3,000. On a pro forma basis for the six months ended June 30, 1995, earnings would have been insufficient to cover fixed charges by approximately $1,680.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
(6) Includes notes payable and long-term debt payable to Ciba and affiliates less amounts due from Ciba and affiliates. See Notes 3 and 13 to the Audited Combined Financial Statements.

(7) Consists primarily of obligations under various pension plans and plans that provide post-retirement medical benefits. See Note 14 to the Audited

    Combined Financial Statements.

(8) Stockholder's equity in the Historical column consists of the combined net assets of the Mettler-Toledo Group.

(9) Upon consummation of the Acquisition, the Company will record a charge of $120,400 to reflect the portion of the purchase price allocated to in-process research and development projects that have economic value. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Effect of Acquisition on Results of Operations.'

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors before purchasing the Notes offered hereby. This Prospectus contains forward-looking statements. These statements are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

SUBSTANTIAL INDEBTEDNESS

     In connection with the Acquisition, the Company will incur a significant amount of indebtedness. At June 30, 1996, the Company's consolidated indebtedness (excluding unused commitments) would have been approximately $437.4 million and its stockholders' equity would have been approximately $69.6 million, in each case on a pro forma basis after giving effect to the Acquisition and the sale of the Notes and the application of the net proceeds therefrom. On a pro forma basis, the Company's ratio of earnings to fixed charges for the year ended December 31, 1995 and the six months ended June 30, 1996 would have been 1.1x and 1.3x, respectively. The Indenture will permit the Company to incur or guarantee additional indebtedness, including indebtedness under the Credit Agreement, subject to certain limitations. The Company will have additional borrowing capacity on a revolving credit basis under the Credit Agreement upon consummation of the Acquisition ($77.6 million on a pro forma basis at June 30, 1996). The Company will be required to make semiannual scheduled principal payments on the term loans under the Credit Agreement commencing in March 1997. See 'Capitalization,' 'Description of Credit Agreement' and 'Description of Notes.' The Company's ability to comply with the terms of the Indenture and the Credit Agreement, to make cash payments with respect to the Notes and under the Credit Agreement and to satisfy its other debt or to refinance any of such obligations will depend on the future performance of the Company, which, in turn, is subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond its control. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources,' 'Description of Credit Agreement' and 'Description of Notes.'

     The Company's high degree of leverage could have important consequences to the holders of the Notes, including but not limited to the following: (i) the Company's ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on the Notes and borrowings under the Credit Agreement and other indebtedness, thereby reducing the funds available to the Company for its operations and other purposes, including investments in research and development and capital spending; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates; (iv) the indebtedness outstanding under the Credit Agreement will be secured by all or a portion of the capital stock and assets of the Issuer, Swiss Subholding and certain of their subsidiaries and will mature prior to the maturity of the Notes; and (v) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage and may make the Company more vulnerable to a downturn in general economic conditions or its business or changing market conditions and regulations. See 'Description of Credit Agreement' and 'Description of Notes.'

CERTAIN RESTRICTIONS

     The Credit Agreement and the Indenture contain a number of covenants that, among other things, restrict the ability of the Company to incur additional indebtedness, pay dividends and other distributions, prepay subordinated indebtedness, dispose of certain assets, enter into sale and leaseback transactions, create liens, make capital expenditures, issue capital stock and make certain investments or acquisitions, engage in certain transactions with affiliates and otherwise restrict corporate activities. In addition, under the Credit Agreement, the Company will be required to satisfy specified financial covenants, including the ratio of consolidated EBITDA to consolidated fixed charges and the ratio of consolidated total debt to consolidated EBITDA. Certain of these financial tests may be more restrictive in future years. See 'Description of Credit Agreement' and 'Description of Notes.'

     The Company's ability to comply with the covenants and restrictions contained in the Credit Agreement and the Indenture may be affected by events beyond its control, including prevailing economic, financial and industry conditions. A failure to comply with the covenants and restrictions contained in the Credit Agreement, the

Indenture or any agreements with respect to any additional financing could result in an event of default under such agreements which could permit acceleration of the related debt and acceleration of debt under other debt agreements that may contain cross-acceleration or cross-default provisions, and the commitments of the lenders to make further extensions under the Credit Agreement could be terminated. If the Company were unable to repay its indebtedness to the lenders under the Credit Agreement, such lenders could proceed against the collateral securing such indebtedness as described under 'Description of Credit Agreement.'

PRO FORMA NET INCOME

     On a pro forma basis assuming the Acquisition had occurred on January 1, 1995, the Company would have had a net loss of $0.8 million for the year ended December 31, 1995 and net income of $1.8 million for the six months ended June 30, 1996. These pro forma results are affected by increased interest expense, goodwill amortization and depreciation expense in connection with the Acquisition. These pro forma results do not reflect a charge (currently estimated to be $120.4 million) for in-process research and development that will be recorded upon consummation of the Acquisition and a charge (currently estimated to be $21.1 million) relating to the revaluation of inventory that will be recorded over the period in which the inventories are sold, which is expected to be one to two quarters following the Closing. As a result of these charges, the Company anticipates that it will report a net loss for the period in which the Acquisition occurs and possibly for the period thereafter. There can be no assurance that the Company will not incur net losses in subsequent periods. In the quarter ending September 30, 1996, the Mettler-Toledo Group will record a charge of $1.7 million to reflect the costs associated with the closure of its Westerville, Ohio facility. See 'Unaudited Pro Forma Financial Information' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Effect of Acquisition on Results of Operations.'

SUBORDINATION OF NOTES AND HOLDING NOTE GUARANTEE

     The Notes will be unsecured, senior subordinated obligations of the Issuer and, as such, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer, including indebtedness of the Issuer under the Credit Agreement and the guarantee by the Issuer of the indebtedness of Swiss Subholding under the Credit Agreement. The Notes will rank pari passu with all senior subordinated indebtedness, if any, of the Issuer and will rank senior to all subordinated indebtedness, if any, of the Issuer. The Notes will also be effectively subordinated to all secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness, and to all existing and future liabilities of the Issuer's subsidiaries, including the liabilities of Swiss Subholding under the Credit Agreement. At June 30, 1996, on a pro forma basis after giving effect to the Acquisition and the sale of the Notes and the application of the estimated net proceeds therefrom, the aggregate amount of Senior Indebtedness of the Issuer and indebtedness of the Issuer's subsidiaries (excluding intercompany indebtedness) that would have effectively ranked senior to the Notes would have been approximately $302.4 million. No other senior subordinated or subordinated indebtedness of the Issuer or the Issuer's subsidiaries is outstanding. In addition, on such pro forma basis, under the Indenture, the Issuer and Swiss Subholding would have been permitted to borrow $77.6 million of additional senior indebtedness under the revolving credit facility under the Credit Agreement and, provided certain tests are met, will be able to borrow additional senior indebtedness. In the event of a bankruptcy, liquidation or reorganization of the Issuer or in the event that any default in payment of, or the acceleration of, any debt occurs, holders of Senior Indebtedness will be entitled to payment in full from the proceeds of all assets of the Issuer prior to any payment of such proceeds to holders of the Notes. In addition, the Issuer may not make any principal or interest payments in respect of the Notes if any payment default exists with respect to Senior Indebtedness and the maturity of such indebtedness is accelerated, or in certain circumstances prior to such acceleration for a specified period of time, unless, in any case, such default has been cured or waived, any such acceleration has been rescinded or such indebtedness has been repaid in full. Consequently, there can be no assurance that the Issuer will have sufficient funds remaining after such payments to make payments to the holders of the Notes. See 'Description of Notes--Ranking; Subordination.'

     Payments in respect of the Holding Note Guarantee will be subordinated to the prior payment in full of all existing and future senior indebtedness of Holding, including all of its obligations under its guarantee in respect of the Credit Agreement. As of June 30, 1996, on a pro forma basis after giving effect to the anticipated borrowings under the Credit Agreement and the issuance of the Holding Note Guarantee, the aggregate amount of such senior indebtedness would have been approximately $302.4 million. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceedings with respect to Holding, its assets will be available to pay obligations under the Notes only after such senior indebtedness has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due in respect of the Holding Note Guarantee.

UNSECURED STATUS OF NOTES; ENCUMBRANCE OF ASSETS

     The Notes will not be secured by any of the Company's assets. The obligations of the Issuer under the Credit Agreement (including the guarantee of the obligations of Swiss Subholding) are secured by a first priority security interest in 65% of the capital stock of Swiss Subholding and certain other non-U.S. subsidiaries of the Issuer and all other material assets of the Issuer and its U.S. subsidiaries. The obligations of Swiss Subholding under the Credit Agreement are secured, to the extent permitted by applicable law, by all the material assets of Swiss Subholding and its subsidiaries. The Company under the Indenture is permitted to incur additional secured indebtedness. If the Issuer becomes insolvent or is liquidated, or if payment under the Credit Agreement or such additional secured indebtedness is accelerated, the lenders under the Credit Agreement and such additional secured indebtedness would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such indebtedness. Accordingly, such lenders will have a prior claim on such of the Company's assets. In any such event, because the Notes will not be secured by any of the Company's assets, it is possible that there would be no assets remaining from which claims of the holders of the Notes could be satisfied or, if any such assets remained, such assets might be insufficient to satisfy such claims fully. The Holding Note Guarantee is also unsecured. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources,' 'Description of Credit Agreement' and 'Description of Notes.'

DEPENDENCE ON EARNINGS OF SUBSIDIARIES

     A substantial majority of the Company's assets are held by subsidiaries of the Issuer. As a result, the Issuer's rights, and the rights of its creditors, including the holders of the Notes, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Issuer is itself recognized as a creditor of such subsidiary, in which case the claims of the Issuer would still be subject to the claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary senior to that held by the Issuer. Claims against Swiss Subholding under the Credit Agreement would be senior to any claims by the Issuer as a creditor of Swiss Subholding.

     The Notes are primary obligations of the Issuer and are not currently expected to be guaranteed by any of the Issuer's subsidiaries. A substantial majority of the operations of the Company are currently conducted through the subsidiaries of the Issuer. The cash flow and the consequent ability to service debt of the Issuer, including the Notes, are dependent in significant part upon the Issuer's ability to receive cash from its subsidiaries. The payment of dividends and the making of loans and advances to the Issuer by its subsidiaries may be subject to statutory and contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Dividends and other payments to the Issuer from subsidiaries in certain jurisdictions are subject to legal restrictions and may have adverse tax consequences to the Issuer or such subsidiaries. In addition, all of the Issuer's U.S. subsidiaries have guaranteed the obligations of the Issuer under the Credit Agreement (including its guarantee of Swiss Subholding's obligations) and all of the subsidiaries of Swiss Subholding have, to the extent permitted by applicable law, guaranteed the obligations of Swiss Subholding under the Credit Agreement.

     Holding is a holding company with no independent operations and no significant assets other than the capital stock of the Issuer. Holding, therefore, will be dependent upon the receipt of dividends or other distributions from the Issuer to fund any obligations that it incurs, including obligations under the Holding Note Guarantee. The Indenture will not, however, permit distributions from the Issuer to Holding, other than for certain specified purposes as described under 'Description of Notes--Certain Covenants--Limitation on Restricted Payments.' The Credit Agreement will contain similar or more restrictive provisions. Accordingly, if the Issuer should at any time be unable to pay interest or premium, if any, on or principal of the Notes, it is unlikely that the Issuer will be able to distribute the funds necessary to enable Holding to meet its obligations under the Holding Note Guarantee.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Issuer will be required to make an offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof at the date of purchase plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Agreement and might constitute a default under other indebtedness of the Company. In addition, the Credit Agreement will prohibit the purchase of the Notes by the Issuer in the event of a Change in Control, unless and until such time as the indebtedness under the Credit Agreement is repaid in full. The Issuer's failure to purchase the Notes in such instance would result in a default under each of the Indenture and the Credit Agreement. The inability to repay the indebtedness under the Credit Agreement, if accelerated, could have materially adverse consequences to the Issuer and to the holders of the Notes. In the event of a Change of Control, there can be no assurance that the Issuer would have sufficient assets to satisfy all of its obligations under the Credit Agreement and the Notes. Future Senior Indebtedness of the Issuer may also contain prohibitions of certain events or transactions which could constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. See 'Description of Credit Agreement' and 'Description of Notes--Change of Control.'

RISK OF CURRENCY FLUCTUATIONS

     Swiss franc-denominated expenses represent a much greater percentage of the Company's operating expenses than Swiss franc-denominated sales represent of total net sales. Some of the Company's manufacturing costs in Switzerland relate to products that are sold outside of Switzerland, including many technologically sophisticated products requiring highly skilled personnel. Moreover, a substantial percentage of the Company's research and development expenses and general and administrative expenses are incurred in Switzerland. In 1995, the Company incurred approximately 29% of its expenses included in income from operations in Swiss francs but received only 5% of its total net sales in Swiss francs. As a result, appreciation of the Swiss franc against the U.S. dollar or the Company's other major trading currencies, including the principal European currencies, has a negative impact on the Company's income from operations, and depreciation of the Swiss franc has a positive impact. From 1993 to 1995, the Swiss franc appreciated 20% against the U.S. dollar and 8% against the German mark (based on the average exchange rate for 1993 and the average exchange rate for 1995). From the first six months of 1995 to the first six months of 1996, the Swiss franc depreciated 1.5% against the U.S. dollar and appreciated 2.3% against the German mark (based on the average exchange rate for each such period). Further appreciation of the Swiss franc could have a material adverse effect on the Company's results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Effect of Currency on Results of Operations.' For a discussion of the impact of changes in currency exchange rates on the Company's liquidity, see 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

     The Company's operations are conducted by subsidiaries in many countries, and the results of operations and the financial position of each of those subsidiaries is reported in the relevant foreign currency and then translated into U.S. dollars at the applicable foreign currency exchange rate for inclusion in the Company's consolidated financial statements. As exchange rates between these foreign currencies and the U.S. dollar fluctuate, the translation effect of such fluctuations may have a material adverse effect on the Company's results of operations or financial position as reported in U.S. dollars. However, the effect of these changes on income from operations generally offsets in part the effect on income from operations of changes in the exchange rate between the Swiss franc and other currencies described in the preceding paragraph.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     The Company does business in numerous countries, including emerging markets in Asia and Latin America. In addition to currency risks discussed above, the Company's international operations are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, tariffs and trade barriers, potential difficulties in staffing and managing local operations, credit risk of local customers and distributors, potential difficulties in protecting intellectual property, risk of nationalization of private enterprises, potential imposition of restrictions on investments, potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries, and local economic, political and social conditions, including the possibility of hyper-inflationary conditions, in certain countries.

     The conversion into foreign currency of funds earned in local currency through the Company's operations in the People's Republic of China and the repatriation of such funds require certain governmental approvals. Failure to obtain such approvals could result in the Company being unable to convert or repatriate earnings from its Chinese operations, which may become an increasingly important part of the Company's international operations.

COMPETITION

     The markets in which the Company operates are highly competitive. Weighing markets are fragmented both geographically and by application, particularly the industrial and food retailing market. As a result, the Company competes with numerous regional or specialized competitors, many of which are well-established in their markets. Some competitors are divisions of larger companies with potentially greater financial and other resources than the Company. The Company has, from time to time, experienced price pressures from competitors in certain product lines and geographic markets.

     The Company's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Although the Company believes that it has certain technological and other advantages over its competitors, realizing and maintaining these advantages will require continued investment by the Company in research and development, sales and marketing and customer service and support. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be successful in maintaining such advantages.

SIGNIFICANT SALES TO PHARMACEUTICAL AND CHEMICAL INDUSTRIES

     The Company's products are used extensively in the pharmaceutical and chemical industries. Consolidation in these industries has had an adverse impact on the Company's sales in recent years. A prolonged downturn or any additional consolidation in these industries could adversely affect the Company's operating results.

OPERATIONS AS AN INDEPENDENT COMPANY

     Prior to the Acquisition, the business of the Company has been operated as a group of indirect wholly owned subsidiaries of Ciba. Management of the Company has extensive experience in operating the Company's business as an autonomous group within Ciba, but has not operated the Company's business as a stand-alone entity. In addition, following consummation of the Acquisition, the Company will no longer benefit from certain credit support and limited operational support that has in the past been provided by Ciba. Under the terms of the Acquisition Agreement (as defined), Ciba will not provide any transitional services to the Company after consummation of the Acquisition. See 'The Acquisition.' The Company believes that it will incur additional expenses of approximately $2.3 million per year as a result of operating as an independent company, including an annual management fee of $1 million to be paid to AEA Investors. See 'Unaudited Pro Forma Financial Information.'

CONTROLLING STOCKHOLDERS

     As a result of their beneficial ownership of the Company, AEA Investors and certain of its investor-shareholders and/or certain members of its management will have the ability to exercise control over the business and affairs of the

Company by virtue of their continuing ability to elect a majority of the Board of Directors of MT Investors.

RELIANCE ON KEY MANAGEMENT

     Although it is anticipated that all of the key management employees will have employment contracts with the Company or its affiliates and that after consummation of the Acquisition various members of management will own a portion of the shares of nonvoting capital stock of MT Investors and will have options to purchase additional shares of such nonvoting capital stock, there is no assurance that such individuals will remain with the Company. If, for any reason, such key personnel do not continue to be active in the Company's management, operations could be adversely affected. The Company has no key man life insurance policies with respect to any of its senior executives.

ENVIRONMENTAL MATTERS

     The Company is subject to various environmental laws and regulations in the jurisdictions in which it operates, including those relating to air emissions, wastewater discharges, the handling and disposal of solid and hazardous wastes and the remediation of contamination associated with the use and disposal of hazardous substances. The Company, like many of its competitors, has incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations in both the United States and abroad. The Company is currently involved in, or has potential liability with respect to, the remediation of past contamination in certain of its presently and formerly owned and leased facilities in both the United States and abroad. In addition, certain of the Company's present and former facilities have or had been in operation for many decades and, over such time, some of these facilities may have used substances or generated and disposed of wastes which are or may be considered hazardous. It is possible that such sites, as well as disposal sites owned by third parties to which the Company has sent wastes, may in the future be identified and become the subject of remediation. Accordingly, although the Company believes that it is in substantial compliance with applicable environmental requirements, it is possible that the Company could become subject to additional environmental liabilities in the future that could result in a material adverse effect on the Company's results of operations or financial condition. See 'Business--Environmental Matters.'

RISK OF FRAUDULENT TRANSFER LIABILITY

     Management of the Company believes that the indebtedness represented by the Notes is being incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, the Company is and, after the consummation of the Acquisition, will be, solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. Notwithstanding management's belief, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that the Company did not receive fair consideration or reasonably equivalent value for incurring the Notes or any debt being refinanced thereby and, at the time of the incurrence of the Notes or such indebtedness, the Company was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or intended to hinder, delay or defraud its creditors, such court could avoid such indebtedness. A likely consequence of such avoidance would be the subordination of the indebtedness represented by the Notes to existing and possibly future indebtedness of the Company. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of the company's debts is greater than all the company's property at a fair valuation, or if the present fair salable value of the company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. There can be no assurance as to what standards a court would apply to determine whether the Issuer was solvent at the relevant time, or whether, whatever standard was applied, the Notes would not be avoided on another of the grounds set forth above.

ABSENCE OF A PUBLIC MARKET; POSSIBLE VOLATILITY

     There is no established trading market for the Notes and the Company does not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated dealer quotation system. The Company has been advised by the Underwriters that they presently intend to make a market in the Notes after the consummation of the Offering contemplated hereby, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Accordingly, no assurance can be given as to the price of the Notes or the liquidity of the trading market for the Notes or that an active public trading market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The liquidity of, and trading markets for, the Notes may also be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the Notes, independent of the financial performance of or prospects for the Company.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that the market for the Notes will not be subject to similar disruptions. Any such disruptions may have a material adverse effect on the value of the Notes.

                                THE ACQUISITION

     The following is a summary of the structure of the Acquisition and certain provisions of the Stock Purchase Agreement dated as of April 2, 1996, as amended (the 'Acquisition Agreement'), among AGP, Ciba and AEA MT Inc. (to be renamed MT Investors), which has been filed as an exhibit to the registration statement of which this Prospectus is a part, and which sets forth the terms and conditions for the Company's purchase of the Mettler-Toledo Group from AGP. This summary does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement.

STRUCTURE OF THE ACQUISITION

     The Acquisition of the Mettler-Toledo Group will be accomplished through the purchase of all of the outstanding capital stock of Mettler-Toledo, Inc. and Swiss Subholding, which, together with their respective subsidiaries, will constitute the entire Mettler-Toledo Group. At the Closing: (i) $190 million in cash will be contributed to MT Investors, the parent company of Holding, by AEA Investors, its senior management and its investor-shareholders, the management and certain employees of the Mettler-Toledo Group and Ciba (which will purchase a 5% interest); (ii) MT Investors will contribute such funds to Holding, which will in turn contribute such funds to MT Acquisition Corp.; (iii) MT Acquisition Corp. will borrow $115 million of term loans under the Credit Agreement and will complete the Offering of the Notes, and Holding will guarantee the Notes; (iv) MT Acquisition Corp. will purchase the stock of Mettler-Toledo, Inc. from AGP and Mettler-Toledo, Inc. will repay certain intercompany indebtedness to AGP;
(v) MT Acquisition Corp. will acquire the stock of Swiss Subholding from AGP;
(vi) Swiss Subholding will borrow $187.4 million under the Credit Agreement, including $140 million of term loans and $47.4 million under a revolving credit facility, and repay certain intercompany indebtedness to AGP; and (vii) MT Acquisition Corp. will be merged with and into Mettler-Toledo, Inc. As a result of these transactions, Mettler-Toledo, Inc. will succeed to MT Acquisition Corp.'s obligations under the Notes and the Credit Agreement and will be the primary obligor of the Notes. Mettler-Toledo, Inc. will be a wholly owned subsidiary of Holding, and Swiss Subholding will be a wholly owned subsidiary of Mettler-Toledo, Inc. Following the Acquisition $77.6 million will be available for additional borrowings under the revolving credit facility under the Credit Agreement. Management and certain employees of the Company will own at least 16.5% of the equity of MT Investors on a fully diluted basis, including their investments in common stock of MT Investors and options to purchase additional shares of such common stock to be granted in connection with the Acquisition. Actual amounts at Closing will vary due to changes in currency exchange rates and changes in certain balance sheet items subsequent to June 30, 1996.

ACQUISITION AGREEMENT TERMS

     As consideration for the Acquisition, the Company will pay to AGP SFr 522 million ($417.3 million as of June 30, 1996) in cash (in Swiss francs), plus repayment of all net intercompany indebtedness owed by the Mettler-Toledo Group to Ciba or any of Ciba's other affiliates as of the Closing ($182.4 million as of June 30, 1996).


     The Acquisition Agreement contains representations and warranties with respect to the condition and operations of the Mettler-Toledo Group, covenants with respect to conduct of the Mettler-Toledo Group's operations prior to the Closing and certain closing conditions, including the continued accuracy of representations and warranties. The Closing is conditioned on receipt of certain regulatory approvals. No representations and warranties survive the Closing. Thus, the Company will have no contractual recourse to Ciba for pre-Closing liabilities of the Mettler-Toledo Group, except, under certain circumstances, for certain pre-Closing tax matters. MT Investors will assign all of its rights under the Acquisition Agreement to Mettler-Toledo, Inc.

     The Company has agreed that it will not, in the 18-month period following the Closing, without the prior written consent of Ciba, engage in certain extraordinary dispositions, including certain sales of assets or equity of any company in the Mettler-Toledo Group, mergers or similar business combinations (excepting certain transactions within the Company and transactions the aggregate net proceeds of which do not exceed SFr 80.0 million ($64.0 million as of June 30, 1996) in a 12-month period).

     Transfer of the Company's joint venture in China in connection with the Acquisition requires approval by Chinese governmental authorities, which approval the Company believes will be obtained in due course, but may not be obtained by Closing.

     Neither Ciba nor AGP will provide transitional services to the Company following the Closing.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes, after deducting expenses of the Offering, including discounts to the Underwriters, are estimated to be
approximately $     million. The Company will use the net proceeds, together
with borrowings under the Credit Agreement, equity contributions to the Company and cash on hand in the Mettler-Toledo Group, to finance the Acquisition and pay related fees and expenses. See 'The Acquisition.'

     The following table sets forth the estimated sources and uses of funds for the Acquisition as if the Closing had occurred on June 30, 1996. (Actual amounts at Closing will vary due to changes in currency exchange rates and changes in certain balance sheet items subsequent to June 30, 1996.)

                                                               (IN THOUSANDS)
SOURCES OF FUNDS:
     Credit Agreement:
       Term loans(1)........................................     $  255,000
       Revolving credit facility(2)(3)(4)...................         47,404
     Gross proceeds of the Notes............................        135,000
     Equity contribution(3).................................        190,000
     Cash on hand to be applied in the Acquistion(3)(4).....         40,935
                                                               --------------

          Total Sources.....................................     $  668,339
                                                               --------------
                                                               --------------

USES OF FUNDS:
     Equity purchase price(5)...............................     $  417,266
     Repayment of net indebtedness to Ciba and
      affiliates(4)(6)(7)...................................        182,448
     Repayment of bank and other loans(4)(7)................         38,625
     Fees and expenses......................................         30,000
                                                               --------------

          Total Uses........................................     $  668,339
                                                               --------------
                                                               --------------

- ------------------
(1) Will consist of (i) $100,000 of Term A Loans to be denominated in various currencies; (ii) $75,000 of Term B Loans to be denominated in U.S. dollars; and (iii) $80,000 of Term C Loans to be denominated in U.S. dollars. See 'Description of Credit Agreement.'

(2) To be denominated in various currencies. See 'Description of Credit Agreement.'


(3) Up to $5,000 of an aggregate $15,000 to be contributed by certain of the Company's employees to MT Investors may be contributed after Closing. If less than $5,000 is so contributed by the Company's employees by December 31, 1996, the balance will be contributed by AEA Investors and/or its investor-shareholders. At Closing, cash on hand or additional borrowings under the revolving credit facility under the Credit Agreement will be used pending receipt of the proceeds from any deferred equity contributions. Ciba will contribute $9,500 (5%) of the total $190,000 of equity contributions.

(4) Amounts at June 30, 1996. Actual amounts at Closing will vary.

(5) The equity purchase price of SFr 522,000 (payable at Closing in Swiss francs) has been converted to dollars at a rate of SFr 1.251:$1.00, the exchange rate at June 30, 1996.

(6) Net of intercompany indebtedness due from Ciba and affiliates. Denominated in various currencies, but principally in U.S. dollars and German marks.

(7) For information regarding interest rates, maturities and other principal terms of the indebtedness being repaid at Closing, see Notes 3 and 13 to the Audited Combined Financial Statements.

                                 CAPITALIZATION

     The following table sets forth the actual combined short-term debt and capitalization of the Mettler-Toledo Group at June 30, 1996 and the pro forma short-term debt and capitalization of the Company on such date after giving effect to the Acquisition and the issuance of the Notes offered hereby and the application by the Company of the estimated net proceeds therefrom. See 'Use of Proceeds,' 'Unaudited Pro Forma Financial Information' and 'Selected Historical Financial Information.'

                                                             JUNE 30, 1996
                                                        -----------------------
                                                        HISTORICAL    PRO FORMA
                                                        ----------    ---------
                                                            (IN THOUSANDS)
Short-term debt, including current maturities of
  long-term debt:
  Bank and other loans...............................    $  32,610    $     --
  Notes payable to Ciba and affiliates...............       83,242          --
  Short-term portion of term loans under Credit
     Agreement.......................................           --       9,200
                                                        ----------    ---------
     Total short-term debt...........................    $ 115,852    $  9,200
                                                        ----------    ---------
                                                        ----------    ---------
Long-term debt:
  Payable to Ciba and affiliates.....................    $ 152,231    $     --
  Due to third parties...............................        6,015          --
  Term loans under Credit Agreement..................           --     245,800
  Revolving credit facility under Credit
     Agreement(1)....................................           --      47,404
  Notes offered hereby...............................           --     135,000
                                                        ----------    ---------
     Total long-term debt............................      158,246     428,204
Stockholders' equity:
  Net assets.........................................      193,362          --
  Common stock(2)....................................           --     190,000
  Accumulated deficit(3).............................           --    (120,400)
                                                        ----------    ---------
     Total stockholders' equity......................      193,362      69,600
                                                        ----------    ---------
       Total capitalization..........................    $ 351,608    $497,804
                                                        ----------    ---------
                                                        ----------    ---------

- ------------------
(1) At June 30, 1996 on a pro forma basis after giving effect to the

    Acquisition, the Issuer and Swiss Subholding would have been able to borrow an additional $77,596 under the revolving credit facility under the Credit Agreement. See 'Description of Credit Agreement.'

(2) Up to $5,000 of an aggregate $15,000 to be contributed by certain of the Company's employees to MT Investors may be contributed after Closing. If less than $5,000 is so contributed by the Company's employees by December 31, 1996, the balance will be contributed by AEA Investors and/or its investor-shareholders. At Closing, cash on hand or additional borrowings under the revolving credit facility under the Credit Agreement will be used pending receipt of the proceeds from any deferred equity contributions. Ciba will contribute $9,500 (5%) of the total $190,000 of equity contributions.

(3) In accordance with U.S. GAAP, the Company will allocate a portion of the purchase price to in-process research and development projects that have economic value and, since U.S. GAAP does not permit the capitalization of research and development, immediately charge this value (currently estimated to approximate $120,400) to operations upon consummation of the Acquisition.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial statements of the Company have been prepared to give effect to the Acquisition, including the Offering. The accompanying Unaudited Pro Forma Balance Sheet at June 30, 1996 has been prepared as if the Acquisition was consummated as of that date. The accompanying Unaudited Pro Forma Statements of Operations of the Company for the year ended December 31, 1995 and the six months ended June 30, 1995 and 1996 give effect to the Acquisition as if it occurred at January 1, 1995.

     The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. Pro forma adjustments are applied to the historical financial statements of the Mettler-Toledo Group to account for the Acquisition under the purchase method of accounting. Under purchase accounting, the estimated Acquisition cost will be allocated to the Mettler-Toledo Group's assets and liabilities based on their relative fair values. Allocations are subject to valuations as of the date of the Acquisition based on appraisals and other studies which are not yet completed. Accordingly, the final allocations may differ from the amounts reflected herein.

     The Company is evaluating its business strategy as an independent company after the Acquisition and believes that it can support continued sales growth while further reducing its overall cost base. In July 1996, in anticipation of the consummation of the Acquisition, the Company announced the closure of its Westerville, Ohio facility. In addition, the Company will implement a targeted workforce reduction by the end of 1996. The Unaudited Pro Forma Statements of Operations reflect a pro forma adjustment of $8.3 million reflecting the cost savings the Company expects to realize from these projects. See Note (A) to the Unaudited Pro Forma Statements of Operations. A reserve of $7.0 million is reflected on the Unaudited Pro Forma Balance Sheet to reflect the estimated costs of implementing the targeted workforce reduction. See Note (2)(F) to the Unaudited Pro Forma Balance Sheet. In addition, in the quarter ending September 30, 1996, the Mettler-Toledo Group will record a charge of $1.7 million to reflect the costs associated with the closure of the Westerville facility.

     In accordance with U.S. GAAP, the Company will allocate a portion of the estimated Acquisition cost to (i) in-process research and development projects that have economic value (currently estimated to be $120.4 million) and (ii) the revaluation of inventories (currently estimated to be $21.1 million). In the case of in-process research and development, the amount allocated will be charged to expense as of the date of the Acquisition. In the case of inventories, the revaluation amount will be charged to cost of sales over the period in which such inventories are sold, which is expected to be one to two quarters following the Closing. These one-time charges have not been reflected in the accompanying Unaudited Pro Forma Statements of Operations due to their unusual, non-recurring nature.

     The pro forma financial statements have been prepared based upon the Audited Combined Financial Statements and the Interim Financial Statements of the Mettler-Toledo Group, included elsewhere herein, which have been prepared in accordance with U.S. GAAP. The pro forma financial statements should be read in conjunction with the Audited Combined Financial Statements, the Interim Financial Statements, 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and other financial information included elsewhere in this Prospectus. These unaudited pro forma financial statements and related notes are provided for informational purposes only and do not purport to be indicative of the results which would have actually been obtained had the Acquisition and other events been completed on the dates indicated or which may be expected to occur in the future. The Mettler-Toledo Group's historical net income and cash flows as a wholly owned operation of Ciba are not necessarily indicative of the net income and cash flows it might have realized as an independent entity. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Effect of Acquisition on Results of Operations.'

                              METTLER-TOLEDO, INC.
                       UNAUDITED PRO FORMA BALANCE SHEET

                                                                     AS OF JUNE 30, 1996
                                                    ------------------------------------------------------
                                                                                            METTLER-TOLEDO
                                                     METTLER-TOLEDO         PRO FORMA            INC.
                                                    GROUP HISTORICAL       ADJUSTMENTS        PRO FORMA
                                                    ----------------      --------------    --------------
                                                                          (IN THOUSANDS)


                     ASSETS
Current assets:
  Cash and cash equivalents......................       $ 45,935           $(40,935)(1)        $  5,000
  Due from Ciba and affiliates...................         53,025            (53,025)(2)(A)           --
  Trade accounts receivable, net.................        157,212                                157,212
  Inventories....................................        107,342             21,100 (2)(B)      128,442
  Deferred taxes.................................          5,836                                  5,836
  Other current assets...........................         25,040                                 25,040
                                                    ----------------    --------------      --------------
     Total current assets........................        394,390            (72,860)            321,530
Property, plant and equipment, net...............        225,885             52,500 (2)(C)      278,385
Goodwill and other intangible assets, net........         83,155             84,425 (2)(D)      167,580
Long-term deferred taxes.........................         13,596                                 13,596
Debt issuance costs..............................             --             14,013 (2)(E)       14,013
Other assets.....................................         14,894                                 14,894
                                                    ----------------    --------------      --------------
     Total assets................................       $731,920           $ 78,078            $809,998
                                                    ----------------    --------------      --------------
                                                    ----------------    --------------      --------------
 LIABILITIES AND STOCKHOLDER'S EQUITY/NET ASSETS
Current liabilities:
  Trade accounts payable.........................       $ 34,265                               $ 34,265
  Accrued and other liabilities..................        101,782           $  7,000 (2)(F)      108,782
  Taxes payable..................................         16,439                                 16,439
  Deferred taxes.................................          7,313              6,330 (2)(G)       13,643
  Bank and other loans...........................         32,610            (32,610)(2)(H)           --
  Notes payable to Ciba and affiliates...........         83,242            (83,242)(2)(A)           --
  Short-term portion of term loans...............             --              9,200 (1)           9,200
                                                    ----------------    --------------      --------------
     Total current liabilities...................        275,651            (93,322)            182,329
Long-term debt payable to Ciba and affiliates....        152,231           (152,231)(2)(A)           --
Long-term debt due to third parties..............          6,015             (6,015)(2)(H)           --
Long-term deferred taxes.........................         12,827             14,704 (2)(G)       27,531
Credit Agreement:
  Term loans.....................................             --            245,800 (1)         245,800
  Revolving credit facility......................             --             47,404 (1)          47,404
Notes............................................             --            135,000 (1)         135,000

Other long-term liabilities......................         88,979             10,500 (2)(I)       99,479
                                                    ----------------    --------------      --------------
     Total liabilities...........................        535,703            201,840             737,543
Minority interest................................          2,855                                  2,855
Stockholder's equity/net assets:
  Net assets.....................................        193,362           (193,362)(2)              --
  Common stock...................................             --            190,000 (1)         190,000
  Accumulated deficit............................             --           (120,400)(2)(J)     (120,400)
                                                    ----------------    --------------      --------------
     Total stockholder's equity/net assets.......        193,362           (123,762)             69,600
                                                    ----------------    --------------      --------------
     Total liabilities and stockholder's
       equity/net assets.........................       $731,920           $ 78,078            $809,998
                                                    ----------------    --------------      --------------
                                                    ----------------    --------------      --------------

                              METTLER-TOLEDO, INC.
                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                                 JUNE 30, 1996
                                 (IN THOUSANDS)

(1) For a description of the sources and uses of funds for the Acquisition, see 'Use of Proceeds.' The amount of all debt due to Ciba and affiliates, net of amounts due from Ciba and affiliates, will be settled at Closing. The Company also expects to repay all existing bank and other loans at Closing. The Unaudited Pro Forma Balance Sheet assumes receipt at Closing of the $5,000 equity contribution that may be made after Closing, as described under 'Use of Proceeds.'

(2) Under purchase accounting, the total estimated Acquisition cost will be allocated to the Company's assets and liabilities based on their relative fair values. Allocations are subject to valuations as of the date of the Acquisition based on appraisals and other studies which are not yet completed. Accordingly, the final allocations may be different from the amounts reflected herein. The amount and the components of the estimated Acquisition cost, along with the estimate of the allocation of the purchase price to assets acquired and liabilities assumed is as follows:

Estimated Acquisition price, including debt......................  $  638,339
Acquisition and financing costs..................................      30,000
                                                                   ----------
     Total estimated Acquisition price, including debt...........  $  668,339
                                                                   ----------
                                                                   ----------

Historical net book value at June 30, 1996.......................  $  193,362
Repayment of net amounts owed to Ciba and affiliates:
  Due from Ciba and affiliates...................................     (53,025)(A)
  Notes payable to Ciba and affiliates...........................      83,242(A)
  Long-term debt payable to Ciba and affiliates..................     152,231(A)
Estimated revaluation of inventories.............................      21,100(B)
Estimated revaluation of property, plant and equipment...........      52,500(C)
Goodwill and other intangible assets, net........................      84,425(D)
Capitalized debt issuance related expenses.......................      14,013(E)
Estimated restructuring reserve..................................      (7,000)(F)
Net deferred tax effects of certain of the purchase accounting adjustments:
     Current.....................................................      (6,330)(G)
     Long-term...................................................     (14,704)(G)
Repayment of bank and other loans................................      32,610(H)
Long-term debt due to third parties..............................       6,015(H)
Record pension and post-retirement obligations at projected
  benefit obligation
  and accumulated benefit obligation, respectively...............     (10,500)(I)
Estimated in-process research and development valuation..........     120,400(J)

                                                                   ----------
                                                                   $  668,339
                                                                   ----------
                                                                   ----------

     (A) As indicated in Note 1 above, the net amount of all debt due to Ciba and affiliates will be settled at Closing.

     (B) The Company will revalue certain inventories in connection with the purchase price allocation. This revaluation will be charged to cost of sales in the period in which the inventories are sold, which is expected to be one to two quarters after Closing. This one-time charge is reflected in the Unaudited Pro Forma Balance Sheet but not in the accompanying Unaudited Pro Forma Statements of Operations due to its unusual, non-recurring nature.

     (C) Represents the estimated revaluation of acquired real estate, principally land holdings in Switzerland contiguous to certain of the Company's manufacturing facilities.

     (D) Represents the excess purchase price resulting from the Acquisition, which includes value that will ultimately be attributed to patents and other intangible assets, other acquired assets, and goodwill once the Company's asset appraisals and other valuation studies are completed. For purposes of the accompanying pro forma presentation, the excess purchase price has been included in Goodwill and other intangible assets, net in the Unaudited Pro Forma Balance Sheet and is being amortized over an estimated composite amortizable life of 30 years in the Unaudited Pro Forma Statements of Operations.

     (E) Represents expenses relating to the issuance of the loans under the Credit Agreement and the issuance of the Notes.

     (F) Represents a reserve for costs associated with a targeted workforce reduction to be implemented by the end of 1996. In connection with the Acquisition, the Company is also considering additional cost-reduction opportunities, and the reserve on the post-Acquisition balance sheet may be adjusted to reflect these opportunities.

     (G) Represents the net deferred tax liability (both current and long-term) relating to certain of the purchase price adjustments for which there will be no change in underlying tax bases of the affected assets and liabilities.

     (H) At Closing, the Company expects to repay all existing bank and other loans and long-term debt to third parties.

     (I) Represents the recording of the pension liability at the projected benefit obligation, net of plan assets (funded status) level and the post-retirement liability at the accumulated benefit obligation level.

     (J) In accordance with U.S. GAAP, the Company will allocate a portion of the purchase price to in-process research and development projects that have economic value and immediately write-off this value as a charge to operations upon consummation of the Acquisition. This one-time charge is reflected in the Unaudited Pro Forma Balance Sheet but not in the Unaudited Pro Forma Statements of Operations due to its unusual, non-recurring nature.

                              METTLER-TOLEDO, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                               FOR THE YEAR ENDED DECEMBER 31, 1995
                                      -------------------------------------------------------
                                                                              METTLER-TOLEDO,
                                       METTLER-TOLEDO       PRO FORMA              INC.
                                      GROUP HISTORICAL     ADJUSTMENTS           PRO FORMA
                                      ----------------    --------------      ---------------
                                                          (IN THOUSANDS)

Net sales..........................       $850,415                               $ 850,415
Cost of sales......................        508,089           $ (2,600)(A)          505,489
                                      ----------------    --------------      ---------------
  Gross profit.....................        342,326              2,600              344,926
Research and development
  expenses.........................         54,542             (1,200)(A)           53,342
Marketing and selling expenses.....        167,396             (2,500)(A)          164,896
General and administrative
  expenses.........................         81,167              2,300 (B)           81,467
                                                               (2,000)(A)
Amortization of goodwill and other
  intangible assets................          2,529              3,057 (C)            5,586
Other charges (income), net........           (701)                                   (701)
                                      ----------------    --------------      ---------------
  Income from operations...........         37,393              2,943               40,336
Interest expense...................         18,219             18,681 (D)           39,294
                                                                2,394 (E)
Financial income, net..............          8,630             (5,388)(F)            3,242
                                      ----------------    --------------      ---------------
  Income before taxes and minority
     interest......................         27,804            (23,520)               4,284
Provision for taxes................          8,782             (4,440)(G)            4,342
Minority interest..................            768                                     768
                                      ----------------    --------------      ---------------
Net income (loss)..................       $ 18,254           $(19,080)           $    (826)
                                      ----------------    --------------      ---------------
                                      ----------------    --------------      ---------------

    See accompanying notes to Unaudited Pro Forma Statements of Operations.
                                       26

                              METTLER-TOLEDO, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                        FOR THE SIX MONTHS ENDED JUNE 30, 1995
                                 -----------------------------------------------------
                                                                       METTLER-TOLEDO,
                                  METTLER-TOLEDO       PRO FORMA            INC.
                                 GROUP HISTORICAL     ADJUSTMENTS         PRO FORMA
                                 ----------------    --------------    ---------------
                                                     (IN THOUSANDS)


Net sales.....................       $406,992                             $ 406,992
Cost of sales.................        243,643           $ (1,300)(A)        242,343
                                 ----------------    --------------    ---------------
  Gross profit................        163,349              1,300            164,649
Research and development
  expenses....................         27,005               (600)(A)         26,405
Marketing and selling
  expenses....................         80,965             (1,250)(A)         79,715
General and administrative
  expenses....................         37,909              1,150 (B)         38,059
Amortization of goodwill and                              (1,000)(A)
  other intangible assets.....          1,289              1,504 (C)          2,793
                                 ----------------    --------------    ---------------
  Income from operations......         16,181              1,496             17,677

Interest expense..............          8,717              9,734 (D)         19,647
                                                           1,196 (E)
Financial income, net.........          2,403             (2,110)(F)            293
                                 ----------------    --------------    ---------------
  Income (loss) before taxes
     and minority interest....          9,867            (11,544)            (1,677)

Provision (benefit) for
  taxes.......................          3,117             (1,815)(G)          1,302
Minority interest.............            270                                   270
                                 ----------------    --------------    ---------------
Net income (loss).............       $  6,480           $ (9,729)         $  (3,249)
                                 ----------------    --------------    ---------------
                                 ----------------    --------------    ---------------

    See accompanying notes to Unaudited Pro Forma Statements of Operations.

                              METTLER-TOLEDO, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS


                                        FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                 -----------------------------------------------------
                                                                       METTLER-TOLEDO,
                                  METTLER-TOLEDO       PRO FORMA            INC.
                                 GROUP HISTORICAL     ADJUSTMENTS         PRO FORMA
                                 ----------------    --------------    ---------------
                                                     (IN THOUSANDS)


Net sales.....................       $423,802                             $ 423,802
Cost of sales.................        252,203           $ (1,300)(A)        250,903
                                 ----------------    --------------    ---------------
  Gross profit................        171,599              1,300            172,899
Research and development
  expenses....................         25,054               (600)(A)         24,454
Marketing and selling
  expenses....................         81,378             (1,250)(A)         80,128
General and administrative
  expenses....................         39,153              1,150 (B)         39,303
Amortization of goodwill and                              (1,000)(A)
  other intangible assets.....          1,270              1,523 (C)          2,793
                                 ----------------    --------------    ---------------
  Income from operations......         24,744              1,477             26,221

Interest expense..............          8,346             10,105 (D)         19,647
                                                           1,196 (E)
Financial income (expense),
  net.........................            965             (1,813)(F)           (848)
                                 ----------------    --------------    ---------------
  Income before taxes and
     minority interest........         17,363            (11,637)             5,726

Provision for taxes...........          6,830             (3,440)(G)          3,390
Minority interest.............            526                                   526
                                 ----------------    --------------    ---------------
Net income....................       $ 10,007           $ (8,197)         $   1,810
                                 ----------------    --------------    ---------------
                                 ----------------    --------------    ---------------

    See accompanying notes to Unaudited Pro Forma Statements of Operations.

                              METTLER-TOLEDO, INC.
             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
           PERIODS ENDED DECEMBER 31, 1995 AND JUNE 30, 1995 AND 1996
                                 (IN THOUSANDS)

     (A) Represents the cost savings the Company expects to realize from (i) its targeted workforce reduction program that is expected to be completed by the end of 1996 and (ii) the closure of the Company's Westerville, Ohio facility, which was announced in July 1996.

     (B) Reflects the estimated additional general and administrative expenses which would have been incurred if the Company had been operating on a stand-alone basis. These costs include additional administrative, treasury, internal audit and certain legal services and an annual management fee of $1,000 to be paid to AEA Investors for consulting and financial services to be provided to the Company.

     (C) Represents the amortization of goodwill and other intangible assets arising from the Acquisition over a 30 year period, reflecting an estimate of the composite amortizable lives of such intangible assets.

     (D) Reflects the net change in interest expense based on the Acquisition financing:

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                         YEAR ENDED        ------------------
                                      DECEMBER 31, 1995     1995       1996
                                      -----------------    -------    -------
Elimination of historical interest
  expense on refinanced debt.......       $ (18,219)       $(8,717)   $(8,346)
Interest on revolving credit
  facility.........................           2,844          1,422      1,422
Interest on term loans.............          19,375          9,688      9,688
Interest on Notes..................          14,681          7,341      7,341
                                      -----------------    -------    -------
  Net change.......................       $  18,681        $ 9,734    $10,105
                                      -----------------    -------    -------
                                      -----------------    -------    -------

     For each 0.25% change in the assumed average rate on the revolving credit facility and term loans under the Credit Agreement and the Notes, interest expense would change by approximately $1,094 for the year ended December 31, 1995 and $547 for the six months ended June 30, 1995 and 1996.

     (E) Represents the amortization of debt issuance fees plus other fees to be incurred in connection with the Credit Agreement. The amortization periods for the fees related to the term loans under the Credit Agreement and the Notes are approximately seven years and ten years, respectively.

     (F) Represents elimination of historical interest income.

     (G) Estimated income tax effects of pre-tax pro forma adjustments and related financing structure. The increased pro forma tax rate is principally attributable to increased non-deductible goodwill expense.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     Set forth below is selected historical financial information of the Mettler-Toledo Group as of the dates and for the periods shown. The selected historical financial information at December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994, and 1995 is derived from the Audited Combined Financial Statements that were audited by KPMG Fides Peat, independent auditors, whose report appears elsewhere in this Prospectus. The selected historical financial information at June 30, 1996 and for the six months ended June 30, 1995 and 1996 is derived from the Interim Financial Statements, which are unaudited. In the opinion of management such unaudited information includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information included therein. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The selected historical financial information should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' the Audited Combined Financial Statements and the Interim Financial Statements. The Audited Combined Financial Statements and the Interim Financial Statements from which the selected consolidated financial information set forth below have been derived were prepared in accordance with U.S. GAAP.

                                                 FOR THE YEARS ENDED            FOR THE SIX MONTHS
                                                     DECEMBER 31,                 ENDED JUNE 30,
                                           --------------------------------    --------------------
                                             1993        1994        1995        1995        1996
                                           --------    --------    --------    --------    --------
                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA(1):
  Net sales.............................   $728,958    $769,136    $850,415    $406,992    $423,802
  Cost of sales.........................    443,534     461,629     508,089     243,643     252,203
                                           --------    --------    --------    --------    --------
  Gross profit..........................    285,424     307,507     342,326     163,349     171,599
  Research and development expenses.....     46,438      47,994      54,542      27,005      25,054
  Marketing and selling expenses........    141,717     152,631     167,396      80,965      81,378
  General and administrative expenses...     68,357      76,248      81,167      37,909      39,153
  Amortization of goodwill..............      2,535       2,536       2,529       1,289       1,270
  Other charges (income), net(2)........     18,284      (1,316)       (701)         --          --
                                           --------    --------    --------    --------    --------
  Income from operations................      8,093      29,414      37,393      16,181      24,744
  Interest expense......................     15,239      13,307      18,219       8,717       8,346
  Financial income, net.................      4,174       6,400       8,630       2,403         965
  Provision for taxes...................      3,041       8,676       8,782       3,117       6,830
  Minority interest.....................      1,140         347         768         270         526
                                           --------    --------    --------    --------    --------
  Net income (loss).....................   $ (7,153)   $ 13,484    $ 18,254    $  6,480    $ 10,007
                                           --------    --------    --------    --------    --------
                                           --------    --------    --------    --------    --------
BALANCE SHEET DATA(1):

  Cash and cash equivalents.............               $ 63,802    $ 41,402                $ 45,935
  Net working capital...................                126,065      90,740                 118,739
  Total assets..........................                683,198     724,094                 731,920
  Long-term third party debt............                    862       3,621                   6,015
  Net borrowing from Ciba and
     affiliates(3)......................                177,651     203,157                 182,448
  Other long-term liabilities(4)........                 83,964      84,303                  88,979
  Stockholder's equity(5)...............                228,194     193,254                 193,362
OTHER DATA:
  EBITDA(6).............................   $ 57,458    $ 63,532    $ 73,013    $ 31,664    $ 39,103
  Depreciation and amortization
     expense............................     29,591      34,118      33,363      15,483      14,359
  Capital expenditures..................     25,122      24,916      25,858       6,527      10,053
  Gross margin..........................       39.2%       40.0%       40.3%       40.1%       40.5%
  EBITDA margin.........................        7.9%        8.3%        8.6%        7.8%        9.2%
  Ratio of earnings to fixed
     charges(7).........................         --(8)      2.3x        2.3x        1.9x        2.7x

                                                        (Footnotes on next page)

- ------------------

(1) Balance sheet information at December 31, 1991, 1992 and 1993 is not available. Income statement information for the years ended December 31, 1991 and 1992 is not available, except that net sales for such years were $718,200 and $769,000. Approximately 75% of the decrease in net sales in 1993 compared to 1992 resulted from the appreciation of the U.S. dollar against the Company's other principal trading currencies.

(2) For 1993, consists primarily of costs associated with the closure of a manufacturing facility in Cologne, Germany, and also includes the restructuring of certain manufacturing operations and an early retirement program in the United States. Other income for 1993, 1994 and 1995 relates primarily to gains from the sale of real property. See Note 16 to the Audited Combined Financial Statements.

(3) Includes notes payable and long-term debt payable to Ciba and affiliates less amounts due from Ciba and affiliates. See Notes 3 and 13 to the Audited Combined Financial Statements.

(4) Consists primarily of obligations under various pension plans and plans that provide post-retirement medical benefits. See Note 14 to the Audited Combined Financial Statements.

(5) Stockholder's equity consists of the combined net assets of the Mettler-Toledo Group.

(6) 'EBITDA' represents, for any period, the sum of income from operations and depreciation and amortization expense, excluding restructuring charges of $19,774 in 1993 and $2,257 in 1995. EBITDA is presented because it is a widely accepted financial indication of a company's ability to service and/or incur indebtedness. EBITDA (subject to certain adjustments) will be used to determine compliance with certain covenants contained in the Indenture and the Credit Agreement. However, EBITDA should not be considered as an alternative to net income as a measure of the Company's operating results or to cash flows as a measure of liquidity.

(7) In calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees, whether capitalized or expensed, plus one-third of rental expense under operating leases (the portion that has been deemed by the Company to be representative of an interest factor).

(8) For the year ended December 31, 1993, earnings were insufficient to cover fixed charges by approximately $3,000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Audited Combined Financial Statements and the Interim Financial Statements included elsewhere in this Prospectus.

GENERAL

     The Company's results of operations reflect the combined operations of the Mettler-Toledo Group of companies owned by Ciba which are being acquired in the Acquisition. Financial information is presented in accordance with U.S. GAAP.

     The Company operates a global business, with net sales that are widely diversified by geographic region and by product line. The Company has achieved its market leadership position through its continued investment in product development, the maintenance and, in some instances, expansion, of its existing market position in established markets and its aggressive pursuit of new markets. The Company believes that this strategy has enabled it to increase sales at a rate in excess of the overall market growth rate. Net sales have increased across all major product lines in laboratory, industrial and food retailing markets. The Company's net sales increased 4% in the first six months of 1996, 11% in 1995 and 6% in 1994, in each case over the relevant prior period. In local currency, net sales increased 5% in the first six months of 1996 and 5% in both 1995 and 1994. In addition to the Company's growth strategy in its established markets, the Company has pursued an aggressive growth strategy in emerging markets, where demand for more sophisticated weighing products has increased as economies industrialize. The Company has made investments to establish a distribution and manufacturing infrastructure in certain emerging markets, particularly in Asia. Net sales in Asia (excluding Japan) and Latin America in local currency increased 19% in the first six months of 1996 and 20% in 1995, in each case over the relevant prior period.

     During the periods presented, the Company has succeeded in increasing its gross margins and operating margins through productivity improvements and cost-cutting initiatives. These increases were achieved despite the appreciation of the Swiss franc against the Company's other principal trading currencies, which has the effect of increasing overall costs due to the Company's significant operations in Switzerland, and despite the Company's continued investments in product development and in its distribution and manufacturing infrastructure. Gross margins improved from 39.2% in 1993 to 40.5% in the first six months of 1996. Operating margins excluding the 1993 restructuring charge of $19.8 million improved from 3.8% in 1993 to 5.8% in the first six months of 1996 (8.1% at 1993 currency exchange rates). During this period, the Company took steps to increase workforce flexibility, reduce its overall workforce and shift the mix of its workforce toward higher growth and lower cost regions. For example, the Company closed a plant in Cologne, Germany in mid-1994 and is constructing a new manufacturing facility in Shanghai, China, which is expected to be completed by the end of 1996. The Company also focuses on product innovations that can reduce manufacturing costs, such as the Brickstone technology, which has just begun to have a favorable effect on manufacturing costs as the technology is incorporated throughout the Company's product lines. The Company is currently implementing two projects which are aimed at reducing warehouse capacity, improving inventory turnover and reducing materials handling costs. In addition to continuing these cost-cutting efforts, the Company is also evaluating its business strategy as an independent company after the Acquisition and believes that it can support continued sales growth while further reducing its overall cost base. In July 1996, in anticipation of the consummation of the Acquisition, the Company announced the closure of its Westerville, Ohio facility. In addition, the Company will implement a targeted workforce reduction by the end of 1996. The Company expects that these two additional projects will result in annual cost reductions of $8.3 million. The Company also is considering additional cost-reduction opportunities.

EFFECT OF CURRENCY ON RESULTS OF OPERATIONS

     Swiss franc-denominated expenses represent a much greater percentage of the Company's total expenses than Swiss franc-denominated sales represent of total sales. Most of the Company's manufacturing costs in Switzerland relate to products sold outside of Switzerland, including many technologically sophisticated products requiring highly skilled personnel. Moreover, a substantial percentage of the Company's overall research and development expenses and general and administrative expenses are incurred in Switzerland. In 1995, the Company incurred approximately 29% of its expenses included in income from operations in Swiss francs but received only 5% of its net sales in Swiss francs. As a result, appreciation of the Swiss franc against the U.S. dollar and the Company's other major trading currencies, especially the principal European currencies, has a negative impact on the Company's operating results, and depreciation of the Swiss franc against the U.S. dollar and such other currencies has a positive impact. From 1993 to 1995, the Swiss franc appreciated 20% against the U.S. dollar and 8% against the German mark (based on the average exchange rate for 1993 and the average exchange rate for 1995). From the first six months of 1995 to the first six months of 1996, the Swiss franc depreciated 1.5% against the U.S. dollar and appreciated 2.3% against the German mark (based on the average exchange rate for each such period). If the prior year's currency exchange rates had remained in effect, income from operations would have been $10.0 million higher in 1995 and $8.2 million higher in 1994. For information regarding the Company's currency hedging activities, see '--Financial Instruments with Off-Balance Sheet Risks.'

     Approximately 69% of net sales in 1995 were made in currencies other than the U.S. dollar, which is the Company's reporting currency. The U.S. dollar value of net sales, gross profit and income from operations in other currencies can vary significantly with changes in exchange rates between these other currencies and the U.S. dollar. The effect of these changes on income from operations generally offsets in part the effect on income from operations of changes in the exchange rate between the Swiss franc and other currencies described in the preceding paragraph.

EFFECT OF ACQUISITION ON RESULTS OF OPERATIONS

     Upon consummation of the Acquisition, the Company will, in accordance with U.S. GAAP relating to purchase accounting rules, adjust to fair value the

Company's assets and liabilities which, on a pro forma basis, would have resulted in increased amortization estimated to be $3.1 million for 1995 and $1.5 million for the first six months of 1996. In addition, as part of the Acquisition, the Company will incur additional debt, which would have resulted in a net increase in interest expense, including amortization of debt issuance costs and other fees, in the amount of $21.1 million in 1995 and $11.3 million for the first six months of 1996, on a pro forma basis. The Company estimates that it will incur approximately $2.3 million annually in additional general and administrative expenses as a result of being an independent company, including an annual management fee of $1 million to be paid to AEA Investors. The Acquisition would have resulted in a decrease in the Company's provision for income taxes of $4.4 million in 1995 and $3.4 million for the first six months of 1996 on a pro forma basis. As a result of the above adjustments, on a pro forma basis the Company would have reported net loss of $0.8 million in 1995, as compared to its historical net income of $18.3 million and net income of $1.8 million for the first six months of 1996, as compared to its historical net income of $10.0 million. See 'Unaudited Pro Forma Financial Information.'

     In addition, in accordance with U.S. GAAP, the Company will allocate a portion of the purchase price to in-process research and development projects that have economic value and to inventories. Approximately $120.4 million will be allocated to in-process research and development and will be charged to expense in the quarter in which the Acquisition occurs. Approximately $21.1 million will be allocated to the revaluation of inventories and will be charged to cost of sales over the period in which the inventories are sold, which is expected to be one to two quarters following the Closing. These charges are not reflected in the Unaudited Pro Forma Statements of Income due to their unusual, non-recurring nature. In addition, in the quarter ending September 30, 1996 the Company will record a charge of $1.7 million to reflect the costs associated with the closing of its Westerville, Ohio facility. See 'Unaudited Pro Forma Financial Information.'

RESULTS OF OPERATIONS

     The following table sets forth certain items in the combined statements of operations as a percentage of net sales for the years 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996.

                                                    PERCENTAGE OF NET SALES
                                           -----------------------------------------
                                                                        SIX MONTHS
                                            YEARS ENDED DECEMBER          ENDED
                                                     31,                 JUNE 30,
                                           -----------------------    --------------
                                           1993     1994     1995     1995     1996
                                           -----    -----    -----    -----    -----
Net sales...............................   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of sales...........................    60.8     60.0     59.7     59.9     59.5
                                           -----    -----    -----    -----    -----

Gross profit............................    39.2     40.0     40.3     40.1     40.5
Research and development expenses(1)....     6.4      6.3      6.4      6.6      5.9
Marketing and selling expenses..........    19.4     19.8     19.7     19.9     19.2
General and administrative expenses.....     9.4     10.0      9.6      9.3      9.3
Amortization of goodwill................     0.4      0.3      0.3      0.3      0.3
Other charges (income), net.............     2.5     (0.2)    (0.1)    --       --
                                           -----    -----    -----    -----    -----
Income from operations..................     1.1%     3.8%     4.4%     4.0%     5.8%
                                           -----    -----    -----    -----    -----
                                           -----    -----    -----    -----    -----
EBITDA margin (2).......................     7.9%     8.3%     8.6%     7.8%     9.2%

- ------------------
(1) Total research and development expenses were 7.2% of net sales in 1993, 7.2% in 1994, 7.3% in 1995, 7.8% for the six months ended June 30, 1995 and 6.9% for the six months ended June 30, 1996, including costs associated with customer-specific engineering projects, which are included in cost of sales for financial reporting purposes.

(2) 'EBITDA' represents, for any period, the sum of income from operations and depreciation and amortization expense, excluding restructuring charges of $19.8 million in 1993 and $2.3 million in 1995. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA (subject to certain adjustments) will be used to determine compliance with certain covenants contained in the Indenture and the Credit Agreement. However, EBITDA should not be considered as an alternative to net income as a measure of the Company's operating results or to cash flows as a measure of liquidity.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     Net sales were $423.8 million for the six months ended June 30, 1996 compared to $407.0 million for the corresponding period in the prior year, an increase of 4%. Net sales in local currency increased 5%, reflecting market share growth in selected geographic markets and strong sales of laboratory products, while sales of industrial and food retailing products were only slightly higher. Net sales in Europe in local currency increased 5%, with southern Europe contributing significantly to the increase. Net sales in the Americas in local currency increased 3% as a result of increased sales of laboratory products. Net sales in Asia and other markets in local currency increased 14% as a result of continued economic growth and further penetration in selected markets. Results in Japan and China were particularly strong.

     Gross profit as a percentage of net sales increased to 40.5% for the six months ended June 30, 1996 compared to 40.1% for the corresponding period in the prior year. The improvement resulted in part from increased sales of higher margin products, offset in part by higher raw materials costs.

     Marketing and selling expenses, research and development expenses and general and administrative expenses all decreased as a percentage of net sales, as a result of increased sales and the Company's continuing efforts to control costs. Income from operations was $24.7 million for the six months ended June 30, 1996, compared to $16.2 million for the corresponding period in the prior year. Changes in currency exchange rates had a minimal effect on income from operations.

     Interest expense decreased slightly to $8.3 million for the six months ended June 30, 1996 compared to $8.7 million for the corresponding period in the prior year. Interest expense following the Acquisition will be materially different. See '--Effect of Acquisition on Results of Operations,' '--Liquidity and Capital Resources' and 'Unaudited Pro Forma Financial Information.' Net financial income decreased to $1.0 million for the six months ended June 30, 1996 compared to $2.4 million for the six months ended June 30, 1995, principally as a result of losses on foreign currency transactions.

     Net income increased to $10.0 million for the six months ended June 30, 1996 compared to $6.5 million for the corresponding period in the prior year.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net sales were $850.4 million in 1995 compared to $769.1 million in 1994, an increase of 11%. Net sales in local currency increased 5%; the remaining 6% of the increase resulted from changes in currency exchange rates. In 1994 the Company discontinued certain items in its systems and laboratory measurement instruments product lines. Excluding the effect of these discontinued items, net sales in local currency would have increased 6%. Sales growth in local currency reflected steady growth across all major product lines in laboratory, industrial and food retailing markets as result of favorable economic conditions and market share gains in selected geographic markets. Sales were helped by the expansion of the Company's line of titrators and the introduction of a family of standard industrial programmable terminals for weighing instruments.

     Net sales in Europe in local currency increased 7% in 1995 over 1994, consistent with the continuing recovery from the 1993 recession and market share gains in selected regions and product lines. Southern Europe contributed significantly to the increase. Net sales in the Americas in local currency decreased 1% in 1995 from 1994. Results in the Americas reflect reduced demand in the United States for laboratory instruments in the wake of consolidation in the pharmaceutical and chemical industries and unusually high demand for retail equipment in 1994 as a result of a new labeling law that caused food retailers to buy additional retail weighing and labeling equipment. Net sales in Asia and other markets in local currency increased 20% in 1995 over 1994, primarily as a result of continued economic growth and the Company's increased market share in selected markets. Sales were also helped by the recovery in China from the poor market conditions of 1994. See '--Year Ended December 31, 1994 Compared to Year Ended December 31, 1993.'

     Gross profit as a percentage of net sales increased slightly to 40.3% in 1995 from 40.0% in 1994. These results were achieved despite the appreciation of the Swiss franc against the Company's other principal trading currencies, which has the effect of increasing overall manufacturing costs due to the Company's significant manufacturing operations in Switzerland. Improved manufacturing productivity contributed to the increase, including the favorable effects of the Company's mid-1994 closure of its Cologne, Germany plant, partially offset by higher raw materials costs.

     Marketing and selling expenses, research and development expenses and general and administrative expenses were all relatively constant as a percentage of net sales. Cost increases resulting from the currency effect of the significant appreciation of the Swiss franc against the Company's other major trading currencies were offset by the Company's cost control efforts, as described under '--General.' Income from operations was $37.4 million in 1995 compared to $29.4 million in 1994. If 1994 currency exchange rates had remained in effect throughout 1995, income from operations in 1995 would have been $47.4 million.

     Interest expense rose to $18.2 million in 1995 from $13.3 million in 1994, an increase of 37%, principally due to higher interest rates from the conversion of a loan from Ciba from short term to long term. Interest expense following the Acquisition will be materially different. See '--Effect of Acquisition on Results of Operations,' '--Liquidity and Capital Resources' and 'Unaudited Pro Forma Financial Information.' Net financial income increased to $8.6 million in 1995 from $6.4 million in 1994 (including a gain of $1.5 million in 1994 from the sale of an investment). The higher level of financial income resulted principally from increased gain on foreign currency transactions.

     Net income increased to $18.3 million in 1995 from $13.5 million in 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Net sales were $769.1 million in 1994 compared to $729.0 million in 1993, an increase of 6%. Net sales in local currency increased 5%, and net sales in local currency, excluding the effect of the discontinued items described above, increased 7%. The Company achieved steady growth across all major product lines in laboratory, industrial and food retailing markets. Sales growth reflected favorable economic conditions in Europe and the Americas and market share gains in selected regions and product lines. Sales were helped by the expansion of the Company's line of titrators and the introduction of a new food retailing network scale.

     Net sales in Europe in local currency increased 5% in 1994 over 1993, due principally to the beginning of the recovery from the 1993 recession and market share gains in selected regions and product lines. Net sales in the Americas in local currency increased 5%. Results in the Americas reflect unusually high demand for retail equipment, due to a new labeling law that went into effect in 1994 and caused food retailers to buy additional retail weighing and labeling equipment, and improved market conditions generally, partially offset by consolidation in the pharmaceutical and chemical industries. Net sales in Asia and other markets in local currency increased 3% in 1994 over 1993 as a result of strong sales increases in most regions, offset in large part by poor market conditions in China caused by the introduction of a new value-added tax, high inflation and a liquidity squeeze of both cash and credit.

     Gross profit as a percentage of net sales improved to 40.0% in 1994 compared to 39.2% in 1993, despite the appreciation of the Swiss franc against the Company's other principal trading currencies. The improvement was attained through cost reductions, including the favorable effects of the Company's mid-1994 closure of its Cologne, Germany plant, as well as improved manufacturing productivity.

     General and administrative expenses increased as a percentage of net sales, principally as a result of the appreciation of the Swiss franc against the Company's other principal trading currencies, partially offset by cost control efforts, as described under '--General.' Marketing and selling expenses and research and development expenses were relatively constant as a percentage of net sales, despite the appreciation of the Swiss franc against the Company's other principal trading currencies. This was achieved primarily as a result of the Company's efforts to control costs. Income from operations was $29.4 million in 1994 compared to $8.1 million in 1993. If 1993 currency exchange rates had remained in effect throughout 1994, income from operations in 1994 would have been $37.6 million.

     In 1993, the Company incurred net other charges of $18.3 million, principally relating to the closure of a factory in Cologne, Germany, the restructuring of certain producing organizations and an early retirement program in the United States. The closure of the Cologne facility represented the largest portion and included expenses for significant staff reductions, asset write-offs and expenses related to the closure of the site.

     Interest expense declined to 13.3 million in 1994 from $15.2 million in 1993, a decrease of 13%, principally as a result of lower interest rates. Interest expense following the Acquisition will be materially different. See '--Effect of Acquisition on Results of Operations,' '--Liquidity and Capital Resources' and 'Unaudited Pro Forma Financial Information.' Net financial income increased to $6.4 million in 1994 from $4.2 million in 1993, principally as a result of a gain of $1.5 million in 1994 from the sale of an investment.

     Net income was $13.5 million in 1994 compared to a net loss of $7.2 million in 1993.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash and other liquidity has historically been used to fund capital expenditures, working capital requirements, debt service and dividends to Ciba. Following the Acquisition, annual interest expense of $39.3 million associated with the borrowings of $302.4 million under the Credit Agreement and $135.0 million under the Notes, as well as scheduled principal payments of term loans under the Credit Agreement, will significantly increase liquidity requirements. See '--Effect of Acquisition on Results of Operations.'

     The Company's capital expenditures totaled $10.1 million for the six months ended June 30, 1996, $25.9 million in 1995, $24.9 million in 1994 and $25.1 million in 1993. Capital expenditures are primarily for machinery, equipment and the purchase and expansion of facilities, including, for 1994 and 1995, the purchase of land for, and commencement of construction of, the Company's Shanghai manufacturing facility. Capital expenditures for the balance of 1996 and for 1997, as a percentage of sales, are expected to remain relatively constant with historical expenditures. In connection with the termination of the

Company's arrangements with its Japanese distributor, the Company will make payments of up to SFr 8.0 million ($6.4 million at June 30, 1996), of which SFr. $1.0 million has already been paid. See 'Business--Customers and Distribution.'

     The Credit Agreement will provide for term loan borrowings in an aggregate principal amount of approximately $255.0 million that will mature in 2002, 2003 and 2004 and a revolving credit facility with availability of $125 million, of which approximately $47.4 million will be drawn down in connection with the Acquisition and $77.6 million will be available to the Company thereafter. The revolving credit facility will mature in 2002 and will include letter of credit and swingline subfacilities. Mandatory prepayments are required to be made in certain circumstances with the proceeds of asset sales or issuances of capital stock or indebtedness and with Excess Cash Flow (as defined). Borrowings under the Credit Agreement will bear interest at floating rates that may be based on offshore rates for the relevant currency for varying fixed interest periods or on the applicable Alternate Base Rate. The Credit Agreement will impose certain restrictions on the Issuer and its subsidiaries, including restrictions on the ability to incur indebtedness, pay dividends, make investments, grant liens, sell significant assets and engage in certain other activities. The Company must also comply with certain financial covenants, including a minimum fixed charge coverage ratio and a maximum ratio of consolidated indebtedness to EBITDA. Indebtedness under the Credit Agreement will be secured by a first priority security interest in 65% of the capital stock of Swiss Subholding and certain other non-U.S. subsidiaries and all other material assets of the Company. For a more detailed summary of the terms of the Credit Agreement, including amortization and interest rates, see 'Description of Credit Agreement.'

     The Notes will mature in 2006. The Notes may be required to be purchased by the Company upon a Change of Control (as defined) and in certain circumstances with the proceeds of asset sales. The Notes are subordinated to the indebtedness under the Credit Agreement. The Indenture governing the Notes will impose certain restrictions on the Company and its subsidiaries, including restrictions on the ability to incur indebtedness, pay dividends, make investments, grant liens and engage in certain other activities. See 'Description of Notes.'

     Approximately $155 million of the borrowings under the Credit Agreement and all of the borrowings under the Notes are expected to be denominated in U.S. dollars. The balance of the borrowings under the Credit Agreement will be denominated in certain of the Company's other principal trading currencies. Changes in exchange rates between the currencies in which the Company generates cash flow and the currencies in which its borrowings are denominated will affect the Company's liquidity. The Company will seek to denominate the non-dollar denominated borrowings under the Credit Agreement in currencies in which it generates cash flow or conducts significant operations, in order to lessen the effect of currency exchange rates on the Company's liquidity.

     The Company expects that cash flow from operating activities, together with borrowings available under the Credit Agreement, will be sufficient to fund working capital needs, capital spending requirements and debt service requirements of the Company's capital structure after the Acquisition for the foreseeable future.


TAXES

     The Company is subject to taxation in many jurisdictions throughout the world. The Company's effective tax rate and tax liability will be affected by a number of factors, such as the amount of taxable income in particular jurisdictions, the tax rates in such jurisdictions, tax treaties between jurisdictions, the extent to which the Company transfers funds between jurisdictions and income is repatriated, and future changes in law. Generally, the tax liability for each legal entity is determined either (i) on a non-consolidated basis or (ii) on a consolidated basis only with other entities incorporated in the same jurisdiction, in either case without regard to the taxable losses of non-consolidated affiliated entities. As a result, the Company may pay income taxes in certain jurisdictions even though the Company on an overall basis incurs a net loss for the period.


ENVIRONMENTAL MATTERS

     The Company is subject to various environmental laws and regulations in the jurisdictions in which it operates. The Company, like many of its competitors, has incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations in both the United States and abroad. The Company does not currently anticipate any material capital expenditures for environmental control technology. Some risk of environmental liability is inherent in the Company's business, and there can be no assurance that material environmental costs will not arise in the future. However, the Company does not anticipate any material adverse effect on its results of operations or financial condition as a result of future costs of environmental compliance. See 'Risk Factors--Environmental Matters' and 'Business--Environmental Matters.'

INFLATION

     Inflation can affect the costs of goods and services used by the Company. The competitive environment in which the Company operates limits somewhat the Company's ability to recover higher costs through increased selling prices. Moreover, there may be differences in inflation rates between countries in which the Company incurs the major portion of its costs and other countries in which the Company sells its products, which may limit the Company's ability to recover increased costs. The Company's growth strategy includes expansion in Latin America and China, which have experienced inflationary conditions. To date, inflationary conditions have not had a material effect on the Company's operating results. However, as the Company's presence in Latin America and China increases, these inflationary conditions could have a greater impact on the Company's operating results.



SEASONALITY

     The Company's business has historically experienced a slight amount of seasonal variation, with sales in the first fiscal quarter slightly lower than, and sales in the fourth fiscal quarter slightly higher than, sales in the second and third fiscal quarters. This trend has a somewhat greater effect on income from operations than on net sales due to the effect of fixed costs.


FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISKS

     The Company enters into currency forward and option contracts primarily as a hedge against anticipated foreign currency exposures and not for speculative purposes. Such contracts limit the Company's exposure to both favorable and unfavorable currency fluctuations. These contracts are adjusted to reflect market values as of each balance sheet date, with the resulting unrealized gains and losses being recognized in financial income or expense, as appropriate.

     The Company may be exposed to credit losses in the event of nonperformance by the counterparties to its foreign currency forward and option contracts. The Company has no reason to believe, however, that such counterparties will not be able to fully satisfy their obligations under these contracts. At December 31, 1995, the Company had foreign currency forward and option contracts maturing during 1996 to purchase the equivalent of approximately $23.3 million and to sell the equivalent of approximately $27.9 million in various currencies. These contracts were used to limit its exposure to foreign currency fluctuations on anticipated future cash flows, primarily for the delivery and receipt of United States dollars, German marks and Japanese yen in exchange for Swiss francs. At December 31, 1995, the fair value of such financial instruments, which the Company recognized as net unrealized gains, was approximately $2.4 million.


NEW ACCOUNTING STANDARDS

     Beginning January 1, 1996 the Company adopted Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121 (SFAS
121), 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of'. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, SFAS 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. Adoption of SFAS 121 had no effect on the combined financial statements.


FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus contains forward-looking statements, including statements regarding, among other items, (i) the Company's growth strategies; (ii) anticipated trends in the Company's business; and (iii) the Company's future liquidity requirements and capital resources. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from those anticipated by these forward-looking statements, as a result of the factors described in 'Risk Factors.' In light of these risks and uncertainties, there can be no assurance that events anticipated by the forward-looking statements contained in this Prospectus will in fact transpire.

                                    INDUSTRY

GENERAL

     Weighing is one of the most broadly used measuring techniques, and its results are often used as the basis of commercial transactions. The Company believes that in 1995, the global market for weighing instruments for laboratory, industrial and food retailing applications was approximately $4.5 billion. Laboratory weighing applications are an integral part of the research and development process and include sample preparation, results determination and quality control. Industrial and food retailing weighing applications are often important to the user's business operations. Applications include, in industrial applications, materials preparation, filling, formulating, counting, checking and logistics; and, in food retailing applications, preparation, portioning, pricing and inventory control. Application-specific products include dynamic checkweighers that can measure the filling accuracy of hundreds of packages per minute, heavy industrial scales for weighing trucks, trains, and railcars, paint scales used in paint shops for blending, and postage scales for determining freight tariffs for letters and parcels. Customers include pharmaceutical, biotechnology, chemical, cosmetics, food and beverage, postal, jewelry, metals, logistics, shipping and food retailing businesses, in addition to schools, universities and government and private standards labs. The Company does not manufacture or sell household weighing instruments, bulkweigh fillers or continuous weighing products, and those markets are not discussed herein.

     Weighing instruments often comprise a relatively small component of a customer's aggregate capital spending but perform important functions in quality control, process control and research and can improve productivity. As a result, the Company believes that customers generally tend to value performance over price. Weighing equipment manufacturers also provide a significant amount of service and support to their customers, including repair, calibration, certification and preventive maintenance, which generates recurring revenues. The Company believes that customers often continue to purchase from their existing vendor, due to the additional costs for training, spare parts, service and systems integration associated with adding additional brands of weighing equipment to their operations.

     The market for weighing instruments, particularly those used in industrial and food retailing applications, has traditionally been fragmented both geographically and by type of application. Many manufacturers have a strong market position in their home countries but a much smaller presence in other markets. Similarly, manufacturers have tended to be focused on a particular application or group of applications.

     The Company believes that the developed markets (Europe, North America and Japan) that it serves have recently experienced modest growth rates in weighing markets. Laboratory market growth has been influenced by demand in the principal end-user industries and customer replacement of older products with new products designed to be integrated into an automated laboratory environment. Moreover, in the United States, demand has been adversely affected by consolidation in the pharmaceutical and chemical industries. See 'Risk Factors-- Significant Sales to Pharmaceutical and Chemical Industries.' In the industrial and food retailing market, growth has depended on the increasing use of weighing applications in the control and regulation of manufacturing and logistics processes, on customers' needs to upgrade to network-ready weighing equipment, and on general growth in end-user industries. Asian markets (excluding Japan) have experienced higher growth rates than the overall market. Growth in these emerging markets has come from the establishment and growth of industries requiring additional and more sophisticated weighing instruments and systems.

INDUSTRY TRENDS

     Over the last five years, the weighing instruments industry has experienced customer demand for products with sophisticated data handling and storage capabilities that can be integrated into management information systems. In the laboratory market, balances and other measurement instruments are now capable of storing a large number of weighing results, performing statistical analyses and transmitting results to computers and laboratory information management systems. Laboratory customers have also demanded instruments that improve research productivity by adding automation. For example, titrators have been increasingly paired with auto-samplers, which allow a technician to set up dozens of samples for testing automatically. The industrial and food retailing market has experienced a similar trend, as small groceries are replaced by supermarkets and hypermarkets. Retail counter-top scales (for the weighing of perishable goods) now include database and network functions. This enables the scale to download price information from the store's master price database and provide information on sales by article, which can be integrated into the store's inventory control system. The store's master ordering system is then able to calculate shrinkage and store inventory levels based on the weight of goods processed and automatically reorder perishable goods via electronic data interchange when inventory levels reach a pre-set reorder point. Similarly, weighing instruments have become integrated into manufacturing plants' information systems as the primary means for the tracking and control of inventory. As they have become more integrated into the manufacturing process, weighing instruments have also been combined with multiple input/output devices: bar-code readers, printers and data-storage devices.

     As quality laboratory and manufacturing standards become more widely adopted, the accuracy of weighing instruments and the ability to certify the accuracy of results becomes increasingly important to purchasers of weighing instruments. For example, ISO 9001 standards and good laboratory and manufacturing practices, which are voluntarily adopted by participating companies, require the development of compliance procedures that must be adhered to throughout the relevant laboratory or production process. These procedures include periodic calibration and certification of measurement instruments. Certified instruments must be utilized throughout the process, and each step in the process must be accurately recorded in accordance with specified procedures so that results can be accurately traced and reproduced.

     Historically, weights and measures regulation has been at the national level. As a result, products had to meet numerous different national regulatory requirements. National requirements have been harmonized by the EU and also worldwide by the Organization Internationale de Metrology Legale, which sets international weights and measures standards. Harmonization has facilitated the ability of multinational weighing instrument manufacturers to manufacture products that meet all relevant regulatory requirements and the development of broader-based markets for their product lines. In recent years, some governments have begun to privatize the inspection of weighing instruments used in commercial transactions. ISO-certified manufacturers of weighing instruments, such as Mettler-Toledo, whose after-sales service technicians already perform similar services for customers, are well situated to take over the inspection process from governments wishing to privatize this function.

                                    BUSINESS

GENERAL

     Mettler-Toledo is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company focuses on the high value-added segments of the weighing instruments market by providing solutions for specific applications. The Company also manufactures and sells certain related laboratory measurement instruments, with one of the top three market positions worldwide in titrators, thermal analysis systems, pH meters, and lab reactors. Mettler-Toledo services a worldwide customer base, with 1995 net sales of $850 million, which were derived 52% in Europe, 37% in North and South America and 11% in Asia and other markets. The Company has a global manufacturing presence, with manufacturing facilities in Europe, the United States and Asia.

HISTORY

     The Company traces its roots to the invention of the single pan analytical balance by Dr. Erhard Mettler and the formation of Mettler Instrumente AG ('Mettler') in 1945. During the 1970s and 1980s, Mettler expanded from laboratory balances into industrial and food retailing products, and it introduced the first fully electronic precision balance in 1973. The Toledo Scale Company ('Toledo Scale') was founded in 1901 and developed a leading market position in the industrial weighing market in the United States. During the 1970s, Toledo Scale expanded into the food retailing market. In 1981, Toledo Scale set up a joint venture in Changzhou, China, which gave it early access to the large potential Chinese weighing market. Following the 1989 acquisition of Toledo Scale by Mettler, the name of the Company was changed to Mettler-Toledo to reflect the combined strengths of the two companies and to capitalize on their historic reputations for quality and innovation. During the past 15 years, the Company has grown through other acquisitions that complemented existing geographic markets and product lines. In 1986, Mettler acquired the Ingold Group of companies, manufacturers of electrodes, and Garvens Kontrollwaagen AG, a maker of dynamic checkweighers. Toledo Scale acquired Hi-Speed Checkweigher Co., Inc. in 1981. In 1990, the Company acquired Ohaus Corporation, a manufacturer of laboratory balances.

MARKET LEADERSHIP

     Mettler-Toledo is the only company to offer weighing products for laboratory, industrial and food retailing applications throughout the world. The Company believes that in 1995, the global market for weighing instruments for laboratory, industrial and food retailing applications was approximately $4.5 billion and that the Company held a market share more than two times greater than its nearest competitor. The Company believes that, in 1995, it had an approximate 40% market share of the global market for laboratory balances, including the largest market share in each of Europe, the United States and Asia (excluding Japan), and one of the three leading positions in Japan. In the industrial and food retailing market, the Company believes it has the largest market share in Europe and in the United States. In Asia, the Company has a substantial, rapidly growing industrial and food retailing business supported by its established manufacturing presence in China. The Company attributes its worldwide market leadership position to the following competitive strengths:

     Brand Recognition. The Mettler-Toledo brand name is identified worldwide with accuracy, reliability and innovation. The Company's brand name is so well recognized that laboratory balances are often referred to as 'Mettlers.' Brand recognition is important because weighing applications significantly impact customers' product quality, productivity, cost and regulatory compliance. As a result, customers tend to emphasize accuracy, product reliability, technical innovation, reputation and past experience with a manufacturer's products when making their purchasing decisions for weighing instruments.

     Technological Innovation. Mettler-Toledo has a long and successful track record of innovation, as demonstrated by the invention of the single-pan analytical balance in 1945 and the introduction of the first fully electronic precision balance in 1973. The Company has continued to be at the forefront of weighing technology, with several recent innovations, including its ID 20 terminal and 'Brickstone' weighing sensor technology. The Company has particular expertise in sensor technology, electronics and software, and in the industrial design of measurement instruments. The Company believes it is the global leader in providing sophisticated features, such as data-handling and storage capabilities, integration into management information systems and improved productivity through automation, all of which are increasingly important to users of weighing instruments. The Company devotes substantial resources to research and product development in order to maintain its competitive advantage in technological innovation.

     Comprehensive Product Range. Mettler-Toledo manufactures a more comprehensive range of weighing instruments than any of its competitors. The Company's broad product line addresses a wide range of weighing applications across many industries and regions. Within an industry, the Company offers multiple products to meet customers' requirements. Its broad range of products allows the Company to leverage its manufacturing and distribution capabilities, sales and service organization and product development activities.

     Global Sales and Service. The Company has the only global sales and service organization among weighing instruments manufacturers. At June 30, 1996, this organization consisted of 2,700 employees organized into locally based, customer-focused groups that provide prompt service and support to the Company's customers and distributors in virtually all major markets across the globe. The local focus of the Company's sales and service organization enables the Company to adapt marketing and service efforts to different cultural and economic conditions, and provides feedback for manufacturing and product development.

     Largest Installed Base. The Company believes that it has the largest installed base of weighing instruments in the world. Service revenues from this installed base provide a strong, stable source of recurring revenue, representing approximately 17% of net sales in 1995. The Company believes that its installed base represents a competitive advantage with respect to repeat purchases. Customers tend to remain with an existing supplier who can provide accurate and reliable products and related services. In addition, switching to a new instrument supplier entails additional costs to the customer for training, spare parts, service and system integration requirements. Close relationships and frequent contact with its broad customer base provide the Company with sales leads and new product and application ideas.

     Diversity of Revenue Base. The Company's revenue base is widely diversified by geographic region, by type of customer and by individual customer. The Company's broad range of product offerings is utilized in many different industries, from chemicals and pharmaceuticals to food processing to transportation to food retailing. The Company supplies customers in over 100 countries, and no one customer accounted for more than 2% of 1995 net sales. The Company's diverse revenue base reduces its exposure to regional or industry-specific economic conditions.

BUSINESS STRATEGY

     The Company's strategy is to enhance its position as global market leader by providing the most comprehensive, innovative and reliable weighing solutions. The Company plans to actively pursue the following initiatives to increase revenues and profitability:

     Product Innovation. The Company intends to continue to invest in product innovation in order to provide technologically advanced products to its customers for existing and new applications. Over the last three calendar years, the Company invested approximately $149 million in research and development, which has resulted in a pipeline of new and updated products. A recent example of the Company's extensive product development efforts is the innovative ID 20 terminal for use in the Company's range of industrial scales. ID 20 includes the first personal computer interface to be certified by weights and measures regulators, combined with an ergonomically designed personal computer terminal for industrial applications. Other recent examples include a new moisture analyzer, a dimensioning system for logistics applications that combines volume and weight measurements, a new generation of postal meters and a mid-range food retailing scale. The Company is also focused on innovations that can reduce its production costs. For example, the Company's new 'Brickstone' weighing sensor technology, in addition to providing greater accuracy, reduces from approximately 100 to approximately 50 the number of parts in the sensor, and thus significantly reduces manufacturing costs and the time and expense of design changes.

     Increased Penetration of Developed Markets. The Company intends to leverage its brand name and existing infrastructure to further penetrate selected geographic regions and product lines in Europe, the United States and Japan. For example, in European food retailing products, the Company plans to expand from its strong base in German-speaking countries into other countries. In addition, the Company plans to increase penetration with shipping and logistics businesses by introducing a new weighing and dimensioning product. The Company also continues to take advantage of the standardization of weights and measures, both in the European Union and worldwide, which favors a manufacturer with a global presence, such as the Company.


     Further Expansion in Emerging Markets. The Company believes that global recognition of the Mettler-Toledo brand name and the Company's global sales and service organization position the Company to take advantage of continued growth opportunities in emerging markets. In 1995, the Company had net sales of $69 million in Asia (excluding Japan) and Latin America, representing 8% of net sales. In Asia (excluding Japan), it is the market leader in laboratory weighing instruments and has a substantial and rapidly growing industrial and food retailing business. The Company has been operating in China since 1987 through a 60%-owned joint venture, which owns one manufacturing facility, and the Company plans to complete construction of a new wholly owned manufacturing facility in Shanghai by the end of 1996. The Company believes that this manufacturing infrastructure, as well as its sales and service organization in Asia and its already substantial sales in Asia and Latin America, position it to take advantage of further growth opportunities in emerging markets.

     Reengineering and Cost Reductions. Over the last three years, the Company has been successful at increasing its margins, despite negative currency effects. These increases have been achieved through, among other things, increased workforce flexibility, a reduction in its overall workforce, a shift in the mix of its workforce toward higher growth, lower cost regions and the introduction of new products with lower manufacturing costs. The Company is currently implementing two projects which are aimed at reducing warehouse capacity, improving inventory turnover and reducing materials handling costs. The Company is restructuring the order and product delivery process in Europe to enable the Company to deliver many of its products to its customers directly from the manufacturing facility within several days. The Company is also streamlining its European spare parts inventory management system. In addition to continuing these cost-cutting efforts, the Company is also evaluating its business strategy as an independent company after the Acquisition and believes that it can support continued sales growth while further reducing its overall cost base. In July 1996, in anticipation of the consummation of the Acquisition, the Company announced the closure of its Westerville, Ohio facility. In addition, the Company will implement a targeted workforce reduction by the end of 1996. The Company expects that these two additional projects will result in annual cost reductions of $8.3 million. The Company also is considering additional cost-reduction opportunities.

     Pursue Selected Acquisition Opportunities. The Company has a proven record of acquiring and integrating businesses into existing operations. As an independent company, Mettler-Toledo plans to more actively pursue additional product lines and distribution channels through acquisitions, strategic alliances and joint ventures. The Company believes that by taking advantage of its brand name and global sales and service organization it can expand distribution of acquired product lines and operate acquired businesses more efficiently.

PRODUCTS

  Laboratory

     The Company manufactures and markets a complete range of laboratory balances, as well as other selected laboratory measurement instruments, such as titrators, thermal analysis systems, pH meters and lab reactors, for laboratory applications in research and development, quality assurance, production and education. Laboratory products accounted for approximately 37% of the Company's net sales in 1995 (including revenues from related after-sale service). The Company believes that it has an approximate 40% share of the global market for laboratory balances and is among the top three worldwide producers of titrators, thermal analysis systems, pH meters and lab reactors. The Company believes it has the leading market share for laboratory balances in Europe, the United States and Asia (excluding Japan) and one of the three leading positions in Japan.

     Balances. The balance is the most common piece of equipment in the laboratory. The Company believes that it sells the highest performance laboratory balances available on the market, with weighing ranges up to 32 kilograms and down to one ten-millionth of a gram. The Mettler-Toledo name is one of the best known names in laboratory instruments, with a reputation for accuracy, reliability and innovation. This reputation, in management's judgment, constitutes one of the Company's principal competitive strengths.

     In order to cover a wide range of customer needs and price points, Mettler-Toledo markets precision balances, analytical and semimicrobalances, microbalances and ultramicrobalances in three principal product tiers offering different levels of functionality. High-end balances provide maximum automation of calibration, application support and additional functions. Mid-level balances provide a more limited but still extensive set of automated features and software applications, while basic level balances provide simple operations and a limited feature set. The Company also manufactures mass comparators, which are used by weights and measures regulators as well as laboratories to ensure the accuracy of reference weights. Due to the wide range of functions and features offered by the Company's products, prices vary significantly. A typical mid-range precision balance is priced at approximately $2,500 and a typical microbalance is priced at approximately $14,000.

     The Company regularly introduces new features and updated models in its lines of balances. For example, the Company's DeltaRange models permit weighing of light and heavy samples on the same balance without the need for difficult adjustments, a function particularly useful in dispensing and formula weighing. High-end balances are equipped with fully automatic calibration technology. These balances are carefully calibrated many times in controlled environments, with the results of the calibrations incorporated into built-in software, so that adjustments to ambient temperature and humidity can automatically be made at any time. The Company also offers universal interfaces that offer simultaneous connection of up to five peripheral devices. The customer can then interface one balance with, for example, a computer for further processing of weighing data, a printer for automatically printing results and a bar-code reader for sample identification.

     In addition to Mettler-Toledo brand products, the Company also manufactures and sells balances under the brand name 'Ohaus.' Ohaus brand products include triple-beam balances, strain gauge balances and electronic balances for the educational market and other markets in which customers are interested in lower cost, a more limited set of features and less comprehensive service.


     Titrators. Titrators measure the chemical composition of samples. The Company's high-end titrators are multi-tasking models, which can perform two determinations simultaneously. They permit high sample throughputs and have extensive expansion capability and flexibility in calculations, functions and parameters. Lower-range models permit common determinations to be stored in a database for frequent use. Titrators are used heavily in the food and beverage industry. A typical titrator is priced at approximately $12,000.

     Thermal Analysis Systems. Thermal analysis systems measure different properties, such as weight, dimension and energy flow, at varying temperatures. The Company's thermal analysis products include full computer integration and a significant amount of proprietary software. Thermal analysis systems are used primarily in the plastics and polymer industries. A typical thermal analysis system is priced at approximately $50,000.

     pH Meters. A pH meter measures acidity in a laboratory sample and is the second most widely used measurement instrument in the laboratory, after the balance. The Company manufactures desktop models and portable models. Desktop models are microprocessor-based instruments, offering a wide range of features and self-diagnostic functions. Portable models are waterproof, ultrasonically welded and ergonomically designed, and permit later downloading of data to a computer or printer using an interface kit and custom software. pH meters are used in a wide range of industries. A typical pH meter is priced at approximately $1,200.

     Lab Reactors and Reaction Calorimeters. Lab reactors and reaction calorimeters are used to simulate an entire chemical manufacturing process in the laboratory before proceeding to production, in order to ensure the safety and feasibility of the process. The Company's products are fully computer-integrated, with a significant software component, and offer wide flexibility in the structuring of experimental processes. Lab reactors and reaction calorimeters are typically used in the chemical and pharmaceutical industries. A typical lab reactor is priced at approximately $140,000.

     Electrodes. The Company manufactures electrodes for use in a variety of laboratory instruments and in-line process applications. Laboratory electrodes are consumable goods used in pH meters and titrators, which may be replaced many times during the life of the instrument. In-line process electrodes are used to monitor production processes, for example, in the beverage industry. A typical in-line process electrode is priced at approximately $1,600.

     Other Instruments. The Company sells density and refractometry instruments, which measure chemical concentrations in solutions. These instruments are sourced through a marketing joint venture with a third-party manufacturer, but are sold under the Mettler-Toledo brand name. In addition, the Company manufactures and sells moisture analyzers, which precisely determine the moisture content of a sample by utilizing an infrared dryer to evaporate moisture.

  Industrial and Food Retailing

     Weighing is one of the most broadly used measurement techniques in industry and food retailing. The Company's industrial and food retailing weighing and related products include bench and floor scales for standard industrial applications, truck and railcar scales for heavy industrial applications, checkweighers (which determine the weight of goods in motion), scales for use in food retailing establishments and specialized software systems for industrial processes. Increasingly, many of the Company's industrial and food retailing products can integrate weighing data into process controls and information systems. The Company's industrial and food retailing products are also sold to original equipment manufacturers ('OEMs'), which incorporate the Company's products into larger process solutions and comprehensive food retailing checkout systems. At the same time, the Company's products themselves include significant software content and additional functions including networking, printing and labeling capabilities, and the incorporation of other measuring technologies such as dimensioning. The Company works with customer segments to create specific solutions to their weighing needs. The Company has also recently worked closely with the leading manufacturer of postal meters to develop a new generation of postal metering systems.

     Industrial and food retailing products accounted for more than 60% of the Company's net sales in 1995 (including revenues from related after-sale service). The Company believes that it has the leading position in industrial and food retailing sales in Europe and in the United States. In Asia, the Company has a substantial, rapidly growing industrial and food retailing business supported by established manufacturing capabilities in China. The Company believes that it is the only company with a true global presence across industrial and food retailing weighing applications.

     Standard Industrial Products. The Company offers a complete line of standard industrial scales, such as bench scales and floor scales, for weighing loads from a few grams to loads of several thousand kilograms in applications ranging from measuring materials in chemical production to weighing mail and packages. Product lines include the 'Spider' range of scales, often used in receiving and shipping departments in counting applications; 'TrimWeigh' scales, which determine whether an item falls within a specified weight range, and are primarily used in the food industry; 'Mentor SC' scales, for counting parts; and precision scales for formulating and mixing ingredients. The Company's 'MultiRange' products include standardized software which uses the weight data obtained to calculate other parameters, such as price or number of pieces. The modular design of these products facilitates the integration of the Company's weighing equipment into a computer system performing other functions, like inventory control or batch management. Prices vary significantly with the size and functions of the scale, generally ranging from $1,000 to $20,000.

     Heavy Industrial Products. The Company's primary heavy industrial products are scales for weighing trucks or railcars (i.e., weighing bulk goods as they enter a factory or at a toll station). The Company's truck scales, such as the 'DigiTOL TRUCKMATE,' generally have digital load cells, which offer significant advantages in serviceability over analog load cells. Heavy industrial scales are capable of measuring weights up to 500 tons and permit accurate weighing under extreme environmental conditions. The Company also offers advanced computer software that can be used with its heavy industrial scales to permit a broad range of applications. Truck scales' prices generally range from $25,000 to $50,000.


     Dynamic Checkweighing. The Company offers solutions to checkweighing requirements in the food, pharmaceutical, chemical and cosmetic industries, where accurate filling of packages is required, and in the transportation and package delivery industries, where tariffs are levied based on weight. Customizable software applications utilize the information generated by checkweighing hardware to find production flaws, packaging and labeling errors and nonuniform products, as well as to sort rejects and record the results. Mettler-Toledo checkweighing equipment can accurately determine weight in dynamic applications at speeds of up to several hundred units per minute. Checkweighers generally range in price from $8,000 to $40,000.

     Food Retailing Products. Supermarkets, hypermarkets and other food retail establishments make use of multiple weighing applications for the handling of perishable goods from backroom to checkout counter. For example, perishable goods are weighed on arrival to determine payment to suppliers and some of these goods are repackaged, priced and labeled for sale to customers. Other goods are kept loose and selected by customers and either weighed at the produce or deli counter or at the check-out counter.

     The Company offers stand-alone scales for basic counter weighing and pricing, price finding, and printing. In addition, the Company offers network scales and software, which can integrate backroom, counter, self-service and checkout functions, and can incorporate weighing data into a supermarket's overall perishable goods management system. Backroom products include dynamic weighing products, labeling and wrapping machines, perishable goods management and data processing systems. In some countries in Europe, the Company also sells slicing and mincing equipment. Prices for food retailing scales generally range from $800 to $5,000, but are often sold as part of comprehensive weighing solutions.

     Systems. The Company's systems business consists of software applications for drum filling in the food and chemical industries and batching systems in the glass industry. The software systems control or modify the manufacturing process.

CUSTOMERS AND DISTRIBUTION

     The Company's business is geographically diversified, with 1995 net sales derived 52% in Europe, 37% in North and South America and 11% in Asia and other markets. The Company's customer base is also diversified by industry and by individual customer. The Company's largest single customer accounted for no more than 2% of 1995 net sales.

  Laboratory

     Principal customers for laboratory products include chemical, pharmaceutical and cosmetics manufacturers; food and beverage makers; the metals, electronics, plastics, transportation, packaging, logistics and rubber industries; the jewelry and precious metals trade; educational institutions; and government standards labs. Balances and pH meters are the most widely used laboratory measurement instruments and are found in virtually every laboratory across a wide range of industries. Other products have more specialized uses.


     The Company's laboratory products are sold in more than 100 countries through a worldwide distribution network. The Company's extensive direct distribution network and its dealer support activities enable the Company to maintain a significant degree of control over the distribution of its products. In markets where there are strong laboratory distributors, such as the United States, the Company uses them as the primary marketing channel for lower- and mid-price point products. This strategy allows the Company to leverage the strength of both the Mettler-Toledo brand and the laboratory distributors' market position into sales of other laboratory measurement instruments. The Company provides its distributors with a significant amount of technical and sales support. High-end products are handled by the Company's own sales force. There has been recent consolidation among distributors in the United States market. While this consolidation could adversely affect the Company's U.S. distribution, the Company believes its leadership position in the market gives it a competitive advantage when dealing with its U.S. distributors. Asian distribution is primarily through distributors, while European distribution is primarily through direct sales. European and Asian distributors are generally fragmented on a country-by-country basis. Effective at the end of 1996, the Company will distribute laboratory products directly in Japan and will pay its current distributor up to SFr 8.0 million ($6.4 million at June 30, 1996) to terminate its existing arrangement (of which approximately SFr 1.0 million has already been paid).

     Ohaus brand products are generally positioned in alternative distribution channels to those of Mettler-Toledo brand products. In this way, the Company is able to fill a greater number of distribution channels and increase penetration of its existing markets. Since the acquisition of Ohaus in 1990, the Company has expanded the Ohaus brand beyond its historical U.S. focus. Ohaus brand products are sold exclusively through distributors.

  Industrial and Food Retailing

     Customers for Mettler-Toledo industrial products include chemical companies (e.g., formulating, filling and bagging applications), food companies (e.g., packaging and filling applications), electronics and metal processing companies (e.g., piece counting and logistical applications), transportation companies (e.g., sorting, dimensioning and vehicle weighing applications) and auto body paint shops, which mix paint colors based on weight. The Company's products for these industries share similar weighing technology, and often minor modifications of existing products can make them useful for applications in a variety of industrial processes. The Company also sells to OEMs which integrate weighing modules into larger process control applications, or comprehensive packaging lines. OEM applications often include software content and technical support, as the Company's weighing module must communicate with a wide variety of other process modules and data management functions. The Company's products are also purchased by engineering firms, systems integrators and vertical application software companies.

     Customers for food retailing products include supermarkets, hypermarkets and smaller food retailing establishments. The North American and European markets include many large supermarket chains. In most of the Company's markets, food retailing continues to shift to supermarkets and hypermarkets from 'mom and pop' grocery stores. While supermarkets and hypermarkets generally buy less equipment per customer, they tend to buy more advanced products that require more electronic and software content. In emerging markets, however, the highest growth is in basic scales. As with industrial products, the Company also sells food retailing products to OEMs for inclusion in more comprehensive checkout systems. For example, the Company's checkout scales are incorporated into scanner-scales, which can both weigh perishable goods and also read bar codes on other items. Scanner-scales are in turn integrated with cash registers to form a comprehensive checkout system.

     The Company's industrial products are sold in more than 100 countries and its food retailing products in 20 countries. In the industrial and food retailing market, the Company distributes directly to customers (including OEMs) and through distributors. In the United States, distributor sales slightly exceed direct sales. Distributors are highly fragmented in the U.S., with many small 'scale houses' selling the Company's products. In Europe, direct sales predominate, with distributors used in certain cases. As in its laboratory distribution, the Company provides significant support to its distributors.

SALES AND SERVICE

  Market Organizations

     The Company has 31 geographically-focused market organizations ('MOs') around the world that are responsible for all aspects of sales and service. The MOs are local marketing and service organizations designed to maintain close relationships with the Company's customer base. Each MO has the flexibility to adapt its marketing and service efforts to account for different cultural and economic conditions. MOs also work closely with the Company's producing organizations (described below) by providing feedback on manufacturing and product development initiatives and relaying innovative product and application ideas.

     The Company has the largest field organization in the weighing industry, with approximately 2,700 employees in sales, marketing and customer service (including related administration) and after-sales technical service. This field organization has the capability to provide service and support to the Company's customers and distributors in virtually all major markets across the globe. Sales managers and representatives interact across product lines and markets in order to serve customers that have a wide range of weighing needs, such as pharmaceutical companies that purchase both laboratory and industrial products. The Company classifies customers according to their potential for sales and the appropriate distribution channel is selected to service the customer as efficiently as possible. Larger accounts tend to have dedicated sales representatives. Other representatives are specialized by product line. Sales representatives call directly on end-users either alone or, in regions where sales are made through distributors, jointly with distributors. The Company utilizes a variety of advertising media, including trade journals, catalogs, exhibitions and trade shows. The Company also sponsors seminars, product demonstrations and customer training programs. An extensive database on markets helps the Company to gauge growth opportunities, target its message to appropriate customer groups and monitor competitive developments.

  After-Sales Service

     The Company believes that it has the largest installed base of weighing instruments in the world. To support its installed base, the Company employs service technicians who provide contract and repair services in all countries in which the Company's products are sold. Service (representing service contracts, repairs and replacement parts) accounted for approximately 17% of the Company's total net sales in 1995. (Service revenue is included in the laboratory and industrial and food retailing sales percentages given above.) Management believes that service is a key part of its product offering and helps significantly in repeat sales. The close relationships and frequent contact with its large customer base provide the Company with sales opportunities and innovative product and application ideas. Moreover, a global service network is an important factor in the ability to expand in emerging markets. Widespread adoption of quality laboratory and manufacturing standards and the privatization of weights and measures certification are both favorable trends for the Company's service business, as they tend to increase demand for on-site calibration services.

     The Company's service contracts provide for repair services within various guaranteed response times, depending on the level of service selected. Many contracts also include periodic calibration and testing. Contracts are generally one year in length, but may be longer. The Company's own employees directly provide all service on Mettler-Toledo products. If the service contract also includes products of other manufacturers, the Company will generally perform calibration, testing and basic repairs directly, and contract out more significant repair work. As application software becomes more complex, the Company's service efforts increasingly include installation and customer training programs as well as product service.

     Warranties on Mettler-Toledo products are generally one year. Based on past experience, the Company believes its reserves for warranty claims are adequate.

RESEARCH AND PRODUCT DEVELOPMENT; MANUFACTURING

  Producing Organizations

     The Company is organized into a number of producing organizations ('POs'), which are specialized centers responsible for product development, research and manufacturing. At June 30, 1996, POs included approximately 3,900 employees worldwide, and consist of product development teams whose members are from marketing, customer service, development, research, manufacturing, engineering and purchasing. POs also often seek customer input to ensure that the products developed are tailored to market needs. The Company has organized POs in order to reduce product development time, improve its customer focus, reduce costs and maintain technological leadership. The POs work together to share ideas and best practices. Some employees are in both MOs and POs. The Company is currently implementing a number of projects that it believes will result in increased productivity and lower costs. For example, the Company is restructuring the order and product delivery process in Europe to enable the Company to deliver many of its products to its customers directly from the manufacturing facility within several days, which minimizes the need to store products in decentralized warehouses. In addition, the Company is centralizing its European spare parts inventory management system.

  Research and Product Development

     Management believes that technical innovation and the speed with which new products are brought to market are fundamental to the Company's leading market position. For this reason it closely integrates research and development with marketing, manufacturing and product engineering. The Company has nearly 600 professionals in research and development and product engineering.

     The Company's principal product development activities involve applications improvements to provide enhanced customer solutions, systems integration and product cost reduction. However, the Company also actively conducts research in basic weighing technologies. As part of its research and development activities, the Company has frequent contact with university experts, industry professionals and the governmental agencies responsible for weights and measures. In addition, the Company's in-house development is complemented by technology and product development alliances with customers and OEMs.

     An important recent example of innovation at the Company is the 'Brickstone' technology. Created from a solid block of aluminum utilizing the Company's proprietary design and manufacturing know-how, the Brickstone load cell component eliminates many of the complex mechanical linkages in a weighing sensor and reduces the number of parts in the sensor from approximately 100 to approximately 50. The Brickstone sensor permits more accurate weighing, lower manufacturing costs and cheaper and faster design changes. Brickstone technology has been incorporated into certain of the Company's products, and the Company expects to expand its use to additional product lines in the future. Another important recent innovation is the ID 20 terminal for use in the Company's range of industrial scales. The ID 20 includes the first personal computer interface to be certified by weights and measures regulators, combined with an ergonomically designed personal computer terminal for industrial applications. The Company has also introduced the first digital load cell, which is used primarily in the Company's truck weighing products. In addition, together with a strategic partner, the Company is currently testing at a selected group of customers a number of weighing and dimensioning devices, which accurately determine volume and weight simultaneously. The Company is also testing a household waste collection system that allows local municipalities to charge for waste removal according to weight.

     The Company has been spending an increasing proportion of its research and development budget on software development. Software development for weighing applications includes application-specific software, as well as software utilized in sensor mechanisms, displays, and other common components, which can be leveraged across the Company's broad product lines. Application-specific projects include the Company's recently developed thermal analysis system, memory cards used in titrators to perform industry-specific processes, and software for use in truck scales.

     The Company spent $54.5 million on research and development in 1995, $48.0 million in 1994 and $46.4 million in 1993, which the Company believes was more than any of its competitors. Including costs associated with customer-specific engineering projects, which are included in cost of sales for financial reporting purposes, the Company spent approximately 7.3% of net sales on research and development in 1995.

  Manufacturing

     The Company's manufacturing strategy is to produce directly those components that require its specific technical competence, or for which dependable, high-quality suppliers cannot be found. Many of these Company-manufactured components can be utilized across a broad range of the Company's products. The Company contracts out the manufacture of its other component requirements. Consequently, much of the Company's manufacturing capability consists of assembly of components sourced from others. The Company utilizes a wide range of suppliers and it believes its supply arrangements to be adequate. From time to time the Company relies on one supplier for all its requirements of a particular component, but in such cases the Company believes adequate alternative sources would be available if necessary. Supply arrangements for electronics are generally made globally. For mechanical components, the Company generally uses local sources to optimize materials flow.

     The Company's manufacturing operations emphasize product quality. Most of its products require very strict tolerances and exact specifications. The Company utilizes an extensive quality control system that is integrated into each step of the manufacturing process. This integration permits field service technicians to trace important information about the manufacture of a particular unit, which facilitates repair efforts and permits fine-tuning of the manufacturing process. Many of the Company's measuring instruments are subjected to an extensive calibration process that allows the software in the unit to automatically adjust for the impact of temperature and humidity. The Company believes that product quality, which translates into accuracy and reliability, is crucial to its brand strength, its ability to make repeat sales to existing customers, and its ability to offer after-sales service at competitive prices.

     The Company has six manufacturing plants in the U.S. (after giving effect to the closure of the Westerville, Ohio facility), four in Switzerland, two in Germany and two in China, of which one is a 60% owned joint venture and the other, the Shanghai facility, is beginning to produce laboratory products and is expected to be completed by the end of 1996. Laboratory products are produced mainly in Switzerland and to a lesser extent in the United States, while industrial and food retailing products are produced in all four countries. All of the Company's facilities (other than the Shanghai facility, which is still in a start-up phase) are ISO 9001 certified. The Company believes its manufacturing capacity is sufficient to meet its present and currently anticipated needs.

  Backlog

     Manufacturing turnaround time is generally sufficiently short so as to permit the Company to manufacture to fill orders for most of its products, which helps to limit inventory costs. Backlog is therefore generally a function of requested customer delivery dates and is typically no longer than one to two months.

EMPLOYEES

     As of June 30, 1996, the Company had approximately 6,400 employees throughout the world, including more than 3,300 in Europe and more than 2,400 in North and South America. Management believes that its relations with employees are good. The Company has not suffered any material employee work stoppage or strike in its worldwide operations during the last five years. Labor unions do not represent a meaningful number of the Company's employees.

     In certain of its facilities, the Company has instituted a flexible workforce environment, in which hours vary depending on the quantity of workload. The Company believes that this flexible working environment enhances employees' involvement, thus increasing productivity, and improves efficient payroll management by permitting the Company to adjust staffing to match workload to a greater degree without changing the size of the overall workforce.

INTELLECTUAL PROPERTY

     The Company holds more than 1,150 patents and trademarks, primarily in the United States, Switzerland, Germany and Japan and, to a lesser extent, in China. The Company's products generally incorporate a wide variety of technological innovations, many of which are protected by patents and many of which are not. Moreover, products are generally not protected as a whole by individual patents. Accordingly, no one patent is material to the Company's business. The Company also has numerous trademarks and considers the Mettler-Toledo name and logo to be material to its business. The Company regularly protects against infringement of its intellectual property.

REGULATION

     The Company's products are subject to regulatory standards and approvals by weights and measures regulatory authorities in the countries in which it sells its products. Weights and measures regulation has been harmonized across the EU. See 'Industry.' The Company's food processing and food retailing products are subject to regulation and approvals by relevant governmental agencies, such as the United States Food and Drug Administration. Products used in hazardous environments may also be subject to special requirements. All of the Company's electrical components are subject to electrical safety standards. The Company believes that it is in compliance in all material respects with applicable regulations.

ENVIRONMENTAL MATTERS

     The Company is subject to various environmental laws and regulations in the jurisdictions in which it operates, including those relating to air emissions, wastewater discharges, the handling and disposal of solid and hazardous wastes and the remediation of contamination associated with the use and disposal of hazardous substances. The Company wholly or partly owns, leases or holds a direct or indirect equity interest in a number of properties and manufacturing facilities around the world, including the United States, Europe, Canada, Mexico, Brazil, Australia and China. The Company, like many of its competitors, has incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations in both the United States and abroad.

     The Company is currently involved in, or has potential liability with respect to, the remediation of past contamination in certain of its presently and formerly owned and leased facilities in both the United States and abroad. In addition, certain of the Company's present and former facilities have or had been in operation for many decades and, over such time, some of these facilities may have used substances or generated and disposed of wastes which are or may be considered hazardous. It is possible that such sites, as well as disposal sites owned by third parties to which the Company has sent wastes, may in the future be identified and become the subject of remediation. Accordingly, although the Company believes that it is in substantial compliance with applicable environmental requirements and the Company to date has not incurred material expenditures in connection with environmental matters, it is possible that the Company could become subject to additional environmental liabilities in the future that could result in a material adverse effect on the Company's financial condition or results of operations.

     The Company is involved in litigation concerning remediation of hazardous substances at its operating facility in Landing, New Jersey. On or about July 1988, AGP purchased 100% of the outstanding stock of Metramatic Corporation ('Metramatic'), a manufacturer of checkweighing equipment located in Landing, from GEI International Corporation ('GEI'). GEI agreed to indemnify and hold harmless AGP for certain pre-closing environmental conditions, including those resulting in cleanup responsibilities required by the New Jersey Department of Environmental Protection ('NJDEP') pursuant to the New Jersey Environmental Cleanup Responsibility Act ('ECRA'). ECRA is now the Industrial Site Recovery Act. Pursuant to a 1988 NJDEP administrative consent order naming GEI and Metramatic as respondents, GEI has spent approximately $2 million in the performance of certain investigatory and remedial work addressing groundwater contamination at the site. However, a final remedy has not yet been selected by NJDEP, and, therefore, future remedial costs are currently unknown. In 1992, GEI filed a suit against AGP and various other parties including Hi-Speed Checkweigher Co., Inc., a wholly-owned subsidiary of the Company that currently owns the facility, to recover certain costs incurred by GEI in connection with the site. Based on currently available information and the Company's rights of indemnification from GEI, the Company believes that its ultimate allocation of costs associated with the past and future investigation and remediation of this site will not have a material adverse effect on the Company's financial condition or results of operations.

     In addition, the Company is aware that Toledo Scale and a former subsidiary of Toledo Scale have been named potentially responsible parties under CERCLA at certain third-party and former operating sites in the United States. Based on currently available information and the Company's contractual rights of indemnification from the former owner of Toledo Scale with respect to these sites, the Company believes that the costs associated with the investigation and remediation of these sites will not have a material adverse effect on the

Company's financial condition or results of operations.

COMPETITION

     The markets in which the Company operates are highly competitive. Because of the fragmentation of weighing instruments markets, particularly the industrial and food retailing market, both geographically and by application, the Company competes with numerous regional or specialized competitors, many of which are well-established in their markets. Some competitors are less leveraged than the Company and/or are divisions of larger companies with potentially greater financial and other resources than the Company. Although the Company believes that it has certain competitive advantages over its competitors, realizing and maintaining these advantages will require continued investment by the Company in research and development, sales and marketing and customer service and support. The Company has, from time to time, experienced price pressures from competitors in certain product lines and geographic markets.

     In the United States, the Company believes that the principal competitive factors on which purchasing decisions are made are accuracy and durability, while in Europe accuracy and service are the most important factors. In emerging markets, where there is greater demand for less sophisticated products, price is a more important factor than in developed markets. Competition in the United States laboratory market is also influenced by the presence of large distributors through which the Company and its competitors sell many of their products.

PROPERTIES

     The following table lists the Company's principal operating facilities, indicating the location, primary use and whether the facility is owned or leased.

LOCATION                      PRINCIPAL USE(1)                   OWNED/LEASED
- ----------------------------- ---------------------------------- ---------------
Europe:
  Greifensee/Nanikon,
     Switzerland............. Production, Corporate Headquarters Owned
  Uznach, Switzerland........ Production                         Owned
  Urdorf, Switzerland........ Production                         Owned
  Schwerzenbach,
     Switzerland............. Production                         Leased
  Albstadt, Germany.......... Production                         Owned
  Giesen, Germany............ Production                         Owned
  Giessen, Germany........... Sales and Service                  Owned
  Steinbach, Germany......... Sales and Service                  Owned
  Viroflay, France........... Sales and Service                  Owned
  Beersel, Belgium........... Sales and Service                  Owned
  Tiel, Netherlands.......... Sales and Service                  Owned
  Leicester, England......... Sales and Service                  Leased

Americas:
  Worthington, Ohio.......... Production                         Owned
  Spartanburg, South
     Carolina................ Production                         Owned
  Franksville, Wisconsin..... Production                         Owned
  Ithaca, New York........... Production                         Owned
  Wilmington,
     Massachusetts........... Production                         Leased
  Florham Park, New Jersey... Production                         Leased
  Hightstown, New Jersey..... Sales and Service                  Owned
  Burlington, Canada......... Sales and Service                  Owned
  Mexico City, Mexico........ Sales and Service                  Leased

Other:
  Shanghai, China(2)......... Production                         Leased
                                                                 Building Owned;
  Changzhou, China(3)........ Production                         Land Leased
  Melbourne, Australia....... Sales and Service                  Leased

- ------------------
(1) The Company also conducts research and development activities at certain of the above facilities in Switzerland, Germany, the United States and, to a lesser extent, China.


(2) Under construction. Scheduled for completion by the end of 1996.

(3) Held by a 60%-owned joint venture.

     The Company believes its facilities are adequate for its current and reasonably anticipated future needs.

LEGAL PROCEEDINGS

     The Company is subject to routine litigation incidental to its business. The Company is currently not involved in any legal proceeding that it believes could have a material adverse effect upon its financial condition or results of operations. See '--Environmental Matters' for information concerning legal proceedings relating to certain environmental claims.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Issuer are:

NAME                     AGE  POSITION
- ------------------------ ---  --------------------------------------------------
Robert F. Spoerry....... 40   President and Chief Executive Officer and Director
Fred Ort................ 54   Head, Finance and Control
Karl M. Lang............ 49   Head, Laboratory Division
Lukas Braunschweiler.... 40   Head, Industrial and Retail (Europe)
John D. Robechek........ 48   Head, Industrial and Retail (Americas)
Peter Burker............ 50   Head, Human Resources
Thomas Rubbe............ 42   Head, Logistics and Information Systems
Thomas P. Salice........ 35   Director
Alan W. Wilkinson....... 40   Director

     Robert F. Spoerry has been President and Chief Executive Officer since 1993. He served as Head, Industrial and Retail (Europe) from 1987 to 1993. Mr. Spoerry has been a Director since the formation of MT Acquisition Corp. in July 1996.

     Fred Ort has been Head, Finance and Control since 1973.

     Karl M. Lang has been Head, Laboratory Division since 1994. From 1991 to 1994 he was based in Japan as a representative of senior management with responsibility for expansion of the Company's Asian operations.

     Lukas Braunschweiler has been Head, Industrial and Retail (Europe) since 1995. From 1992 until 1995, he held various senior management positions with the Landis & Gyr Group, a manufacturer of electrical meters. Prior to August 1992 he was a Vice President in the Technology Group of Saurer Group, a manufacturer of textile machinery.

     John D. Robechek has been Head, Industrial and Retail (Americas) and President of Mettler-Toledo, Inc., a U.S.-based subsidiary of the Company, since 1995. From 1990 through 1994 he served as Senior Vice President and managed all of the Company's U.S. subsidiaries.

     Peter Burker has been Head, Human Resources since 1994. From 1992 to 1994 he was Mettler-Toledo's General Manager in Spain, and from 1989 to 1991 he headed the Company's operations in Italy.

     Thomas Rubbe has been Head, Logistics and Information Systems since 1995. From 1990 to 1995, he was head of Controlling, Finance and Administration with the Company's German marketing organization.


     Thomas P. Salice has been a Director since the formation of MT Acquisition Corp. in July 1996. He is a Managing Director of AEA Investors and has been associated with AEA Investors since June 1989. Mr. Salice is also a Director of CasTech Aluminum Group Inc. and Waters Corporation.

     Alan W. Wilkinson has been a Director since the formation of MT Acquisition Corp. in July 1996. He has been a Managing Director of AEA Investors since September 1989. Prior to his association with AEA Investors, Mr. Wilkinson was a Vice President in the Merchant Banking and Mergers and Acquisitions divisions of Lehman Brothers Inc., an investment banking firm.

     Messrs. Spoerry, Salice and Wilkinson are directors of Holding. Mr. Spoerry is President and Chief Executive Officer of Holding and Mr. Ort is Head, Finance and Control.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to or accrued for services performed by the Company's Chief Executive Officer and the four other most highly compensated executive (collectively, the 'Named Executives') for the year ended December 31, 1995.

                         SUMMARY COMPENSATION TABLE (1)

                                                                            LONG TERM
                                                                           COMPENSATION
                                                            ANNUAL         ------------
                                                         COMPENSATION       SECURITIES
                                                      ------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                    YEAR    SALARY     BONUS     OPTIONS(#)    COMPENSATION
- ---------------------------------------------  ----   --------   -------   ------------   ------------
Robert F. Spoerry
  President and Chief Executive Officer......  1995   $289,343   $85,871        300(2)      $ 54,346(3)
Fred Ort
  Head, Finance and Control..................  1995    227,284    69,701         --           70,804(3)
Karl M. Lang
  Head, Laboratory...........................  1995    228,427    38,071         --           60,321(3)
Lukas Braunschweiler
  Head, Industrial and Retail (Europe).......  1995    228,427    25,381         --           50,460(3)
John D. Robechek
  Head, Industrial and Retail (Americas).....  1995    225,000    40,563         --            6,168(4)

- ------------------
(1) Amounts paid in Swiss francs (all amounts except those paid to Mr. Robechek) converted to U.S. dollars at a rate of SFr 1.182 to U.S. $1.00, the average exchange rate during the year ended December 31, 1995.

(2) Option to purchase the specified number of shares of Ciba common stock at an exercise price of SFr 750 ($665 at the date of grant) per share. The fair market value at the date of grant was SFr 764 ($678) per share.

(3) Represents Company contributions to the Mettler-Toledo Fonds (a Swiss pension plan similar to a defined contribution plan under U.S. law). Fifty percent of the amount shown is a required employee contribution under the plan which the Company has contributed on behalf of the Named Executives, and the other 50% is a required matching employer contribution.

(4) Includes $1,024 for the value of group life insurance over $50,000, $4,500 for the Company's contribution to Mr. Robechek's 401(k) plan account and $644 for Mr. Robechek's profit sharing payout under the Company's Performance Dividend Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                        POTENTIAL REALIZABLE VALUE AT
                     NUMBER OF       % OF TOTAL                                         ASSUMED ANNUAL RATES OF STOCK
                     SECURITIES     OPTIONS/SARS                                      PRICE APPRECIATION FOR OPTION/SAR
                     UNDERLYING      GRANTED TO                                                     TERM
                    OPTIONS/SARS    EMPLOYEES IN   EXERCISE/BASE     EXPIRATION     -------------------------------------
      NAME         GRANTED (#)(1)   FISCAL YEAR     PRICE ($/SH)        DATE          0%($)        5%($)        10%($)
- -----------------  --------------   ------------   --------------  --------------   ---------   -----------   -----------
Robert F. Spoerry        300            100%          $665(2)      April 25, 2005   $3,900(3)   $131,817(4)   $328,067(4)

- ------------------

     (1) Represents number of securities underlying an option to purchase Ciba stock. The option was granted on April 25, 1995, would have vested as to 150 shares after two years and as to 150 shares after four years and would have expired in ten years (on April 25, 2005). In March 1996, the option was accelerated for a one-month period only in connection with the announcement of the Ciba merger with Sandoz. During that time, Mr. Spoerry exercised both this option and a second option for 300 shares (not required to be set forth above) that was granted in 1996. Mr. Spoerry no longer has any outstanding options.
     (2) Represents the exercise price of SFr 750 at the date of grant.
     (3) Represents the difference between the exercise price and the per share fair market value at the date of grant (SFr 764, or $678), multiplied by the number of shares underlying the option.
     (4) The assumed annual rates of appreciation over the term of the option are set forth in accordance with rules and regulations adopted by the Securities and Exchange Commission and do not represent the Company's estimate of stock appreciation price. However, Mr. Spoerry has now exercised all his options.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

                 AND OPTION/SAR VALUES AS OF DECEMBER 31, 1995

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                                  OPTIONS/SARS AT FISCAL         IN-THE-MONEY OPTIONS/SARS
                      SHARES                             YEAR-END                    AT FISCAL YEAR-END
                    ACQUIRED ON     VALUE                  (#)                              ($)
                     EXERCISE      REALIZED    ----------------------------    ------------------------------
      NAME              (#)          ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
- -----------------   -----------    --------    -----------    -------------    -----------    ---------------
Robert F. Spoerry        --            --           --             300              --        $      69,000(1)

- ------------------
(1) This represents the difference between the exercise price of SFr 750 ($652 at December 28, 1995) and the closing price of Ciba's common stock on December 28, 1995 (SFr 1,015, or $882), multiplied by the 300 unexercised shares. Since December 28, 1995, Mr. Spoerry exercised all outstanding options and no longer has any options outstanding.

EMPLOYMENT AGREEMENTS; STOCK OPTIONS; MANAGEMENT EQUITY

     In connection with the Acquisition, the Company expects to negotiate new compensation arrangements with its senior management to become effective following the Acquisition. The arrangements are expected to include initial grants of options to purchase non-voting common stock of MT Investors in amounts and at prices to be determined. Exercise of such options will be subject to vesting restrictions. Additional shares of non-voting common stock of MT Investors will be reserved for future grants of options to the Company's management. Management and other employees of the Company will contribute up to $15 million of the equity of MT Investors. See 'The Acquisition.'

COMPENSATION OF DIRECTORS

     All members of the Board of Directors of the Company are officers of the Company or employees of AEA Investors and will not receive additional compensation for being on the Board or its committees.

RETIREMENT PLANS

     Mr. Robechek is covered under two pensions plans, the Mettler-Toledo Retirement Plan and the Mettler-Toledo Supplemental Retirement Income Plan. Benefits under these plans are determined by career average compensation rather than final compensation. The annual accrual for each year under both plans is the difference of 2% of annual compensation in a plan year and 0.6% of the lesser of annual compensation or covered compensation (defined under the plans as the average of the Social Security Taxable Wage Bases in effect for each calendar year during the 35-year period ending on the last day of a given plan year). The Mettler-Toledo Retirement Plan includes all compensation up to the qualified plan limitations under the Internal Revenue Code of 1986, as amended ($150,000 per year in 1996) and the Mettler-Toledo Supplemental Retirement

Income Plan pays for benefits in excess of these limits. The accrued annual benefit payable to Mr. Robechek under the Mettler-Toledo Retirement Plan is $42,858.48 and the accrued annual benefit under the Mettler-Toledo Supplemental Plan is $8,829.36, for a total annual retirement benefit of $51,687.84.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Following the Acquisition, AEA Investors and the Company will be party to an agreement pursuant to which AEA Investors will provide management, consulting and financial services to the Company. Services will be provided in such areas as the preparation and evaluation of strategic, operating, financial and capital plans and the development and implementation of compensation and other incentive programs. Such services will be provided by the managing directors and professional staff of AEA Investors. In consideration for such services, AEA Investors will be entitled to an annual fee in the amount of $1 million, plus reimbursement for certain expenses and indemnification against certain liabilities. The agreement further provides that in the event the Company employs any employee of AEA Investors as an officer of the Company or otherwise, and such employment involves a substantial amount of such employee's time, the Company will compensate such employee at a reasonable rate. The Company believes that the terms of these management arrangements are as favorable as could be obtained from an unaffiliated third party. In connection with the Acquisition and in consideration of services by AEA Investors in arranging, structuring, and negotiating the terms of the Acquisition and the related financing transactions, the Company will pay AEA Investors a transaction fee of $5.5 million, and reimburse AEA Investors for certain related expenses. The transaction fee is included in the fees and expenses incurred in connection with the Acquisition described under 'Use of Proceeds' and will be funded through the stated sources of funds disclosed thereunder.

     Ciba will contribute $9.5 million (5%) of the total equity contributions to MT Investors.

                             PRINCIPAL STOCKHOLDERS

     Prior to the consummation of the Acquisition, the entities comprising the Mettler-Toledo Group were indirectly owned by Ciba. Following the consummation of the Acquisition, all of the capital stock of the Issuer will be directly owned by Holding, a wholly owned subsidiary of MT Investors, and all of the voting capital stock of MT Investors will be owned by AEA Investors, certain of its investor-shareholders and/or certain members of its management and by Ciba (which will hold 5% of the voting stock). AEA Investors, its investor-shareholders and members of its management will also purchase nonvoting stock representing a substantial portion of the total equity ownership interest in MT Investors. Ciba will also purchase 5% of the nonvoting stock of MT Investors. In connection with the Acquisition, members of senior management of the Company are expected to purchase nonvoting stock of MT Investors and are expected to be granted options to purchase additional nonvoting stock, which together will constitute at least 16.5% of the equity of MT Investors, on a fully diluted basis. The following table sets forth, after giving effect to the Acquisition, information with respect to the beneficial ownership of the voting and non-voting classes of capital stock of MT Investors by (i) each director of the Company, (ii) the Named Executives and (iii) all directors and executive officers of the Company as a group:


                                                              SHARES OF
                                     SHARES OF VOTING         NON-VOTING
                                     CAPITAL STOCK(1)       CAPITAL STOCK
                                    ------------------    ------------------
                                    NUMBER OF    % OF     NUMBER OF    % OF
NAME AND ADDRESS                     SHARES      CLASS     SHARES      CLASS
- ---------------------------------   ---------    -----    ---------    -----
DIRECTORS AND EXECUTIVE OFFICERS:
  Robert F. Spoerry..............
  Fred Ort.......................
  Karl M. Lang...................
  Lukas Braunschweiler...........
  John D. Robechek...............
  Thomas P. Salice...............
  Alan W. Wilkinson..............
  All directors and executive
     officers as a group (9
     persons)....................

- ------------------
(1) AEA Investors owns 49.0% of the voting capital stock of MT Investors.

                        DESCRIPTION OF CREDIT AGREEMENT

     To provide a portion of the financing required for the Acquisition and for working capital and for general corporate purposes thereafter, the Issuer and Swiss Subholding intend to enter into the Credit Agreement with Merrill Lynch Capital Corporation ('Merrill Lynch Capital'), as Arranger and Documentation Agent, The Bank of Nova Scotia, as Administrative Agent, Lehman Commercial Paper Inc. and Credit Suisse, as Co-Agents and the other financial institutions party thereto. The following summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed as an exhibit to the Registration Statement of which this Prospectus is a part. AEA Investors and Merrill Lynch Capital have entered into a commitment letter with respect to the Credit Agreement. The definitive Credit Agreement has not yet been fully negotiated and may contain more or less restrictive provisions than those set forth below.

     Loans under the Credit Agreement are expected to consist of: (i) Term A Loans to be borrowed by Swiss Subholding in an aggregate principal amount of $100 million, which will be available in subfacilities denominated in U.S. dollars, German marks, Swiss francs, French francs, and Pounds Sterling, (ii) Term B Loans to be borrowed by the Issuer in an aggregate principal amount of $75 million, (iii) Term C-1 Loans to be borrowed by Swiss Subholding in an aggregate principal amount of $40 million, (iv) Term C-2 Loans to be borrowed by the Issuer in an aggregate principal amount of $40 million (the Term A Loans, the Term B Loans, the Term C-1 Loans and the Term C-2 Loans are referred to collectively as the 'Term Loans'), and (v) a multi-currency revolving credit facility that may be borrowed by either the Issuer or Swiss Subholding in an aggregate principal amount of $125 million, and which will include letter of credit and swingline subfacilities (the 'Revolving Facility' and together with the Term Loans, the 'Credit Facilities').

     Loans under the Revolving Facility may be repaid and reborrowed. The Issuer and Swiss Subholding will be required to pay a commitment fee equal to 0.50% per annum on the undrawn amount of the Revolving Facility and letter of credit fees on the aggregate face amount of letters of credit under the Revolving Facility at the then Applicable Margin for Offshore Rate Revolving Facility loans (as set forth below under '--Interest Rates').

INTEREST RATES

     Borrowings under the Credit Facilities will bear interest at a floating rate based on either (at the borrower's option) (x) fixed interest periods of one, two, three, six or, if available, 12 months at the applicable Offshore Rate (defined as the rate at which deposits in the applicable currency in the approximate amount of the loan and with a comparable maturity to the relevant interest period are offered by the Administrative Agent to major banks in the London eurocurrency market) or (y) the Alternate Base Rate ('ABR') (defined as the higher of the base rate announced by the Administrative Agent and the Federal Funds Rate plus 0.50%). Borrowings will bear interest at either the Offshore Rate or the ABR plus the following 'Applicable Margin': (A) with respect to Offshore Rate loans, (i) in the case of the Revolving Facility and the Term A Loans, 2.50%; (ii) in the case of the Term B Loans, 3.00%; and (iii)

in the case of the Term C-1 and C-2 Loans, 3.25%; and (B) with respect to ABR loans, (i) in the case of the Revolving Facility and the Term A Loans, 1.50%;
(ii) in the case of the Term B Loans, 2.00%; and (iii) in the case of the Term C-1 and C-2 Loans, 2.25%. However, after such time as consolidated financial results of the Issuer for four fiscal quarters after the Closing are available, the Applicable Margin for the Revolving Facility and the Term A Loans may be reduced based on the ratio of total consolidated debt of the Company to its trailing 12-month consolidated EBITDA.

MATURITY, AMORTIZATION AND MANDATORY PREPAYMENTS

     The Term A Loans and the Revolving Facility mature on December 31, 2002, the Term B Loans mature on December 31, 2003 and the Term C-1 and C-2 Loans mature on December 31, 2004. Amounts outstanding under the Term Loans will amortize in quarterly installments beginning March 31, 1997.

     The Term Loans will be subject to mandatory prepayments (to be applied pro rata among the Term Loans) in an amount equal to, subject to certain exceptions,
(i) 75% of annual Excess Cash Flow (as defined in the Credit Agreement), (ii) the net proceeds received from certain sales of assets, (iii) the net proceeds from the issuance of debt, and (iv) 50% of the net proceeds from the issuance of equity.

SECURITY AND GUARANTEES

     The obligations of Swiss Subholding under the Credit Agreement will be (i) secured by a first priority security interest in all of the material assets of Swiss Subholding, (ii) guaranteed, to the extent permitted by applicable law, by all of the direct and indirect subsidiaries of Swiss Subholding, with certain exceptions, and each such guarantee will, to the extent permitted by applicable law, be secured by a first priority security interest in all of the material assets of each such guarantor, and (iii) guaranteed by the Issuer, its direct and indirect U.S. subsidiaries and Holding, and each such guarantee will be secured by a first priority security interest in all of the material assets of each such guarantor, except that each such guarantor will pledge only 65% of the stock of any non-U.S. subsidiary held by it. The obligations of the Issuer under the Credit Agreement will be (i) secured by a first priority security interest in all of the material assets of the Issuer, except that the Issuer will pledge only 65% of the stock of each non-U.S. subsidiary held by it, (ii) guaranteed by each direct and indirect U.S. subsidiary of the Issuer, and each such guarantee will be secured by a first priority security interest in all of the material assets of each such guarantor, and (iii) guaranteed by Holding, and such guarantee will be secured by a first priority security interest in all of the stock of the Issuer held by Holding.

COVENANTS AND EVENTS OF DEFAULT

     The Credit Agreement will contain covenants that, among other things, limit the Issuer's and its subsidiaries' ability to incur liens; merge, consolidate or dispose of assets; make loans and investments; incur indebtedness; engage in certain transactions with affiliates; incur certain contingent obligations; pay dividends and other distributions; prepay the Notes; or make capital expenditures. The Credit Agreement will also require the Company to maintain a minimum net worth and a minimum fixed charge coverage ratio, and to maintain a ratio of total debt to EBITDA below a specified maximum.

     The Credit Agreement will contain customary events of default, including, without limitation, nonpayment of principal, interest, fees or other amounts when due; violation of covenants; breach of any representation or warranty; cross-default and cross-acceleration; Change in Control (as defined in the Credit Agreement); bankruptcy events; material judgments; certain ERISA matters; and invalidity of loan documents or security interests.

                              DESCRIPTION OF NOTES

     The Notes will be issued under the Indenture, to be dated as of
            , 1996, among MT Acquisition Corp., as issuer, Holding, as
guarantor, and        , as trustee (the 'Trustee'). Upon consummation of the
Merger of MT Acquisition Corp. with Mettler-Toledo, Inc., Mettler-Toledo, Inc. will assume by supplemental indenture all of the obligations of MT Acquisition Corp. under the Indenture and the Notes. A copy of the form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is part. The following summary of certain provisions of the Indenture and the Notes summarizes the material terms thereof but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the TIA. The term 'Issuer' and other capitalized terms used herein and not otherwise defined have the meanings set forth under '--Certain Definitions' below.

GENERAL

     The Notes will be unsecured senior subordinated obligations of the Issuer, limited to $135 million aggregate principal amount. The Notes will be issued only in registered form without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, and premium, if any, and interest on, the Notes will be payable, and the Notes will be transferable, at the corporate trust office or agency of the Trustee in The City of New York maintained for such
purposes at           . No service charge will be made for any transfer,
exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. Upon issuance, the Notes will be represented by one or more global notes (the 'Global Notes') that will be deposited with, or on behalf of, The Depository Trust Company, as depositary (the 'Depositary'), and registered in the name of a nominee of the Depositary. Payments in respect of the Global Notes will be made by the Issuer to the Depositary in immediately available funds. See '--Book-Entry; Delivery and Form.'

MATURITY, INTEREST AND PRINCIPAL PAYMENTS

     The Notes will mature on               , 2006. Each Note will bear interest
at the applicable rate set forth on the cover page of this Prospectus from
              , 1996, or from the most recent date to which interest has been paid, payable in cash semiannually in arrears to Holders of record at the close

of business on the           or           immediately preceding the interest
payment date on               and           of each year, commencing
              , 1997. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

SINKING FUND

     The Notes will not be entitled to the benefit of any sinking fund.

OPTIONAL REDEMPTION

     Optional Redemption. The Notes will be redeemable at the option of the
Issuer, in whole or in part, at any time on or after           , 2001, and prior
to maturity, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during
the 12-month period beginning on           of the years set forth below:

YEAR                      REDEMPTION PRICE
- -----------------------   ----------------
2001...................              %
2002...................              %
2003...................              %
2004 and thereafter....         100.0%

     In addition, at any time and from time to time on or prior to        , 1999
(three years plus 60 days), the Issuer may redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings, in each case which yields gross proceeds to the Issuer (before discounts, commissions and expenses) of at least $65 million and following which there is a Public Market, at a redemption
price (expressed as a percentage of the principal amount thereof) of    %, plus
accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided that at least $87.5 million in aggregate principal amount of the Notes must remain outstanding after such redemption. Such redemption must be made within 60 days of the date of the closing of any such Public Equity Offering.

     Selection and Notice. In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment.

NOTE GUARANTEES

     Holding will, and certain future subsidiaries of the Issuer as described below may, as primary obligors and not merely as sureties, irrevocably and unconditionally guarantee (each, a 'Note Guarantee'), on an unsecured, senior subordinated basis to the same extent as the Notes are subordinated to Senior Indebtedness, the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of or premium, if any, or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the 'Guaranteed Obligations'). Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under any Note Guarantee. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering such Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date the Issuer will cause (x) certain U.S. Restricted Subsidiaries, as provided in the covenant described in 'Certain Covenants--Restriction on Transfer of Assets to Subsidiaries,' and (y) each U.S. Restricted Subsidiary that Incurs Indebtedness (other than Specified U.S. Subsidiary Indebtedness), to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes. See '--Certain Covenants--Certain Future Note Guarantors' and '--Restriction on Transfer of Assets to Subsidiaries' below.

     Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Note Guarantor and (c) inure to the benefit of and be enforceable by the Trustee, the Noteholders and their successors, transferees and assigns.

RANKING; SUBORDINATION

     The indebtedness evidenced by the Notes will be unsecured Senior Subordinated Indebtedness of the Issuer, will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of the Issuer, will rank pari passu in right of payment with all Senior Subordinated Indebtedness, if any, of the Issuer and will be senior in right of payment to all Subordinated Indebtedness, if any, of the Issuer. The Notes will also be effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness of the Issuer's Subsidiaries.

     At June 30, 1996, on a pro forma basis after giving effect to the consummation of the Acquisition, including the issuance and sale of the Notes, the aggregate amount of outstanding Senior Indebtedness of the Issuer and outstanding Indebtedness of the Issuer's Subsidiaries that would have effectively ranked senior to the Notes would have been $302.4 million. Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See '--Certain Covenants--Limitation on Indebtedness.'

     The Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Issuer or any Note Guarantor (individually an 'Obligor' and, collectively, the 'Obligors') or its assets, or any liquidation, dissolution or other winding-up of any Obligor, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of any Obligor, all Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, of such Obligor must be paid in full in cash or cash equivalents, or such payment duly provided for to the satisfaction of holders of Senior Indebtedness or Guarantor Senior Indebtedness, before any payment or distribution, whether in cash, property or securities (excluding certain permitted equity or junior debt securities of an Obligor), is made, directly or indirectly on account of the Senior Subordinated Note Obligations or for the acquisition of any of the Notes.

     During the continuance of any default in the payment when due (whether at stated maturity, by acceleration or otherwise) of principal, premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or fees relating to letters of credit constituting, any Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, of an Obligor (in either case, a 'Payment Default'), no direct or indirect payment by or on behalf of such Obligor of any kind or character shall be made on account of the Senior Subordinated Note Obligations of such Obligor or for the acquisition of any of the Notes unless and until such default has been cured or waived or has ceased to exist or such Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, has been discharged or paid in full in cash or cash equivalents.

     In addition, during the continuance of any other default with respect to any Designated Senior Indebtedness of an Obligor pursuant to which the maturity thereof may be accelerated (a 'Non-payment Default'), after receipt by the Trustee and the Issuer from an agent or other representative of holders of such Designated Senior Indebtedness of a written notice of such Non-payment Default specifying, among other things, the applicable Designated Senior Indebtedness and Obligor to which such Non-payment Default relates, no direct or indirect payment of any kind or character may be made by such Obligor on account of the Senior Subordinated Note Obligations or for the acquisition of any of the Notes for the period specified below (the 'Payment Blockage Period').

     The Payment Blockage Period shall commence upon the receipt of notice of a Non-payment Default by the Trustee and the Issuer from an agent or other representative of holders of Designated Senior Indebtedness stating that such notice is a payment blockage notice pursuant to the Indenture and shall end on the earliest to occur of the following events: (i) 179 days shall have elapsed since the receipt of such notice; (ii) the date on which such default is cured or waived or ceases to exist (provided that no other Payment Default or Non-payment Default has occurred or is then continuing after giving effect to such cure or waiver); (iii) the date on which such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents; or (iv) the date on which such Payment Blockage Period shall have been terminated by express written notice to the Issuer and/or the applicable Note Guarantors, as the case may be, or the Trustee from the agent or other representative of holders of Designated Senior Indebtedness initiating such Payment Blockage Period, after which the Issuer and the Note Guarantors, subject to the existence of any Payment Default, shall promptly resume making any and all required payments in respect of the Notes and the Note Guarantees, as applicable, including any missed payments. Only one Payment Blockage Period, whether with respect to the Notes, any Note Guarantee or the Notes and Note Guarantees collectively, may be commenced within any 360 consecutive day period. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (other than any such Non-payment Default which was not and could not reasonably be expected to have been known by the holders or the agent or other representative of such Designated Senior Indebtedness) will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Payment Blockage Period, that, in either case, would give rise to a Non-payment Default pursuant to any provision under which a Non-payment Default previously existed or was continuing shall constitute a new Non-payment Default for this purpose; provided that, in the case of a breach of a particular financial covenant, the applicable Obligor shall have been in compliance for at least one full period commencing after the date of commencement of such Payment Blockage Period). In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice and there must be a 181 consecutive day period in any 360 day period during which no Payment Blockage Period is in effect.

     If the Issuer fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See '--Defaults.'

     If any Obligor shall make any payment to the Trustee on account of the principal of, or premium, if any, or interest on, the Notes, or any other Senior Subordinated Note Obligations, or the holders of the Notes shall receive from any source any payment on account of the principal of, or premium, if any, or interest on, the Notes or any other Senior Subordinated Note Obligations, at a time when such payment is prohibited by the subordination provisions of the Indenture, the Trustee or such holders shall hold such payment in trust for the benefit of, and shall pay over and deliver to, the holders of Senior Indebtedness or Guarantor Senior Indebtedness, as applicable (pro rata as to each of such holders on the basis of the respective amounts of such Senior

Indebtedness or Guarantor Senior Indebtedness, as applicable, held by them), or their representative or the trustee under the indenture or other agreement (if any) pursuant to which such Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, may have been issued, as their respective interests may appear, for application to the payment of all outstanding Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, until all such Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, has been paid in full in cash, after giving effect to all other payments or distributions to, or provisions made for, the holders of Senior Indebtedness or Guarantor Senior Indebtedness, as applicable.

     By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency, creditors of an Obligor who are holders of Senior Indebtedness or Guarantor Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Issuer may be unable to meet its obligations in full with respect to the Notes. In addition, as described above, the Senior Subordinated Note Obligations will be effectively subordinate to the claims of creditors of the Issuer's subsidiaries (other than subsidiaries that are or hereafter become Note Guarantors).

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Noteholder will have the right to require the Issuer to purchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase pursuant to the offer described below and the other procedures set forth in the Indenture. See '--Certain Covenants--Change of Control.'

     The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Agreement and might constitute a default under other Indebtedness of the Issuer and its Subsidiaries. In addition, the exercise by the Holders of their right to require the Issuer to repurchase the Notes could cause a default under the Credit Agreement or such Indebtedness even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer's ability to pay cash to the Holders upon a repurchase may be limited by the Issuer's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

CERTAIN COVENANTS

     The Indenture will contain the following covenants, among others:

      Limitation on Indebtedness. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness), unless such Incurrence is by the Issuer, and on the date of such Incurrence the Consolidated Coverage Ratio would be greater than 2.0:1.0, if such Indebtedness is Incurred on or prior to December 31, 1998 and 2.25:1.0 if such Indebtedness is Incurred thereafter.


      (b) Notwithstanding the foregoing paragraph (a), the Issuer and, to the extent specifically set forth below, its Restricted Subsidiaries may Incur the following Indebtedness:

          (i) Indebtedness of the Issuer or Swiss Subholding under the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed (x) an amount of term loan borrowings thereunder equal to (1) the aggregate principal amount of term loan borrowings by the Issuer or Swiss Subholding outstanding under the Credit Agreement on the Issue Date minus
     (2) the aggregate amount of all scheduled repayments and mandatory repayments of term loan borrowings thereunder, whether or not actually made (unless any such repayment is waived or the relevant provision requiring any such repayment is amended by the lenders thereunder in accordance therewith), and all other repayments of term loan borrowings actually made thereunder (other than to the extent refinanced by an equal principal amount of Indebtedness Incurred under this clause (i)) plus (3) if such term loan borrowings are refinanced pursuant to this clause (i), an amount of Refinancing Costs paid in connection with such refinancing, plus (y) $125 million of revolving credit borrowings thereunder, provided that

          (A) the aggregate principal amount of term loan borrowings by Swiss Subholding outstanding under the Credit Agreement at any time outstanding shall not exceed an amount equal to (x) the aggregate principal amount of term loan borrowings by Swiss Subholding outstanding under the Credit Agreement on the Issue Date plus (y) if such term loan borrowings are refinanced pursuant to this clause (i), an amount of Refinancing Costs paid in connection with such refinancing,

          (B) any Indebtedness Incurred by Swiss Subholding to renew, extend, substitute for, refinance or replace (each, for purposes of this clause (i), to 'refinance') any Indebtedness under the Credit Agreement shall be Incurred only in a transaction exempt from registration requirements under United States securities laws, and not pursuant to a public offering in the United States, and shall not be so registered for resale in a public offering in the United States, and

          (C) for purposes of determining the outstanding principal amount of term loan Indebtedness under this clause (i), the aggregate principal amount of term loan Indebtedness that is Incurred (x) to refinance term loan Indebtedness under the Credit Agreement and
              (y) in a different currency from the Indebtedness being refinanced, shall be calculated based on the relevant currency exchange rate in effect on the date of such refinancing;

          (ii) Indebtedness of the Issuer pursuant to the Notes, Indebtedness of any Note Guarantor pursuant to its Note Guarantee, and Indebtedness of any other Restricted Subsidiary with respect to the Notes arising by reason of any Lien granted by such Subsidiary to secure the Notes;


          (iii) Indebtedness of the Issuer or any Restricted Subsidiary outstanding on the Issue Date (other than Indebtedness under or in respect of the Credit Agreement);

          (iv) Indebtedness of the Issuer owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any Restricted Subsidiary; provided, however, that (x) any such Indebtedness is made pursuant to an intercompany note, (y) any such Indebtedness of the Issuer or any Note Guarantor is Subordinated Indebtedness that is subordinated to the Notes or to the applicable Note Guarantee as provided in such intercompany note, and in any event at least to the same extent as the Notes are subordinated to Senior Indebtedness, and (z) any subsequent transfer of any such Indebtedness (except to the Issuer or a Restricted Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

          (v) Acquisition Indebtedness of any Non-U.S. Restricted Subsidiary Incurred after the Issue Date (and not for the purpose of financing the Acquisition), provided that (x) at the time of such Incurrence and after giving effect thereto on a pro forma basis, (A) no Default or Event of Default will have occurred and be continuing or would result therefrom and
     (B) the Issuer could Incur $1.00 of additional Indebtedness pursuant to paragraph (a) above and (y) such Indebtedness (unless Incurred by a Note Guarantor) shall be Incurred only in a transaction exempt from registration requirements under United States securities laws, and not pursuant to a public offering in the United States, and shall not be so registered for resale in a public offering in the United States;

          (vi) Acquired Indebtedness of any Restricted Subsidiary, provided that at the time of such Incurrence and after giving effect thereto on a pro forma basis, (x) no Default or Event of Default will have occurred and be continuing or would result therefrom and (y) the Issuer could Incur $1.00 of additional Indebtedness pursuant to paragraph (a) above;

          (vii) Indebtedness of any Restricted Subsidiary that is a Note Guarantor, provided that at the time of such Incurrence and after giving effect thereto on a pro forma basis, (x) no Default or Event of Default will have occurred and be continuing or would result therefrom and (y) the Issuer could Incur $1.00 of additional Indebtedness pursuant to paragraph
     (a) above;

          (viii) obligations of the Issuer or any Restricted Subsidiary entered into in the ordinary course of business (A) under Interest Rate Agreements designed to protect such Person against fluctuations in interest rates in respect of Indebtedness of such Person permitted to be incurred under the Indenture, which obligations do not exceed the aggregate principal amount of such Indebtedness, and (B) under Currency Agreements designed to protect such Person against fluctuations in foreign currency exchange rates in respect of foreign exchange exposures incurred by such person;

          (ix) obligations of the Issuer or any Restricted Subsidiary in respect of (A) judgment, performance, surety and other bonds provided by such Person with respect to obligations of such Person in the ordinary course of business, and (B)(x) letters of credit securing obligations incurred in the ordinary course of business or (y) other letters of credit in an amount not to exceed $5 million in the aggregate outstanding at any time;

          (x) Indebtedness of the Issuer or any Restricted Subsidiary arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

          (xi) (A) Indebtedness of the Issuer or any Restricted Subsidiary consisting of Capitalized Lease Obligations, Purchase Money Obligations or Capital Expenditure Indebtedness, in an aggregate principal amount outstanding at any time for all such Indebtedness not exceeding 5% of Consolidated Assets, and (B) other Capital Expenditure Indebtedness of any Non-U.S. Restricted Subsidiary so long as at the time of Incurrence thereof and after giving effect thereto on a pro forma basis, (x) no Default or Event of Default will have occurred and be continuing or would result therefrom and (y) the Issuer could Incur $1.00 of additional Indebtedness pursuant to paragraph (a) above; provided that any Indebtedness described in this clause (xi) Incurred by a Restricted Subsidiary (other than a Note Guarantor) shall be Incurred only in a transaction exempt from registration requirements under United States securities laws, and not pursuant to a public offering in the United States, and shall not be so registered for resale in a public offering in the United States;

          (xii) Indebtedness of the Issuer or any Restricted Subsidiary that is a Note Guarantor (other than Indebtedness permitted to be Incurred pursuant to paragraph (a) above or any other clause of this paragraph (b)) not to exceed $10 million in aggregate principal amount outstanding at any given time for all such Indebtedness;

          (xiii) Indebtedness of any Non-U.S. Restricted Subsidiary (other than Indebtedness permitted to be Incurred pursuant to any other clause of this paragraph (b)) not to exceed $15 million in aggregate principal amount outstanding at any given time for all such Indebtedness;

          (xiv) Indebtedness of the Issuer or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments, in connection with the disposition of assets permitted under the Indenture, in a principal amount not to exceed the gross proceeds actually received by the Issuer or any Restricted Subsidiary in connection with such disposition;

          (xv) (1) Guarantees of the Issuer or any Restricted Subsidiary of Specified Senior Indebtedness that is otherwise permitted to be Incurred in accordance with this covenant, (2) Permitted Guarantees and (3) Guarantees of the Issuer or any Restricted Subsidiary (x) of Specified Indebtedness that is otherwise permitted to be Incurred in accordance with this covenant and (y) that are permitted to be Incurred in accordance with the covenant described in '--Limitation on Certain Guarantees';

          (xvi) Indebtedness of the Issuer or any Restricted Subsidiary (A) with respect to any Specified Senior Indebtedness that is otherwise permitted to be Incurred in accordance with this covenant, to the extent arising by reason of any Lien granted by such Person to secure such Specified Senior Indebtedness, (B) with respect to any Pari Passu Indebtedness that is otherwise permitted to be Incurred in accordance with this covenant, to the extent arising by reason of any Permitted Lien granted by such Person to secure such Pari Passu Indebtedness, or (C) with respect to any Specified Indebtedness that is otherwise permitted to be Incurred in accordance with this covenant, to the extent arising by reason of any Lien granted by such Person to secure such Specified Indebtedness in accordance with the covenant described in '--Limitation on Certain Liens'; and

          (xvii) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause (xvii), a 'refinancing') of any Indebtedness described in paragraph (a) or clause (ii), (iii), (v),
     (vi), (vii) or (xi)(B) of this paragraph (b), including any successive refinancings, so long as (A) any such new Indebtedness shall be in principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced and (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Issuer or a Restricted Subsidiary incurred in connection with such refinancing; (B) in the case of any refinancing of Pari Passu Indebtedness or Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate in right of payment to the Notes and the Note Guarantees, as applicable, at least to the same extent as the Indebtedness being refinanced; (C) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity the same as or later than the final Stated Maturity of the Indebtedness being refinanced; and (D) in the case of any refinancing of Indebtedness described in clause (v), (vi) or (xi)(B) of this paragraph (b), such new Indebtedness shall be Incurred (other than by a Note Guarantor) only in a transaction exempt from registration requirements under United States securities laws, and not pursuant to a public offering in the United States, and shall not be so registered for resale in a public offering in the United States, provided, that this clause (D) shall not apply in respect of clause (vi) to the extent that the Acquired Indebtedness being refinanced was Incurred in such a registered transaction or public offering so long as the obligor in respect of such Indebtedness does not change as a result of such refinancing.

     (c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) Indebtedness Incurred pursuant to the Credit

Agreement on the Issue Date shall be treated as Incurred pursuant to clause (i) of the foregoing paragraph (b), (ii) any other obligation of the obligor on such Indebtedness arising under any Guarantee, Lien or letter of credit supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit secures the principal amount of such Indebtedness; (iii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b), subject to clause (i) of this paragraph
(c), the Issuer, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; and (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

     (d) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Non-Dollar Indebtedness under clause
(ix)(B)(y), (xi)(A), (xii) or (xiii) of paragraph (b) above, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date and (y) if such Indebtedness is Incurred to refinance Non-Dollar Indebtedness previously Incurred pursuant to clause (ix)(B)(y),
(xi)(A), (xii) or (xiii) of paragraph (b) above, and such refinancing would cause the Dollar-denominated restriction under such respective clause to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, but the ability to make subsequent Incurrences of Indebtedness subject to the Dollar-denominated restriction under such respective clause shall be determined as if the relevant currency exchange rate applied to any such previous refinancing was the rate in effect on the date of such refinancing. The principal amount of any such refinancing Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

     Limitation on Restricted Payments. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly,:

      (i) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Issuer (including any payment in connection with any merger or consolidation involving the Issuer or any Restricted Subsidiary), or any other payment to the direct or indirect holders of Capital Stock of the Issuer in their capacity as such, except dividends or distributions payable solely in Capital Stock of the Issuer (other than Redeemable Capital Stock);

      (ii) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of any Restricted Subsidiary (including any payment in connection with any merger or consolidation involving the Issuer or any Restricted Subsidiary), or any other payment to the direct or indirect holders of Capital Stock of any Restricted Subsidiary in their capacity as such, except dividends or distributions payable (x) on a pro rata basis to all such holders of such Capital Stock, whether in Capital Stock of such Restricted Subsidiary or otherwise, or (y) to the Issuer or any Restricted Subsidiary;

      (iii) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Issuer or any Restricted Subsidiary held by Persons (other than the Issuer or a Restricted Subsidiary) except from all holders of such Capital Stock on a pro rata basis;

      (iv) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness of the Issuer or any Note Guarantor (other than in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement); or

      (v) make any Investment (other than any Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a 'Restricted Payment') if at the time of and after giving effect to such Restricted Payment on a pro forma basis, (1) a Default or Event of Default will have occurred and be continuing or would result therefrom; (2) the Issuer could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described in '--Limitation on Indebtedness'; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made from and after the Issue Date would exceed, without duplication, the sum of:

          (A) 50% of the Consolidated Net Income accrued during the period
     (treated as one accounting period) from             , 1996 to the end of
     the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Issuer are available (or, if such Consolidated Net Income for such period will be a deficit, minus 100% of such deficit);

          (B) the aggregate Net Cash Proceeds received by the Issuer either (x) as capital contributions in the form of common equity to the Issuer after the Issue Date or (y) from the issuance or sale of Capital Stock (other than Redeemable Capital Stock) of the Issuer after the Issue Date, other than to a Subsidiary of the Issuer;

          (C) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Issuer or any Restricted Subsidiary from any Unrestricted Subsidiary or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of 'Investment'), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted

     Investments) made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date;

          (D) in the case of disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment; and

          (E) the aggregate net cash proceeds received after the Issue Date by the Issuer or any Restricted Subsidiary from the issuance or sale (other than to any Restricted Subsidiary) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Capital Stock of the Issuer (other than Redeemable Capital Stock) to the extent such debt securities or Redeemable Capital Stock were originally sold for cash, together with the aggregate net cash proceeds received by the Issuer or any Restricted Subsidiary from such conversion or exchange at the time thereof.

     (b) The provisions of the foregoing paragraph (a) will not prohibit:

      (i) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the foregoing paragraph (a), provided, however, that such dividend will be included in the calculation of the amount of Restricted Payments;

      (ii) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Issuer or any Restricted Subsidiary in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares), or out of the Net Cash Proceeds received by the Issuer of, a substantially concurrent issue and sale of other shares of Capital Stock (other than Redeemable Capital Stock, in the case of any such redemption, repurchase or other acquisition or retirement of Capital Stock that is not Redeemable Capital Stock) of MT Investors, Holding or the Issuer to any Person (other than to a Subsidiary of the Issuer), provided that (x) such Net Cash Proceeds will be excluded from clause (3) of the foregoing paragraph (a) and (y) such redemption, repurchase or other acquisition or retirement will be excluded in the calculation of the amount of Restricted Payments;

      (iii) any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Note Guarantor in exchange for, or out of the Net Cash Proceeds received by the Issuer of, a substantially concurrent issue and sale of (x) Capital Stock (other than Redeemable Capital Stock) of MT Investors, Holding or the Issuer to any Person (other than to a Subsidiary of the Issuer), provided that such Net Cash Proceeds will be excluded from clause (3) of the foregoing paragraph (a), or (y) Indebtedness of the Issuer or any Note Guarantor so long as such Indebtedness complies with subclauses (B) and (C) of clause (xvii) of paragraph (b) of the covenant described in '--Limitation on Indebtedness'; provided, however, that such redemption, repurchase or other acquisition or retirement will be excluded in the calculation of the amount of Restricted Payments;


      (iv) (A) loans, advances, dividends or distributions by the Issuer to Holding or MT Investors (x) not to exceed $1 million in any fiscal year to permit Holding or MT Investors to pay the operational expenses (including professional fees and expenses) incurred by Holding or MT Investors in the ordinary course of business to the extent related to Holding's investment in the Issuer or MT Investors' investment in Holding, respectively, or (y) not to exceed an amount necessary to permit Holding or MT Investors to pay its expenses incurred in connection with any public offering of equity securities or of Indebtedness permitted by the Indenture that has been terminated by the board of directors of the Issuer, Holding or MT Investors, as applicable, in each case, the net proceeds of which were specifically intended to be contributed or loaned to the Issuer, and (B) loans or advances by the Issuer to Holding or MT Investors not to exceed an amount necessary to permit each of Holding and MT Investors to pay its interim expenses incurred in connection with any public offering of equity securities or Indebtedness permitted by the Indenture, the net proceeds of which are specifically intended to be contributed or loaned to the Issuer, which loans or advances, unless such offering shall have been terminated by the board of directors of the Issuer, Holding or MT Investors, as applicable, shall be repaid to the Issuer promptly out of the proceeds of such offering; provided, however, that such amounts will be excluded in the calculation of the amount of Restricted Payments;

      (v) loans, advances, dividends or distributions by the Issuer to Holding or MT Investors to permit Holding or MT Investors, as the case may be, to repurchase or otherwise acquire its common stock or options or other rights in respect thereof, or payments by the Issuer to repurchase or otherwise acquire such common stock or options or other rights in respect thereof, in connection with the repurchase provisions under employee stock option agreements or employee stock purchase agreements, such payments, loans, advances, dividends or distributions not to exceed $ 2 million in any fiscal year and $ 5 million in the aggregate; provided, however, that such amounts will be included in the calculation of the amount of Restricted Payments;

      (vi) loans or advances to officers or employees of MT Investors, Holding, the Issuer or any Restricted Subsidiary in the ordinary course of business not to exceed $2 million in the aggregate outstanding at any time, provided, however, that such amounts will be excluded in the calculation of the amount of Restricted Payments;

      (vii) payments pursuant to the Tax Sharing Agreement, provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments;

      (viii) payments by the Issuer to Holding or MT Investors not to exceed an amount necessary to permit Holding or MT Investors to make payments in respect of its indemnification obligations owing to its directors or officers under Holding's or MT Investors' charter, by-laws or indemnification agreements, to the extent such payments relate to the Issuer or any of its Restricted Subsidiaries or to Holding's or MT Investors's investment therein, provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments;


      (ix) the payment by the Issuer of, or loans, advances, dividends or distributions by the Issuer to Holding or MT Investors to pay, dividends on the common stock of the Issuer, Holding or MT Investors, as applicable, following an initial public offering of such common stock, in an amount not to exceed in any fiscal year 6% of the net proceeds received by the Issuer, in or from such public offering; provided, however, that such payments, loans, advances, dividends or distributions will be included in the calculation of the amount of Restricted Payments;

      (x) payments by the Issuer, or payments by the Issuer to Holding or MT Investors to enable Holding or MT Investors, as applicable, to make payments, to holders of the common stock of the Issuer, Holding or MT Investors, as applicable, in lieu of issuance of fractional shares of such common stock, in connection with any recapitalization of the Issuer, Holding or MT Investors, as applicable, such payments not to exceed $100,000 in the aggregate; provided, however, that such payments will be included in the calculation of the amount of Restricted Payments; or

      (xi) any purchase or repayment of Subordinated Indebtedness upon a Change of Control or an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if (x) in the case of a Change of Control, the Issuer shall have complied with all of its obligations under the covenant described in '-- Change of Control' and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby prior to purchasing or repaying such Subordinated Indebtedness or (y) in the case of an Asset Sale, the Issuer shall have applied the Net Cash Proceeds from such Asset Sale in accordance with the covenant described in '--Limitation on Disposition of Proceeds of Asset Sales,' shall have made an Excess Proceeds Offer pursuant to such covenant, and shall have purchased all Notes tendered pursuant to such Excess Proceeds Offer prior to purchasing or repaying such Subordinated Indebtedness, provided that (1) in either case the purchase price (stated as a percentage of principal amount or issue price plus accrued original issue discount, if less) of such Subordinated Indebtedness shall not be greater than the price (stated as a percentage of principal amount) of the Notes pursuant to any such offer to repurchase the Notes in the event of a Change of Control or Excess Proceeds Offer, respectively, (2) in the case of such Asset Sale, the aggregate principal amount of such Subordinated Indebtedness that the Issuer may so purchase or repay may not exceed the amount of the Excess Proceeds, if any, available for such Excess Proceeds Offer and remaining after the Issuer shall have purchased all Notes tendered pursuant to such Excess Proceeds Offer, and
(3) in either case, any such purchase or repayment will be included in the calculation of the amount of Restricted Payments.

     Limitation on Transactions with Affiliates. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business, enter into or suffer to exist any transaction or series of related transactions (including the purchase, sale, conveyance, disposition, lease or exchange of any property, the rendering of any service or the making of any loan or advance) with, or for the benefit of, any Affiliate of the Issuer (an 'Affiliate Transaction') unless (i) such Affiliate Transaction is on terms no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time of such Affiliate Transaction in a comparable arm's length transaction with a Person who is not an Affiliate of the Issuer, and (ii) in the event such an Affiliate Transaction involves aggregate payments or value of $5 million or greater, (x) a majority of the Board of Directors of the Issuer, including a majority of the Disinterested Directors, have determined in good faith that the criteria set forth in clause (i) are satisfied and have approved the relevant Affiliate Transaction, such approval to be evidenced by a Board Resolution, or (y) in the event there are no Disinterested Directors, the

Issuer has obtained a written opinion of an investment banking firm or an independent appraiser or accounting firm, in either case that is nationally recognized in the United States, stating that the terms of such Affiliate Transaction are fair to the Issuer and its Restricted Subsidiaries from a financial point of view (a 'Fairness Opinion'), and (iii) in the event that such Affiliate Transaction involves aggregate payments or value of $15 million or greater, the Issuer has obtained a Fairness Opinion with respect to such Affiliate Transaction and (iv) in the event that such Affiliate Transaction involves aggregate payments or value of $5 million or greater, the Issuer has delivered to the Trustee an Officers' Certificate certifying that such Affiliate Transaction complies with the foregoing clause (i), and that, if required by the foregoing clause (ii) or (iii), such Affiliate Transaction has been approved by the Board of Directors (including a majority of the Disinterested Directors) or the Issuer has obtained a Fairness Opinion with respect thereto, together with copies of the relevant Board Resolution or Fairness Opinion.

     (b) The foregoing paragraph (a) will not apply to: (i) any transaction permitted as a Restricted Payment pursuant to the covenant described in '--Limitation on Restricted Payments,' (ii) the payment of reasonable and customary regular fees to directors of the Issuer and its Restricted Subsidiaries who are not employees of the Issuer or its Subsidiaries, (iii) any transaction between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries, (iv) any transaction with an officer or member of the board of directors of the Issuer or any Restricted Subsidiary in the ordinary course of business involving compensation, indemnity or employee benefit arrangements; (v) loans or advances to officers of the Issuer or any Restricted Subsidiary in the ordinary course of business not exceeding $2 million in the aggregate outstanding at any time; (vi) payments pursuant to the Tax Sharing Agreement;
(vii) any agreement as in existence on the Issue Date, as the same may be amended from time to time in any manner not adverse to the Holders; and (viii) payment to AEA of fees in an aggregate amount not to exceed $1 million in any fiscal year and the reimbursement of reasonable out-of-pocket expenses incurred by AEA, in each case in connection with its performance of services pursuant to the Management Services Agreement; (ix) the Acquisition and all transactions related thereto (including but not limited to the financing thereof); and (x) any transaction in the ordinary course of business or approved by a majority of the Disinterested Directors, between the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer controlled by the Issuer that is a joint venture or similar entity primarily engaged in a Related Business.

     Limitation on Certain Liens. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than any Permitted Lien) on or with respect to any of its property or assets (including any Capital Stock), whether held on the Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, securing any Specified Indebtedness, unless (x) effective provision is made contemporaneously therewith to secure the Notes and the Note Guarantees, as applicable, (i) in the case of a Lien securing Subordinated Indebtedness, by a perfected Lien on such property, assets, income, profits or proceeds that is senior in priority to such Lien securing such Indebtedness, or (ii) in the case of a Lien securing any other Specified Indebtedness, equally and ratably with (or prior to) such Lien securing such Indebtedness and (y) any such Restricted Subsidiary is a Note Guarantor.

     (b) Notwithstanding the foregoing, any Lien created for the benefit of the Notes and the Note Guarantees, as applicable, pursuant to the foregoing paragraph (a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any Person not an Affiliate of the Issuer of all of the Capital Stock held by the Issuer or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release and discharge of such Lien, which release and discharge occurs at a time when (A) no other Specified Indebtedness remains secured by such property or assets of the Issuer or such Restricted Subsidiary, as the case may be, or
(B) the holders of all such other Specified Indebtedness that is secured by such property or assets of the Issuer or such Restricted Subsidiary also release their security interest in such property or assets.

     Limitation on Certain Guarantees. (a) The Issuer will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Specified Indebtedness (other than any Permitted Guarantee) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Note Guarantee by such Restricted Subsidiary, provided that if such Specified Indebtedness is Subordinated Indebtedness, such Restricted Subsidiary's Guarantee with respect to such Specified Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Note Guarantee substantially to the same extent as such Specified Indebtedness is subordinated to the Notes or any Note Guarantee, as the case may be, or (if not so subordinated) to any other Indebtedness of such Restricted Subsidiary.

     (b) Notwithstanding the foregoing, any Note Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any Person not an Affiliate of the Issuer of all of the Capital Stock held by the Issuer or any Restricted Subsidiary in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release and discharge of the Guarantee that resulted in the creation of such Note Guarantee, except a discharge or release by or as a result of payment under such Guarantee, which release and discharge occurs at a time when (A) no other Specified Indebtedness remains Guaranteed by such Restricted Subsidiary (other than pursuant to Permitted Guarantees) or (B) the holders of all such other Indebtedness that is Guaranteed by such Restricted Subsidiary (other than pursuant to Permitted Guarantees) also release their Guarantee by such Restricted Subsidiary, except a release as a result of payment pursuant to such

Guarantee by such Restricted Subsidiary.

     Certain Future Note Guarantors. (a) The Issuer will cause (x) certain U.S. Restricted Subsidiaries, as provided in the covenant described in '--Restriction on Transfer of Assets to Subsidiaries,' and (y) each U.S. Restricted Subsidiary that Incurs Indebtedness (other than Specified U.S. Subsidiary Indebtedness), to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes. The Issuer also will have the right to cause any Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering the Note Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. For purposes of clause (x) of this paragraph (a), the Issuer shall have the right to designate the U.S. Restricted Subsidiary or U.S. Restricted Subsidiaries that constitute a U.S. Significant Subsidiary or U.S. Significant Subsidiaries, as the case may be, required to provide a Note Guarantee or Note Guarantees thereunder, provided that, after giving effect to such Note Guarantee or Note Guarantees, there shall not be in existence any U.S. Restricted Subsidiary that is a U.S. Significant Subsidiary.

     (b) Notwithstanding the foregoing, any Note Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any Person not an Affiliate of the Issuer of all of the Capital Stock held by the Issuer in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) in the case of any such Guarantee given by reason of clause (y) of the first sentence of the foregoing paragraph (a), the repayment in full of the Indebtedness that caused such Restricted Subsidiary to provide such Note Guarantee, which repayment occurs at a time when such Restricted Subsidiary has no obligation in respect of any other Indebtedness (other than Specified U.S. Subsidiary Indebtedness) and would not otherwise be required to Guarantee the Notes under any provision of the Indenture.

     Limitation on Other Senior Subordinated Indebtedness. The Issuer will not, and will not permit any Restricted Subsidiary that is a Note Guarantor to, directly or indirectly, Incur any Indebtedness that is subordinate or junior in right of payment in any respect to any other Indebtedness, unless such Indebtedness is expressly subordinate in right of payment to, or ranks pari passu with, the Notes, in the case of the Issuer, or the Note Guarantees, in the case of a Note Guarantor; provided that the foregoing restriction shall not apply to distinctions between categories of Senior Indebtedness or Guarantor Senior Indebtedness that exist solely by reason of Liens or Guarantees arising or created in respect of some but not all such Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be.

     Limitation on the Sale or Issuance of Preferred Stock of Restricted Subsidiaries. The Issuer will not sell, and will not permit any Restricted Subsidiary to, directly or indirectly, issue or sell, any shares of Preferred Stock of any Restricted Subsidiary except (i) to the Issuer or a Restricted Subsidiary, or to directors as director's qualifying shares to the extent required by applicable law, or (ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary. The proceeds of any sale of such Preferred Stock permitted by the preceding clause (ii) will be treated as Net Cash Proceeds from an Asset Sale and must be applied in accordance with the terms of the covenant described under '--Limitation on Disposition of Proceeds of Asset Sales.'

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay, directly or indirectly, dividends, in cash or otherwise, or make any other distribution on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness owed to the Issuer or any other Restricted Subsidiary, (iii) make loans or advances to the Issuer or any other Restricted Subsidiary, (iv) transfer any of its properties or assets to the Issuer or any other Restricted Subsidiary (other than any customary restriction on transfers of property subject to a Lien permitted under the Indenture that would not adversely affect the Issuer's ability to satisfy its obligations hereunder) or (v) Guarantee any Indebtedness of the Issuer or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (a) applicable law, (b) customary non-assignment provisions of any lease, license or other contract, (c) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (d) any existing agreement as in effect on the Issue Date (to the extent of any encumbrances or restrictions in existence thereunder on the Issue Date), including the Credit Agreement as in effect on the Issue Date, (e) any encumbrance or restriction with respect to a Non-U.S. Restricted Subsidiary pursuant to an agreement relating to Indebtedness of such Non-U.S. Restricted Subsidiary permitted to be Incurred pursuant to clause (v),
(vi), (vii), (viii), (ix), (xi), (xii) or (xiii) of paragraph (b) of the covenant described in '--Limitation on Indebtedness' above, (f) arising or agreed to in the ordinary course of business and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary, in each case in any manner material to the Issuer or such Restricted Subsidiary, (g) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or acquisition, (h) any restriction contained in security agreement or mortgage securing Indebtedness of any Restricted Subsidiary to the extent such restriction restricts the transfer of the property subject to such security agreement or mortgage, (i) subordination provisions contained in any intercompany note representing Indebtedness of the Issuer owing to and held by any Restricted Subsidiary or Indebtedness of a Note Guarantor owing to and held by the Issuer or any Restricted Subsidiary, as contemplated by clause (iv)(y) of paragraph (b) of the covenant described in '--Limitation on Indebtedness,' and (j) any agreement that extends, refinances, renews or replaces any agreement or other instrument described in clause (c), (d) or (e) above, which is not more restrictive or less favorable to the Noteholders than those existing under the agreement being extended, refinanced, renewed or replaced.

     (b) Without limiting the foregoing, the Issuer will not permit Swiss Subholding to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of Swiss Subholding to pay dividends or make distributions, loans, advances or other payments to the Issuer to enable the Issuer to pay principal of the Notes at their final scheduled maturity (as in effect on the Issue Date) and scheduled interest on the Notes, pursuant to the terms of the Credit Agreement or any other agreement or instrument, except for such encumbrances or restrictions permitted pursuant to clause (a), (c), (g), (i) or (j) of the foregoing paragraph (a) (it being understood that the Credit Agreement will be permitted to prohibit any redemption, repayment or acquisition of the Notes prior to final scheduled maturity).

     Restriction on Transfer of Assets to Subsidiaries. The Issuer will not, and will not permit any Restricted Subsidiary that is a Note Guarantor to, sell, convey, transfer or otherwise dispose of its assets or property to any U.S. Restricted Subsidiary, except for any disposition (a) made in the ordinary course of business (including intercompany loans and cash equity contributions),
(b) that, after giving effect thereto, does not cause the existence of a U.S. Significant Subsidiary or (c) made to such U.S. Restricted Subsidiary if such U.S. Restricted Subsidiary prior to or simultaneously with such disposition executes and delivers a supplemental indenture to the Indenture providing for a Note Guarantee by such Restricted Subsidiary, which Note Guarantee shall be subordinated to any Guarantee of such Restricted Subsidiary of Senior Indebtedness of the Issuer and shall be subordinated to any other Indebtedness of such Restricted Subsidiary (that is not subordinated or junior in right of payment to any other Indebtedness of such Restricted Subsidiary), in each case to the same extent as the Notes are subordinated to the Senior Indebtedness of the Issuer under the Indenture.

     Limitation on Disposition of Proceeds of Asset Sales. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) such Asset Sale is for not less than the Fair Market Value of the assets sold (as determined, to the extent such Asset Sale involves a Fair Market Value greater than $5 million, in good faith by the Board of Directors whose determination will be conclusive and evidenced by a Board Resolution) and (ii) at least 75% of the consideration thereof received by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents (with Indebtedness of the Issuer or any Restricted Subsidiary being counted as cash for such purpose if the Issuer and each Restricted Subsidiary, as the case may be, is unconditionally released from liability therefor). Net Cash Proceeds of any Asset Sale may be applied to repay Specified Senior Indebtedness (but only if the related loan commitments (if any) or amounts available to be reborrowed (if any) under such Specified Senior Indebtedness are permanently reduced by the amount of such payment). To the extent that such Net Cash Proceeds are not applied as provided in the preceding sentence, the Issuer or a Restricted

Subsidiary, as the case may be, may apply the Net Cash Proceeds from such Asset Sale, within 360 days of such Asset Sale, to an investment in properties and assets to replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the businesses of the Issuer or its Restricted Subsidiaries, as the case may be, existing on the Issue Date or in businesses reasonably related thereto. Any Net Cash Proceeds from any Asset Sale not applied as provided in the preceding two sentences, within 360 days of such Asset Sale, constitute 'Excess Proceeds' subject to disposition as provided below.

     (b) When the aggregate amount of Excess Proceeds exceeds $15 million, the Issuer shall, within 15 Business Days, make an offer to purchase (an 'Excess Proceeds Offer') from all Noteholders of the Notes and, to the extent required by the terms thereof, from the holders of Pari Passu Indebtedness of the Issuer, an aggregate principal amount of Notes and any such Pari Passu Indebtedness equal to such Excess Proceeds, at a purchase price in cash equal to 100% of the outstanding principal amount thereof (or accreted value, as applicable) plus accrued and unpaid interest, if any, to the purchase date in respect of the Excess Proceeds Offer in accordance with the procedures set forth in the Indenture or the agreements governing any such Pari Passu Indebtedness. To the extent that the aggregate principal amount of Notes and any such Pari Passu Indebtedness tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Issuer may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes and any such Pari Passu Indebtedness validly tendered and not withdrawn exceeds the Excess Proceeds, the portion of the Excess Proceeds (x) payable in respect of the Notes shall be an amount (the 'Note Amount') equal to the Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount (or accreted value, as applicable) of any such Pari Passu Indebtedness (less the amount, if any, by which such product exceeds the principal amount of Notes validly tendered and not withdrawn) and (y) payable in respect of any such Pari Passu Indebtedness shall be an amount equal to the excess of the Excess Proceeds over the Note Amount. Upon completion of such Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

     (c) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

     Change of Control. (a) Upon the occurrence of a Change of Control, each Noteholder will have the right to require the Issuer to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in this covenant.

     (b) A 'Change of Control' means the occurrence of any of the following events:

      (i) prior to an initial Public Equity Offering, the Permitted Holder ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock of each of the Issuer and Holding representing more than 50% of the total voting power of the Voting Stock of each of the Issuer and Holding (as a result of the acquisition or issuance of securities, by merger or otherwise);

      (ii) at any time after an initial Public Equity Offering, any 'person' or 'group' (as such terms are used in Sections 13(d) and 14(d) of the Exchange
Act), other than the Permitted Holder, is or becomes (as the result of the acquisition or issuance of securities, by merger or otherwise) the Beneficial Owner, directly or indirectly, of (A) more than 50% of the common stock of the Issuer or Holding or (B) more than 50% of the total voting power of the Voting Stock of the Issuer or Holding;

      (iii) the merger or consolidation of the Issuer or Holding with or into another Person, or of another Person with or into the Issuer or Holding, or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all the assets of the Issuer or Holding to another Person, and, in the case of any such merger or consolidation, the securities of the Issuer or Holding, as the case may be, that are outstanding immediately prior to such transaction and that represent 100% of the aggregate voting power of the Voting Stock of the Issuer or Holding, as the case may be, are changed into or exchanged for cash, securities or property, unless (x) pursuant to such transaction such securities are changed into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) cash, securities and other property in an amount that could be paid by the Issuer as a Restricted Payment under the Indenture, and (y) immediately after giving effect to such transaction, no 'person' or 'group' (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holder, is or becomes (as the result of the acquisition or issuance of securities, by merger or otherwise) the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving or transferee corporation;

      (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Issuer or Holding (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer or Holding, as the case may be, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer or Holding, as the case may be, then in office; or

      (v) the approval by stockholders of the Issuer of any plan or proposal for the liquidation or dissolution of the Issuer, or any final order, judgment or decree of a court of competent jurisdiction shall be entered against the Issuer decreeing the dissolution or liquidation of the Issuer.

     (c) Prior to the mailing of the notice to Holders provided for in paragraph
(d) below, the Issuer shall have (x) terminated all commitments and repaid in full all Indebtedness under the Credit Agreement and all other Credit Agreement Obligations then due and owing, or (y) obtained the requisite consents under the Credit Agreement to permit the purchase of the Notes as provided for under this covenant. If a notice has been mailed when such condition precedent has not been satisfied, the Issuer shall have no obligation to (and shall not) effect the purchase of Notes until such time as such condition precedent is satisfied. Failure to mail the notice on the date specified below or to have satisfied the foregoing condition precedent by the date that the notice is required to be mailed shall in any event constitute a covenant default under clause (iv) of '--Defaults' herein.

     (d) Within 30 days following any Change of Control (or at the Issuer's option, prior to such Change of Control, in anticipation of such Change of Control), the Issuer shall mail a notice to each Holder at its registered address with a copy to the Trustee stating: (1) that a Change of Control has occurred (or will occur) and that such Holder has the right to require the Issuer to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to date of repurchase (subject to the right of Holders of record on the record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (5) that, if such offer is made prior to such Change of Control, payment is conditioned on the occurrence of such Change of Control.

     (e) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

     Reporting Requirements. Notwithstanding that the Issuer may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act or the interpretations of the SEC in respect thereof, the Issuer will file with the SEC and provide, within five days after the Issuer is required to file the same with the SEC, the Trustee with the annual reports and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In the event that the Issuer is not permitted to file such reports, documents and information with the SEC, the Issuer will provide substantially similar information to the Trustee, Noteholders and prospective Noteholders (upon reasonable request) as if the Issuer were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The Issuer also will comply with the other provisions of TIA Section 314(a).

MERGER, CONSOLIDATION AND SALE OF ASSETS

     The Issuer will not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any Person or Persons, and the Issuer will not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Issuer or of the Issuer and its Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time of and immediately after giving effect thereto (i) either (A) if the transaction or transactions is a merger or consolidation, the Issuer shall be the surviving Person of such merger or consolidation, or (B) the Person formed by such consolidation or into which the Issuer or such Restricted Subsidiary is merged or to which the properties and assets of the Issuer or such Restricted Subsidiary, as the case may be, substantially as an entirety, are sold, assigned, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the 'Surviving Entity') shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form and substance satisfactory to the Trustee, all the obligations of the Issuer under the Notes and the Indenture, and in each case, the Indenture shall remain in full force and effect; and (ii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions),
(x) no Default or Event of Default shall have occurred and be continuing and (y) the Issuer or the Surviving Entity, as the case may be, could Incur $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described in '--Certain Covenants--Limitation on Indebtedness.'

     In connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated hereby, the Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture. In addition, each Note Guarantor, unless it is the other party to the transaction or unless its Note Guarantee will be released and discharged in accordance with its terms as a result of the transaction, will be required to confirm, by supplemental indenture, that its Note Guarantee will apply to the obligations of the Issuer or the Surviving Entity under the Indenture.

     Upon any consolidation or merger or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the assets of the Issuer in accordance with the foregoing in which the Issuer is not the continuing obligor under the Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if such successor had been named as the Issuer therein, and thereafter the predecessor Person shall be relieved of all obligations under the Indenture and the Notes, except that the predecessor Person in the case of a transfer by lease will not be released from the obligation to pay the principal of, premium, if any, and interest on the Notes.

     The Indenture will provide that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants described in '--Certain Covenants--Limitations on Indebtedness,' '--Certain Covenants--Limitation on Restricted Payments' and '--Certain Covenants--Limitation on Certain Liens'), Subsidiaries of any Surviving Entity will, upon such transaction or series of related transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the definition of 'Unrestricted Subsidiary' described in '--Certain Definitions,' and all Indebtedness, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries (other than Indebtedness, and Liens on property or assets, of the Issuer and its Restricted Subsidiaries outstanding immediately prior to such transaction or series of related transactions) will be deemed to have been Incurred upon such transaction or series of related transactions.

DEFAULTS

     The following will be 'Events of Default' under the Indenture:

          (i) default in the payment of principal of, or premium, if any, when due and payable, on any of the Notes (at its Stated Maturity, upon optional redemption, required repurchase, or otherwise); or

          (ii) default in any payment of an installment of interest on any of the Notes when due and payable, for 30 days; or

          (iii) failure to perform or comply with any provision described in '--Merger, Consolidation and Sale of Assets'; failure to offer to repurchase or to repurchase the Notes in the Event of a Change of Control in accordance with the provisions described in '--Certain Covenants--Change of Control'; or

          (iv) the Issuer or any Note Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the Notes, any Note Guarantee or the Indenture (other than a Default specified in clause (i), (ii) or (iii) above) for a period of 30 days after written notice of such failure requiring the Issuer to remedy the same shall have been given (x) to the Issuer by the Trustee or (y) to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

          (v) default or defaults under one or more mortgages, bonds, debentures or other evidences of Indebtedness under which the Issuer or any Restricted Subsidiary then has outstanding Indebtedness in excess of $15 million, individually or in the aggregate, and either (a) such a principal amount of such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such

     Indebtedness; or

          (vi) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $15 million, either individually or in the aggregate, shall be entered against the Issuer, any Note Guarantor or any Significant Restricted Subsidiary or any of their respective properties and shall not be discharged or fully bonded and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

          (vii) (A) any holder of at least $15 million in aggregate principal amount of Indebtedness of the Issuer or any Restricted Subsidiary as to which a default has occurred and is continuing shall commence judicial proceedings (which proceedings shall remain unstayed for 5 Business Days) to foreclose upon assets of the Issuer or any Restricted Subsidiary having an aggregate Fair Market Value, individually or in the aggregate, in excess of $15 million or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure or (B) any action described in the foregoing clause (A) shall result in any court of competent jurisdiction issuing any order for the seizure of such assets; or

          (viii) any Note Guarantee of a Significant Note Guarantor ceases to be in full force and effect or is declared null and void or any Note Guarantor denies that it has any further liability under any Note Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Note Guarantee in accordance with the Indenture); or

          (ix) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Issuer, any Significant Note Guarantor or any Significant Restricted Subsidiary of the Issuer.

     If an Event of Default (other than as specified in clause (ix) above with respect to the Issuer) occurs and is continuing, the Trustee, by notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Issuer, may declare the principal of, premium, if any, and accrued interest on all the Notes due and payable immediately, upon which declaration all amounts payable in respect of the Notes shall immediately be due and payable; provided that so long as the Credit Agreement shall be in full force and effect, if an Event of Default shall have occurred and be continuing (other than as specified in clause (ix) above with respect to the Issuer), any such acceleration shall not be effective until the earlier to occur of (x) five business days following delivery of a written notice of such acceleration of the Notes to the agent under the Credit Agreement and (y) the acceleration of any Indebtedness under the Credit Agreement. If an Event of Default specified in clause (ix) above with respect to the Issuer occurs and is continuing, then the principal of, premium, if any, and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustees or any Holder.

     Notwithstanding the foregoing, in the event of a declaration of acceleration in respect of the Notes because (x) an Event of Default specified in clause (v) above shall have occurred and be continuing, such declaration of acceleration of the Notes and such Event of Default shall be automatically annulled and rescinded and be of no further effect if the Indebtedness that is the subject of such Event of Default has been discharged or paid in full or such Event of Default shall have been cured or waived by the holders of such Indebtedness and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness or (y) an Event of Default specified in clause (vii) above shall have occurred and be continuing, such declaration of acceleration of the Notes and such Event of Default shall be automatically annulled and rescinded and be of no further effect if the proceedings or enforcement action with respect to the Indebtedness that is the subject of such Event of Default is terminated or rescinded, or such Indebtedness is paid in full and only so long as any holder of such Indebtedness shall not have applied any assets referenced in such clause
(vii) above in satisfaction of such Indebtedness and, in the case of both (x) and (y) above, written notice of such discharge, cure or waiver and rescission, as the case may be, shall have been given to the Trustee within 60 days after such declaration of acceleration in respect of the Notes by the Issuer or by the requisite holders of such Indebtedness or a trustee, fiduciary or agent for such holders or other evidence satisfactory to the Trustee of such events is provided to the Trustee and no other Event of Default shall have occurred which has not been cured or waived during such 60-day period.

     After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Issuer and the Trustee, may rescind such declaration if: (a) the Issuer has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements, and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes,
(iii) the principal of, and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

     The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

     No Holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 30 days after receipt of such notice and the Trustee, within such 30-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a Holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder of the Notes notice of the Default or Event of Default within 30 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the Holders of such Notes if a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of the Holders.

     The Issuer is required to furnish to the Trustee annual statements as to the performance by the Issuer and the Note Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Issuer is also required to notify the Trustee within 30 days of any Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Issuer may, at its option and at any time, elect to terminate the obligations of the Issuer and any Note Guarantor with respect to the outstanding Notes ('defeasance'). Such defeasance means that the Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Issuer's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for receipt of payments in respect of the Notes, (iii) the rights, powers, trusts, duties, indemnities and immunities of the Trustee, (iv) the defeasance provisions of the Indenture and (v) the Note Guarantees to the extent they relate to the foregoing. In addition, the Issuer may, at its option and at any time, elect to terminate the obligations of the Issuer and any Note Guarantor with respect to the covenants described in '-- Certain Covenants' ('covenant defeasance'), and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, the Events of Default specified in clauses
(v), (vi) and (vii) of the first paragraph in '--Defaults' will no longer constitute Events of Default with respect to the Notes.

     In order to exercise either defeasance or covenant defeasance, (i) the Issuer must irrevocably deposit with the Trustee, in trust for the benefit of Noteholders, cash in Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity of such principal or installment of interest; (ii) the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that the Noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling published by the Internal Revenue Service or a change in applicable federal income tax laws, in either case after the Issue Date); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default described in clause (ix) of the first paragraph in '-- Defaults', at any time during the period ending on the 91st day after the date of deposit; (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Issuer or any Note Guarantor; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under the Indenture, or any other agreement or instrument to which the Issuer or any Note Guarantor is a party or by which it is bound; (vi) the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness, including under the subordination provisions of the Indenture, and (B) after the 91st day following the deposit or after the date such Opinion of Counsel is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) the Issuer shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect

(except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, (ii) the Issuer has irrevocably deposited or caused to be deposited with the Trustee, in trust for the benefit of Noteholders, cash in Dollars, U.S. Government Obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the Notes (except lost, stolen or destroyed Notes which have been replaced or paid) not theretofore delivered to the Trustee for cancellation, including principal, premium, if any, and interest at such Stated Maturity or redemption date, together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at such Stated Maturity or redemption date, as the case may be; (iii) the Issuer has paid all other sums payable under the Indenture by the Issuer; and (iv) the Issuer has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

     The Issuer, the Note Guarantors and the Trustee may amend the Indenture or Notes without notice to any Noteholder but with the written consent of the Holders of at least a majority in principal amount of the Notes; provided, however, that, without the consent of the Holder of each outstanding Note affected thereby, an amendment or waiver may not (i) reduce the principal amount of, extend the Stated Maturity of or alter the redemption provisions of, the Notes; (ii) change the currency in which the Notes or any premium or the interest thereon is payable; (iii) reduce the percentage in principal amount of Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture, the Notes or any Note Guarantee; (iv) modify any of the provisions described under '-- Certain Covenants--Limitation on Other Senior Subordinated Indebtedness' above or the subordination provisions of the Indenture in respect of the Notes or any Note Guarantee in a manner adverse to the Holders; (v) impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Notes; (vi) waive a default in payment with respect to the Notes or any Note Guarantee (except for any waiver of a default in payment to the extent resulting from a declaration of acceleration under the Indenture, which declaration has been rescinded by the Holders as contemplated by the fourth full paragraph under '--Defaults'); (vii) following the occurrence of a Change of Control or an Asset Sale, amend, change or modify the obligation of the Issuer to offer to repurchase and to repurchase the Notes in the event of a Change of Control or make and consummate the Excess Proceeds Offer with respect to any Asset Sale, including by modifying any of the provisions or definitions with respect thereto; (viii) reduce or change the rate or time for payment of interest on the Notes; or (ix) release any Significant Note Guarantor from any of its obligations under its Note Guarantee or the Indenture other than in compliance with the terms of the Indenture.

     Without the consent of any Noteholder, the Issuer, the Note Guarantors and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Issuer under the Indenture, to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Issuer for the benefit of the Noteholders, to surrender any right or power conferred upon the Issuer or any Note Guarantor, to make any change that does not adversely affect the rights of any Noteholder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

     The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Issuer is required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all such Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

     No amendment to the subordination provisions of the Indenture or the Notes described under '--Ranking; Subordination,' including by modifying any of the definitions relating thereto, may be made that adversely affects the rights of any Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent in writing to such amendment.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS

     No director, officer, employee, incorporator or stockholder, as such, of the Issuer, Holding, any Note Guarantor or any Subsidiary of the foregoing shall have any personal liability in respect of the obligations of the Issuer, Holding, any Note Guarantor or any Subsidiary of the foregoing, as the case may be, under the Notes, any Note Guarantee or the Indenture by reason of his or its status as such.

THE TRUSTEE

                                   is to be the Trustee under the Indenture and
has been appointed by the Issuer as Registrar and Paying Agent with respect to the Notes.

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

GOVERNING LAW


     The Indenture and the Notes will be governed by the laws of the State of New York, without regard to the principles of conflicts of laws.

BOOK-ENTRY; DELIVERY AND FORM

     Upon issuance, the Notes will be represented by the Global Notes that will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Except under the circumstances described below, the Global Notes will not be exchangeable for definitive Notes and Notes will not otherwise be issuable in definitive form.

     Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by the Depositary (with respect to its Participants' interests) and its Participants.

     Upon issuance of the Global Notes, the Depositary will credit, on its internal system, the respective principal amount of the individual beneficial interests in the Global Notes to persons who have accounts with the Depositary ('Participants'). Such accounts initially will be designated by or on behalf of the Underwriters. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants).

     So long as the Depositary or its nominee is the registered owner of the Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by the Global Notes for all purposes under the Indenture and the Notes. Accordingly, beneficial owners of an interest in the Global Notes must rely on the procedures of the Depositary, and if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights and fulfill any obligations of a Holder under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with the Depositary's applicable procedures, in addition to those provided for in the Indenture. In addition, the ability of a Person having a beneficial interest in Notes represented by a Global Note to pledge such interest to Persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such beneficial interest, may be affected by the lack of a physical certificate evidencing such interest.

     Payments of the principal of, premium, if any, and interest on, the Global Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner thereof. None of the Issuer, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.


     The Issuer expects that the Depositary or its nominee, upon receipt of any payment of principal, premium or interest in respect of the Global Notes, will credit Participants' accounts with payments in amounts proportionate to such Participants' respective beneficial interests in the principal amount of such Global Notes, as shown on the records of the Depositary or its nominee. The Issuer also expects that payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     The Depositary will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose accounts interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such Participant or Participants has or have given such direction.

     The Depositary is a limited purpose trust company organized under the laws of the State of New York, a 'banking organization' within the meaning of New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Indirect access to the Depositary's system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant ('Indirect Participants').

     Although the Depositary and its Participants are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Trustee nor any Paying Agent will have any responsibility for the performance by the Depositary, Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

     Owners of beneficial interests in the Global Notes will be entitled to receive certificated Notes, if the Depositary is at any time unwilling or unable to continue as, or ceases to be, a 'clearing agency' registered under Section 17A of the Exchange Act, and a successor to the Depositary registered as a 'clearing agency' under Section 17A of the Exchange Act is not appointed by the

Issuer within 90 days. In addition to the foregoing, on or after the occurrence of an Event of Default under the Indenture, owners of beneficial interests in the Global Notes will be entitled to request and receive certificated Notes.

     Any certificated Notes issued in exchange for beneficial interests in the Global Notes will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in the Global Notes.

CERTAIN DEFINITIONS

     'Acquired Indebtedness' means (x) Indebtedness of a Person existing at the time such Person was acquired by the Issuer or (y) Indebtedness of a Person assumed by the Issuer or a Restricted Subsidiary in connection with its acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of the transaction or series of related transactions pursuant to which such Person became a Subsidiary or such assets were so acquired by the Issuer or a Restricted Subsidiary.

     'Acquisition' means the acquisition pursuant to the Stock Purchase Agreement, dated as of April 2, 1996, between AEA MT Inc., AG fur
Prazisioninstrumente Greifensee, Switzerland and Ciba-Geigy AG, as amended to the Issue Date.

     'Acquisition Indebtedness' means Indebtedness of a Restricted Subsidiary
(x) Incurred solely for the purpose of financing the acquisition of the Capital Stock of a Person that after giving effect to such acquisition will be a Restricted Subsidiary, or assets constituting substantially all of a separate division or separate business unit of a Person, and (y) the proceeds of which (net of fees and expenses (including fees and expenses of legal counsel and investment banks) directly related to such Incurrence) are used to pay the purchase price for such Capital Stock or assets.

     'AEA' means AEA Investors Inc., a Delaware corporation, or any legal successor thereto as a result of a reorganization thereof that does not involve any change in control thereof.

     'Affiliate' of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, 'control' when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms 'controlling' and 'controlled' have meanings correlative to the foregoing. For purposes of the provisions described in '--Certain Covenants--Limitation on Transactions with Affiliates' only, 'Affiliate' shall also mean any Beneficial Owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Issuer, and any Person who would be an Affiliate of any such Beneficial Owner pursuant to the first sentence hereof.

     'Asset Sale' means any sale, issuance, conveyance, transfer, lease or other disposition (including by merger, consolidation or otherwise) by the Issuer or any Restricted Subsidiary, in one or a series of related transactions, of: (a)

any Capital Stock of any Subsidiary of the Issuer; (b) all or substantially all of the properties and assets of any division or line of business of the Issuer or any Restricted Subsidiary; or (c) other than in the ordinary course of business, any properties or assets of the Issuer or a Restricted Subsidiary. For the purposes of this definition, the term 'Asset Sale' shall not include any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets (i) to the Issuer or any Restricted Subsidiary, (ii) that is governed by the provisions described in '--Merger, Consolidation and Sale of Assets',
(iii) in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $2.5 million or (iv) involving assets with a Fair Market Value not in excess of $5 million for all such dispositions in the aggregate in any fiscal year.

     'Attributable Debt' in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     'Average Life' means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     'Beneficial Owner' means a 'beneficial owner' as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to be a 'beneficial owner' of all securities that such Person has the right to acquire, whether that right is exercisable immediately or only after the passage of time.

     'Board of Directors' means the Board of Directors of the Issuer or a designated committee thereof.

     'Board Resolution' means a copy of a resolution certified by the Secretary of the Issuer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     'Business Day' means a day other than a Saturday, Sunday or any other day on which banking institutions in New York State are authorized or required by law to close.

     'Capital Expenditure Indebtedness' means any Indebtedness of the Issuer or any Restricted Subsidiary (whether consisting of Capitalized Lease Obligations, Purchase Money Obligations or otherwise) Incurred (x) for the purpose of financing all or any part of the purchase price, cost of construction or improvement of any fixed or capital assets used in a Related Business and (y) no later than 180 days after the date of such acquisition or the date of completion of such construction or improvement.


     'Capital Stock' of any Person means any and all shares of, rights to purchase, warrants or options for, or participations or other interests in (however designated) equity of such Person, including Preferred Stock, but excluding any debt securities convertible into such equity.

     'Capitalized Lease Obligations' means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

     'Cash Equivalents' means (i) any security, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America; (ii) any certificate of deposit, time deposit or bankers' acceptance (or, with respect to non-U.S. banking institutions, similar instruments), maturing not more than one year after the day of acquisition, issued by any commercial banking institution that is a member of the Federal Reserve System or a commercial banking institution organized and located in a country recognized by the United States of America, in each case, having combined capital and surplus and undivided profits of not less than $500,000,000 (or the foreign currency equivalent thereof), whose short-term debt has a rating, at the time as of which any investment therein is made, of 'P-1' (or higher) according to Moody's or 'A-1' (or higher) according to S&P; (iii) commercial paper maturing not more than one year after the date of acquisition issued by a corporation (other than an Affiliate or Subsidiary of the Issuer) with a rating, at the time as of which any investment therein is made, of 'P-1' (or higher) according to Moody's or 'A-1' (or higher) according to S&P; (iv) any money market deposit accounts issued or offered by a commercial banking institution that is a member of the Federal Reserve System or a commercial banking institution organized and located in a country recognized by the United States of America, in each case, having combined capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof); and (v) other short-term investments utilized by Non-U.S. Restricted Subsidiaries in accordance with normal investment practices for cash management not exceeding $5 million in aggregate principal amount outstanding at any time.

     'Commodities Agreements' means one or more of the following agreements entered into by a Person and one or more financial institutions: commodity future contracts, forward contracts, options or other similar agreements or arrangements designed to protect against fluctuations in the price of, or the shortage of supply of, commodities from time to time.

     'Consolidated Assets' means the total assets of the Issuer and its Restricted Subsidiaries shown on the Consolidated balance sheet of the Issuer and its Restricted Subsidiaries prepared in accordance with GAAP as of the last day of the immediately preceding fiscal quarter.

     'Consolidated Coverage Ratio' as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Issuer are available to (ii) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

          (1) if the Issuer or any Restricted Subsidiary (x) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness and the application of the proceeds thereof as if such Indebtedness had been Incurred on the first day of such period or (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period);

          (2) if since the beginning of such period the Issuer or any Restricted Subsidiary shall have disposed of any company or any business or any group of assets constituting an operating unit (a 'Disposal'), (x) EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Disposal for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and (y) Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such Disposal for such period (and, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (3) if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have acquired any company or any business or any group of assets constituting an operating unit (an 'Acquisition'), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Acquisition had occurred on the first day of such period; and

          (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Disposal or Acquisition that would have required an adjustment pursuant to clause (2) or (3) above if made by the Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Disposal or Acquisition occurred on the first day of such period.

     If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of

12 months). If any Indebtedness bears, at the option of the Issuer or a Restricted Subsidiary, a fixed or floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be computed by applying, at the option of the Issuer, either a fixed or floating rate. If any Indebtedness which is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. In making any calculation of the Consolidated Coverage Ratio for any period prior to the date of the closing of the Acquisition, the Acquisition shall be deemed to have taken place on the first day of such period.

     'Consolidated Income Tax Expense' means for any period, as applied to any Person, the provision for federal, state, local and foreign income taxes and capital taxes of such Person and its Consolidated Subsidiaries for such period as recorded under 'provision for taxes' on the statement of operations as determined in accordance with GAAP.

     'Consolidated Interest Expense' means, for any period, the total interest expense of the Issuer and its Consolidated Subsidiaries, as determined in accordance with GAAP, plus, to the extent Incurred by the Issuer and its Restricted Subsidiaries in such period but not included in such interest expense, (i) amortization of debt discount (including amortization of fees),
(ii) the interest portion of any deferred payment obligation which in accordance with GAAP is required to be reflected on an income statement, (iii) net costs (including amortization of discounts and fees) associated with Interest Rate Agreements or Currency Agreements (other than Currency Agreements permitted by clause (viii) (B) of paragraph (b) of the covenant described in '--Certain Covenants-- Limitation on Indebtedness'), (iv) interest accruing on any Indebtedness of any other Person that is Guaranteed by the Issuer or any Restricted Subsidiary, (v) all commissions, discounts and other fees and charges with respect to letters of credit and bankers' acceptance financing, (vi) all accrued interest, (vii) the aggregate dividends paid or accrued on Preferred Stock held by Persons other than the Issuer or a Wholly Owned Subsidiary, (viii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid by the Issuer and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer) in connection with Indebtedness

Incurred by such plan or trust.

     'Consolidated Net Income' means, for any period, the net income (loss) of the Issuer and its Consolidated Subsidiaries, as determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person that is not the Issuer or a Restricted Subsidiary, except that, subject to limitations contained in clause
(iv) below, the Issuer's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below); (ii) any net income or loss of any Person acquired by the Issuer or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer, except that, subject to the limitations contained in (iv) below, the Issuer's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause); (iv) any gain or loss realized upon any Asset Sale and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; (v) any extraordinary gain or loss as recorded on the statement of operations in accordance with GAAP; (vi) the cumulative effect of a change in accounting principles as recorded on the statement of operations in accordance with GAAP;
(vii) all deferred financing costs written off in connection with the early extinguishment of indebtedness under the Credit Agreement or the Notes as recorded on the statement of operations in accordance with GAAP; (viii) any charge relating to the closure of the Westerville, Ohio facility as recorded on the statement of operations in accordance with GAAP; (ix) nonrecurring charges related to the Acquisition and any other acquisition by the Issuer or any Restricted Subsidiary occurring after the Issue Date as recorded on the statement of operations in accordance with GAAP; (x) non-cash, nonrecurring charges as recorded on the statement of operations in accordance with GAAP; (xi) unrealized gains or losses in respect of Currency Agreements permitted by clause (viii)(B) of paragraph (b) of the covenant described in '--Certain Covenants--Limitation on Indebtedness' as recorded on the statement of operations in accordance with GAAP; and (xii) unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and permitted to be Incurred under the covenant described in '--Certain Covenants--Limitation on Indebtedness' as recorded on the statement of operations in accordance with GAAP; provided that in the case of any amount or charge specified in clause
(vii), (viii), (ix), (x), (xi) or (xii), such amount or charge shall be net of any tax or tax benefit to the Company or any of its Consolidated Subsidiaries resulting therefrom.


     'Consolidated Non-Cash Charges' of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Consolidated Subsidiaries for such period, on a Consolidated basis, as determined in accordance with GAAP (excluding any non-cash charge that requires an accrual or reserve for cash charges for any future period).

     'Consolidation' means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Issuer in accordance with GAAP consistently applied; provided, however, that 'Consolidation' will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Issuer or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term 'Consolidated' has a correlative meaning.

     'Credit Agreement' means the Credit Agreement dated as of             ,
1996, among the Issuer and Swiss Subholding, as borrowers, Merrill Lynch Capital Corporation, as agent and arranger, The Bank of Nova Scotia, as administrative agent, Credit Suisse and Lehman Commercial Paper Inc. as co-agents and the other financial institutions which are to become parties from time to time thereto, as such agreement may be amended, modified, supplemented, renewed, refunded, replaced, increased or refinanced (in whole or in part) from time to time by one or more instruments or agreements with the same or other, or any combination of the same and other, lenders and, in each case, including, without limitation, any related notes, letters of credit and applications therefor, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, modified, supplemented, renewed, refunded, replaced, increased or refinanced (in whole or in part) from time to time by one or more instruments or agreements. Without limiting the generality of the foregoing, the term 'Credit Agreement' shall, subject to the covenants of the Indenture, include any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

     'Credit Agreement Obligations' means all monetary obligations of every nature of the Issuer or a Restricted Subsidiary, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, from time to time owed to the lenders or any agent under or in respect of the Credit Agreement.

     'Currency Agreement' means in respect of any Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

     'Default' means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

     'Designated Senior Indebtedness' means (i) all Senior Indebtedness and Guarantor Senior Indebtedness under the Credit Agreement Obligations and (ii) if no Senior Indebtedness or Guarantor Senior Indebtedness is outstanding under the Credit Agreement Obligations or if the lenders under the Credit Agreement shall have consented thereto, any other Senior Indebtedness (or for certain purposes more fully described in the Indenture, Guarantor Senior Indebtedness) which (a) at the time of incurrence exceeds $25 million in aggregate principal amount and
(b) is specifically designated by the Issuer (or, in the case of Guarantor Senior Indebtedness, by the relevant Note Guarantor) in the instrument evidencing such Senior Indebtedness or Guarantor Senior Indebtedness as 'Designated Senior Indebtedness.'

     'Disinterested Director' means a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to any transaction or series of transactions.

     'Dollar' or '$' means the lawful money of the United States of America.

     'EBITDA' for any period means the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges deducted in computing Consolidated Net Income, without duplication, in each case for such period, of such Person and its Consolidated Subsidiaries on a Consolidated basis, all determined in accordance with GAAP.

     'Event of Default' has the meaning set forth under '--Defaults' herein.

     'Exchange Act' means the Securities Exchange Act of 1934, as amended.

     'Fair Market Value' means, with respect to any asset or property, the price that could be negotiated in an arm's-length free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     'GAAP' means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

     'Guarantee' means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term 'Guarantee' shall not include endorsements for collection or deposit in the ordinary course of business. The term 'Guarantee' used as a verb has a corresponding meaning.

     'Guarantor Senior Indebtedness' means, with respect to any Note Guarantor,

the principal of, premium, if any, and interest (including interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law) on and other amounts due on or in connection with (including any fees, premiums, expenses, including costs of collection, and indemnities) any Indebtedness of such Note Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Note Guarantee of such Note Guarantor. Without limiting the generality of the foregoing, 'Guarantor Senior Indebtedness' shall also include the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law) on, and all other amounts owing in respect of, (i) all Credit Agreement Obligations of such Note Guarantor and (ii) all Related Currency and Interest Rate Protection Obligations, if any, of such Note Guarantor, in each case whether outstanding on the Issue Date or thereafter created, incurred or assumed and including in respect of claims under guarantees, claims for indemnity, claims in relation to Related Currency and Interest Rate Protection Obligations, expense reimbursement and fees. Notwithstanding the foregoing, 'Guarantor Senior Indebtedness' shall not include (a) Indebtedness evidenced by the Note Guarantee of such Note Guarantor, (b) Indebtedness that is pari passu with or expressly subordinated or junior in right to payment to any Guarantor Senior Indebtedness of such Note Guarantor, (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is by its terms without recourse to such Note Guarantor, (d) any repurchase, redemption or other obligation in respect of Redeemable Capital Stock of such Note Guarantor, (e) to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade payables or other current liabilities (other than any current liabilities owing under the Credit Agreement Obligations or the current portion of any long-term Indebtedness which would constitute Guarantor Senior Indebtedness but for the operation of this clause (e)), (f) to the extent it might constitute Indebtedness, amounts owed by such Note Guarantor for compensation to employees or for services rendered to such Note Guarantor, (g) to the extent it might constitute Indebtedness, any liability for federal, state, local, foreign or other taxes owed or owing by such Note Guarantor, (h) Indebtedness of such Note Guarantor to a Subsidiary of the Issuer and (i) that portion of any Indebtedness of such Note Guarantor which at the time of Incurrence is Incurred in violation of the Indenture; provided, however, that such Indebtedness shall be deemed not to have been Incurred in violation of the Indenture for purposes of this clause (i) if (x) the holder(s) of such Indebtedness or their representative or such Note Guarantor shall have furnished to the Trustee an opinion of recognized independent legal counsel, unqualified in all material respects, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon an Officers' Certificate of such Note Guarantor) to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture or (y) such Indebtedness consists of Credit

Agreement Obligations, and the holder(s) of such Indebtedness or their agent or representative (1) had no actual knowledge at the time of Incurrence that the Incurrence of such Indebtedness violated the Indenture and (2) shall have received a certificate from an Officer of such Note Guarantor to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture.

     'Holder' or 'Noteholder' means the Person in whose name a Note is registered on the Registrar's books.

     'Holding' means Mettler-Toledo Holding Inc., a Delaware corporation, and any successor thereto.

     'Incur' means issue, assume, Guarantee, incur or otherwise become liable for, provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

     'Indebtedness' means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, banker's acceptance or other similar credit transaction, or in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations and all Attributable Debt of such Person, (e) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all Guarantees of such Person in respect of Indebtedness of another Person of any of the types referred to in this definition, (g) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all Currency Agreements, Interest Rate Agreements and Commodities Agreements of such Person and (i) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of such Person of any of the types referred to in clauses (a) through (h) above.

     For purposes hereof, (x) the 'maximum fixed repurchase price' of any Redeemable Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock and (y) Indebtedness is deemed to be incurred pursuant to a revolving credit facility each time an advance is made thereunder. When any Person becomes a Restricted Subsidiary there shall be deemed to have been an Incurrence by such Restricted Subsidiary of all Indebtedness for which it is liable at the time it becomes a Restricted Subsidiary. If the Issuer or any Restricted Subsidiary, directly or indirectly, Guarantees Indebtedness of another Person, there shall be deemed to be an Incurrence of such Guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such Guaranteed Indebtedness.

     'Interest Rate Agreements' means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

     'Investment' in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of 'Unrestricted Subsidiary' and the covenant described in '--Certain Covenants--Limitation on Restricted Payments', (i) 'Investment' shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent 'Investment' in an Unrestricted Subsidiary in an amount (if positive) equal to
(x) the Issuer's 'Investment' in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer's direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case, as determined in good faith by the Board of Directors.

     'Issue Date' means the date on which the Notes are originally issued.

     'Issuer' means MT Acquisition Corp., a Delaware corporation, and upon consummation of the Merger, means Mettler-Toledo, Inc., a Delaware corporation, the survivor of the Merger, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter 'Issuer' shall mean such successor Person.

     'Lien' means any mortgage, pledge, security interest, hypothecation, assignment, conveyance, preference, priority, encumbrance, lien (statutory or other) or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     'Management Services Agreement' means the Management Services Agreement
dated               , 1996, between AEA and the Issuer, as in effect on the
Issue Date and as the same may be amended from time to time in any manner not adverse to the Holders.

     'Merger' means the merger of MT Acquisition Corp. with and into Mettler-Toledo, Inc. immediately upon consummation of the Acquisition.

     'Moody's' means Moody's Investors Service, Inc. or any successor rating agency.

     'MT Investors' means MT Investors Inc., a Delaware corporation, and any successor thereto.

     'Net Cash Proceeds' means, (a) with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold, but only to the extent they continue to be, with recourse to the Issuer or any Restricted Subsidiary), net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of legal counsel and investment banks) actually incurred and related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, and (b) with respect to any issuance or sale of Capital Stock, means the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold, but only to the extent they continue to be, with recourse to the Issuer or any Restricted Subsidiary), net of (i) brokerage commissions and other reasonable fees and expenses (including fees of legal counsel and investment banks) actually incurred and related to such issuance or sale and
(ii) provisions for all taxes payable as a result of such issuance or sale; in each case, as reflected in an Officers' Certificate delivered to the Trustee.

     'Non-Dollar Indebtedness' means Indebtedness denominated in any currency other than Dollars.


     'Non-U.S. Restricted Subsidiary' means any Restricted Subsidiary of the Issuer other than a U.S. Restricted Subsidiary.

     'Note Guarantee' means the Guarantee of the Notes by Holding, and any Guarantee of the Notes that may from time to time be executed and delivered pursuant to the terms of the Indenture. Each such Note Guarantee shall be in the form prescribed in the Indenture.

     'Note Guarantor' means any Person that has issued a Note Guarantee.

     'Officer' means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Issuer.

     'Officers' Certificate' means a certificate signed by two Officers.

     'Opinion of Counsel' means a written opinion in form and substance reasonably satisfactory to the Trustee from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

     'Pari Passu Indebtedness' means any Indebtedness of the Issuer or any Note Guarantor ranking pari passu with the Notes or the applicable Note Guarantee, respectively.

     'Permitted Guarantee' means any Guarantee of Acquired Indebtedness given by any Restricted Subsidiary prior to (and not in contemplation of) the Incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary, which Guarantee and Acquired Indebtedness are Incurred pursuant to clause (vi) of paragraph (b) (or, in the case of Acquired Indebtedness of the Issuer, paragraph
(a)) of the covenant described in '--Certain Covenants--Limitation on Indebtedness.'

     'Permitted Holder' means AEA and its current, former and future employees, stockholders, directors and officers and the Issuer's officers, and (i) trusts for the benefit of such Persons or the spouses, issue, parents or other relatives of such Persons, (ii) entities controlling or controlled by such Persons and (iii) in the event of the death of any such individual Person, heirs or testamentary legatees of such Person.

     'Permitted Investment' means any of the following: (i) Investments in Cash Equivalents, (ii) Investments in the Issuer or in any Restricted Subsidiary (including any Person that thereby becomes a Restricted Subsidiary), (iii) Investments in existence on the Issue Date, (iv) receivables owing to the Issuer or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms,
(v) Interest Rate Agreements designed to protect the Issuer or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Issuer or any Restricted Subsidiary, and Currency Agreements designed to protect the Issuer or any Restricted Subsidiary against fluctuations in foreign currency exchange rates in respect of foreign exchange exposures incurred by the Issuer or any Restricted Subsidiary in the ordinary course of business, in each case, permitted by the covenant described in '--Certain Covenants--Limitation on

Indebtedness,' (vi) Investments in the Notes, (vii) Investments in a joint venture or similar entity that is not a Restricted Subsidiary and is primarily engaged in a Related Business, not to exceed $20 million at any time, (viii) Investments in securities of any Person received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Person, (ix) Investments received by the Issuer or its Restricted Subsidiaries as consideration for Asset Sales effected in compliance with the covenant described in '--Certain Covenants--Limitation on Disposition of Proceeds of Asset Sales' and (x) Investments in an amount not exceeding $5 million in the aggregate outstanding at any time.

     'Permitted Lien' means (i) any Lien as existing on the Issue Date and listed on a schedule to the Indenture; (ii) any Lien on any property or assets of a Restricted Subsidiary granted in favor of the Issuer or any Restricted Subsidiary; (iii) any Lien securing the Notes or any Note Guarantee; (iv) any Lien securing Acquired Indebtedness Incurred pursuant to clause (vi) of paragraph (b) of the covenant described in '--Certain Covenants--Limitation on Indebtedness', which Lien (x) is created prior to (and not in connection with or in contemplation of) the Incurrence of such Acquired Indebtedness by the Issuer or any Restricted Subsidiary, and

(y) does not extend to any property or assets of the Issuer or any Restricted Subsidiary other than the assets acquired in connection with the Incurrence of such Acquired Indebtedness; (v) any Lien securing any Indebtedness Incurred pursuant to clause (xi) of paragraph (b) of the covenant described in '--Certain Covenants--Limitation on Indebtedness', provided, however, that such Lien may not extend to any other property owned by the Issuer or any Restricted Subsidiary at the time such Lien is Incurred; (vi) any Lien in favor of the Trustee under the Indenture; and (vii) any extension, renewal or replacement in whole or in part, of any Lien described in the foregoing clauses (i) through
(vi), provided, that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

     'Person' means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

     'Preferred Stock', as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     'Public Equity Offering' means an underwritten public offering of newly issued shares of common stock of MT Investors, Holding or the Issuer pursuant to an effective registration statement under the Securities Act, on a primary basis (whether alone or in conjunction with any secondary public offering).

     'Public Market' means an established public trading market existing after a Public Equity Offering has been consummated.


     'Purchase Money Obligation' means any Indebtedness secured by a Lien on real or personal property related to the business of the Issuer or any Restricted Subsidiary that is purchased by the Issuer or any Restricted Subsidiary after the Issue Date; provided that (i) any security agreement or conditional sales or other title retention contract pursuant to which the Lien on such property is created shall be entered into within 180 days after the purchase of such property and shall at all times be confined solely to such property, (ii) at no time shall the aggregate principal amount of the Indebtedness secured by such property be increased and (iii)(A) the Indebtedness secured thereby shall not exceed the purchase price of such property or (B) the Indebtedness secured thereby shall be with recourse solely to such property.

     'Redeemable Capital Stock' means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed, or matures, on or prior to the 91st day after any Stated Maturity of the Notes, or is redeemable at the option of the holder thereof at any time on or prior to the 91st day after any Stated Maturity of the Notes, or, at the option of the holder thereof, is convertible into or exchangeable for Indebtedness or Redeemable Capital Stock at any time on or prior to the 91st day after any Stated Maturity of the Notes.

     'Refinancing Costs' means, with respect to any refinancing of term loan borrowings under the Credit Agreement, an amount equal to (x) the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such refinancing pursuant to the Credit Agreement and (II) the amount of premium or other payment actually paid by the Issuer, Swiss Subholding or any Restricted Subsidiary at such time to refinance such borrowings, plus (y) the amount of expenses of the Issuer, Swiss Subholding or any Restricted Subsidiary incurred in connection with such refinancing.

     'Related Business' means the businesses of the Issuer and the Restricted Subsidiaries as conducted on the Issue Date, and any businesses related, ancillary or complementary to such businesses.

     'Related Currency and Interest Rate Protection Obligations' means all monetary obligations of every nature of the Issuer or a Note Guarantor under or in respect of any Currency Agreement or Interest Rate Agreement of the Issuer or such Note Guarantor either (a) to the extent such monetary obligations relate to Credit Agreement Obligations or (b) to the extent such monetary obligations are secured by collateral securing Credit Agreement Obligations.

     'Restricted Subsidiary' means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

     'Sale/Leaseback Transaction' means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary, whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or a Restricted Subsidiary leases it from such Person.

     'S&P' means Standard & Poor's Rating Group (a division of McGraw Hill Inc.)

or any successor rating agency.

     'SEC' means the Securities and Exchange Commission.

     'Secured Indebtedness' means any Indebtedness of the Issuer or any Subsidiary of the Issuer secured by a Lien.

     'Securities Act' means the Securities Act of 1933, as amended.

     'Senior Indebtedness' means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law) on and other amounts due on or in connection with (including any fees, premiums, expenses, including costs of collection, and indemnities) any Indebtedness of the Issuer, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, 'Senior Indebtedness' shall also include the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law) on, and all other amounts owing in respect of, (i) all Credit Agreement Obligations of the Issuer and (ii) all Related Currency and Interest Rate Protection Obligations of the Issuer, in each case whether outstanding on the Issue Date or thereafter created, incurred or assumed and including in respect of claims under guarantees, claims for indemnity, claims in relation to Related Currency and Interest Rate Protection Obligations, expense reimbursement and fees. Notwithstanding the foregoing, 'Senior Indebtedness' shall not include (a) Indebtedness evidenced by the Notes,
(b) Indebtedness that is pari passu with or expressly subordinated or junior in right of payment to any Senior Indebtedness of the Issuer, (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is by its terms without recourse to the Issuer,
(d) any repurchase, redemption or other obligation in respect of Redeemable Capital Stock of the Issuer, (e) to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade payables or other current liabilities (other than any current liabilities owing under the Credit Agreement Obligations or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (e)), (f) to the extent it might constitute Indebtedness, amounts owed by the Issuer for compensation to employees or for services rendered to the Issuer, (g) to the extent it might constitute Indebtedness, any liability for federal, state, local, foreign or other taxes owed or owing by the Issuer, (h) Indebtedness of the Issuer to a Subsidiary of the Issuer and (i) that portion of any Indebtedness of the Issuer which at the time of Incurrence is Incurred in violation of the Indenture; provided, however, that such Indebtedness shall be deemed not to have been Incurred in violation of the Indenture for purposes of this clause (i) if (x) the holder(s) of such Indebtedness or their representative or the Issuer shall have furnished to the Trustee an opinion of recognized independent legal counsel, unqualified in all material respects, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon an Officers' Certificate of the Issuer) to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture or (y) such Indebtedness consists of Credit Agreement Obligations, and the holder(s) of such Indebtedness or their agent or representative (1) had no actual knowledge at the time of Incurrence that the Incurrence of such Indebtedness violated the Indenture and (2) shall have received a certificate from an Officer of the Company to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture.

     'Senior Subordinated Indebtedness' means the Notes and any other Indebtedness of the Issuer that specifically provides that such Indebtedness is to rank pari passu with the Notes and is not subordinated by its terms to any Indebtedness or other obligation of the Issuer that is not Senior Indebtedness.

     'Senior Subordinated Note Obligations' means (i) any principal of, premium, if any, and interest on, and any other amounts owing in respect of, the Notes payable pursuant to the terms of the Notes or the Indenture or upon acceleration of the Notes, including, without limitation, amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Notes or amounts corresponding to such principal of, premium, if any, interest, or other amounts owing with respect to, the Notes and (ii) in the case of any Note Guarantor, any obligations with respect to the foregoing or otherwise under its Note Guarantee.

     'Significant Note Guarantor' means (x) Holding or (y) any other Note Guarantor that would be a 'significant subsidiary' of the Issuer as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act, as such Rule is in effect on the Issue Date, provided that for purposes of this definition, all references in such Rule 1-02 to '10 percent' shall be deemed to be '5 percent'.

     'Significant Restricted Subsidiary' means any Restricted Subsidiary of the Issuer that would be a 'significant subsidiary' of the Issuer as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act, as such Rule is in effect on the Issue Date.

     'Specified Indebtedness' means (i) any Indebtedness of the Issuer or any Note Guarantor that is Pari Passu Indebtedness or Subordinated Indebtedness or
(ii) any Indebtedness of any Restricted Subsidiary that is Subordinated Indebtedness, provided, however, that Specified Indebtedness shall never include any Credit Agreement Obligation otherwise constituting Guarantor Senior Indebtedness or Senior Indebtedness.

     'Specified Senior Indebtedness' means any Senior Indebtedness, Guarantor Senior Indebtedness, or Indebtedness of any Restricted Subsidiary (other than a Note Guarantor) that is not Subordinated Indebtedness.

     'Specified U.S. Subsidiary Indebtedness' means Indebtedness of any U.S. Restricted Subsidiary (a) owing to and held by the Issuer or any U.S. Restricted

Subsidiary Incurred pursuant to clause (iv) of paragraph (b) of the covenant described in '--Certain Covenants--Limitation on Indebtedness,' (b) Incurred pursuant to clause (vi), (viii), (ix), (x), (xiv), (xv)(1), (xv)(2), (xvi)(A) or
(xvi)(B) of such paragraph (b) or (c) Incurred pursuant to clause (xvii) of such paragraph (b) to refinance Indebtedness previously Incurred pursuant to clause
(vi) of such paragraph (b).

     'Stated Maturity' means, when used with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the purchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     'Subordinated Indebtedness' means (i) any Indebtedness of the Issuer or any Note Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes or any Note Guarantee or (ii) Indebtedness of any Restricted Subsidiary (other than a Note Guarantor) that is subordinated or junior in right of payment to any other Indebtedness of such Restricted Subsidiary.

     'Subsidiary' of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock (including partnership or other equity interests) generally entitled (without the incurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

     'Swiss Subholding' means Mettler-Toledo Holding AG, a Swiss corporation.

     'Tax Sharing Agreement' means the Tax Sharing Agreement dated             ,
1996, among             , as in effect on the Issue Date and as the same may be
amended from time to time in any manner not adverse to the Holders.

     'TIA' means the Trust Indenture Act of 1939 as in effect on the date of the Indenture, provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, 'TIA' means to the extent required by such amendment, the Trust Indenture Act of 1939 as so amended.

     'Trustee' means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

     'Trust Officer' means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     'Unrestricted Subsidiary' means (i) any Subsidiary of the Issuer that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate (a 'Designation') any Subsidiary of the Issuer (other than a Subsidiary that is a Note Guarantor or owns any Capital Stock of, or owns, or holds any Lien on, any property of the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated) to be an Unrestricted Subsidiary if: (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; (b) the Issuer could make an Investment at the time of such Designation (assuming the effectiveness thereof) in an amount (the 'Designation Amount') equal to the Fair Market Value of the Capital Stock of such Subsidiary on such date; and (c) the Issuer could incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under '--Certain Covenants--Limitation on Indebtedness' at the time of such Designation (assuming the effectiveness thereof). In the event of any such Designation, the Issuer shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under '--Certain Covenants--Limitation on Restricted Payments' for all purposes of the Indenture in the Designation Amount. The Board of Directors may revoke (a 'Revocation') any Designation of a Subsidiary as an Unrestricted Subsidiary if: (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; (b) the Issuer could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under '--Certain Covenants--Limitation on Indebtedness' at the time of such Revocation (assuming the effectiveness thereof); and (c) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred under the Indenture. Any Designation or Revocation must be evidenced by a Board Resolution certifying compliance with the foregoing provisions.

     The Issuer shall not, and shall not permit any Restricted Subsidiary to, at any time (i) provide a Guarantee of any Indebtedness of any Unrestricted Subsidiary, (ii) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (iii) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (i) or (ii) to the extent permitted under the covenant described under '--Certain Covenants--Limitation on Restricted Payments.' No Unrestricted Subsidiary shall at any time Guarantee any obligation of the Issuer or any Restricted Subsidiary.

     'U.S. Government Obligations' means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     'U.S. Restricted Subsidiary' means any Restricted Subsidiary of the Issuer
(a) organized under the laws of the United States of America, any state thereof or the District of Columbia or (b) a majority of the assets (excluding equity investments in other Persons) of which are located in the United States of America based on the Fair Market Value of such assets (as determined in good faith by the Board of Directors).


     'U.S. Significant Subsidiary' means any U.S. Restricted Subsidiary (other than any Note Guarantor) that individually is, or taken together with other U.S. Restricted Subsidiaries (other than any Note Guarantor) would be, a Significant Restricted Subsidiary.

     'Voting Stock' means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     'Wholly Owned Subsidiary' means a Restricted Subsidiary of the Issuer all the Capital Stock of which (other than nominal directors' qualifying shares) is owned by the Issuer or another Wholly Owned Subsidiary.

     'Wholly Owned Non-U.S. Subsidiary' means a Non-U.S. Restricted Subsidiary of the Issuer all the Capital Stock of which (other than nominal directors' qualifying shares) is owned by the Issuer or another Wholly Owned Non-U.S. Subsidiary.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement (the 'Purchase Agreement') to be entered into among the Company and each of Merrill Lynch, Pierce, Fenner & Smith Incorporated ('Merrill Lynch'), CS First Boston Corporation, Lehman Brothers Inc. and Scotia Capital Markets (USA) Inc. (collectively, the 'Underwriters'), the Company has agreed to sell to each of the Underwriters and each of the Underwriters has agreed to purchase from the Company the aggregate principal amount of the Notes set forth opposite its name below. The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

                                                 PRINCIPAL
             UNDERWRITER                       AMOUNT
- ---------------------------------------------   ------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated....................   $
CS First Boston Corporation..................
Lehman Brothers Inc..........................
Scotia Capital Markets (USA) Inc.............
                                                ------------
             Total...........................   $135,000,000
                                                ------------
                                                ------------


     The Underwriters propose to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus, and to certain
dealers at such price less a concession not in excess of     % of the principal
amount of the Notes. The Underwriters may allow, and such dealers may reallow, a
discount not in excess of     % of the principal amount of the Notes to certain
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     There is no public trading market for the Notes and the Company does not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated dealer quotation system. The Company has been advised by the Underwriters that they presently intend to make a market in the Notes after the consummation of the Offering contemplated hereby, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice.
No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors.

     Holding and the Company have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and contribute to payments that the Underwriters may be required to make in respect thereof.

     Holding and the Company have agreed that they will not, without the prior consent of Merrill Lynch, for a period of 180 days after the date of this Prospectus, directly or indirectly, issue, sell or offer to sell, grant any option for the sale of, or otherwise dispose of, or register for sale by others, any debt securities, other than the initial sale of Notes, and indebtedness under the Credit Agreement.

     Merrill Lynch is an affiliate of Merrill Lynch Capital, which is sole and exclusive arranger and documentation agent to the Company for, and will be a lender to the Company under, the Credit Agreement. Merrill Lynch Capital will receive customary fees in connection with the Credit Agreement. In addition, Merrill Lynch Capital has committed to provide a bridge loan to the Company in connection with the financing of the Acquisition if the Offering of the Notes is not completed and will receive customary fees in connection therewith.
CS First Boston Corporation is an affiliate of Credit Suisse, which will be a co-agent and a lender to the Company under the Credit Agreement.
Credit Suisse will receive customary fees in connection with the Credit Agreement. CS First Boston Corporation is also an affiliate of
CS First Boston Limited, which has acted as financial adviser to Ciba in connection with the Acquisition, for which it will receive customary fees.
In addition, CS First Boston Corporation, or its affiliates, renders investment banking and financial advisory services to Ciba and its affiliates from time to time. Lehman Brothers Inc. is an affiliate of Lehman Commercial Paper Inc., which will be a co-agent and a lender to the Company under the Credit Agreement. Lehman Commercial Paper Inc. will receive customary fees in connection with the Credit Agreement. Scotia Capital Markets
(USA) Inc. is an affiliate of The Bank of Nova Scotia, which will be administrative agent and a lender to the Company under the Credit Agreement. The Bank of Nova Scotia will receive customary fees in connection with the Credit Agreement.

     The Underwriters have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5.0% of the principal amount being offered hereby.

                                 LEGAL MATTERS

     The validity of the Notes offered hereby will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Certain legal matters relating to the Notes offered hereby will be passed upon for the Underwriters by Debevoise & Plimpton, New York, New York.

                              INDEPENDENT AUDITORS

     The combined financial statements of the Mettler-Toledo Group as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 and the balance sheet of MT Acquisition Corp. as of July 16, 1996 and consolidated balance sheet of Mettler-Toledo Holding Inc. as of July 16, 1996, included in this Prospectus, have been audited by KPMG Fides Peat, independent auditors, as set forth in their reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     Holding and the Issuer have filed with the Securities and Exchange Commission (the 'Commission') a Registration Statement (which term shall encompass any amendment thereto) on Form S-1 under the Securities Act with respect to the Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits and schedules thereto filed by Holding and the Issuer with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission

maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Holding and the Issuer, that file electronically with the Commission.

     The Indenture provides that, notwithstanding that the Issuer may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), to the extent permitted by the Exchange Act or the interpretations of the Commission in respect thereof, the Issuer will file with the Commission and provide the Trustee with the annual reports and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In the event that the Issuer is not permitted to file such reports, documents and information with the Commission, the Issuer will provide substantially similar information to the Trustee and holders and prospective holders of the Notes (upon request) as if the Issuer were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
METTLER-TOLEDO GROUP
  Audited Combined Financial Statements:
     Independent Auditors' Report.......................................   F-2
     Combined Statements of Net Assets as of December 31, 1994 and
      1995..............................................................   F-3
     Combined Statements of Operations for the years ended December 31,
      1993, 1994 and 1995...............................................   F-4
     Combined Statements of Changes in Net Assets for the years ended
      December 31, 1993, 1994 and 1995..................................   F-5
     Combined Statements of Cash Flows for the years ended December 31,
      1993, 1994 and 1995...............................................   F-6
     Notes to Combined Financial Statements for the years ended December
      31, 1993, 1994 and 1995...........................................   F-7
  Unaudited Interim Combined Financial Statements:
     Interim Combined Statements of Net Assets as of December 31, 1995
      and June 30, 1996.................................................   F-22
     Interim Combined Statements of Operations for the six months ended
      June 30, 1995 and 1996............................................   F-23
     Interim Combined Statements of Changes in Net Assets for the six
      months ended June 30, 1995 and 1996...............................   F-24
     Interim Combined Statements of Cash Flows for the six months ended
      June 30, 1995 and 1996............................................   F-25
     Notes to the Interim Combined Financial Statements for the six
      months ended June 30, 1995 and 1996...............................   F-26
MT ACQUISITION CORP.
  Independent Auditors' Report..........................................   F-27
  Balance Sheet as of July 16, 1996.....................................   F-28
  Notes to Balance Sheet as of July 16, 1996............................   F-29
METTLER-TOLEDO HOLDING INC.
  Independent Auditors' Report..........................................   F-30
  Consolidated Balance Sheet as of July 16, 1996........................   F-31
  Notes to Consolidated Balance Sheet as of July 16, 1996...............   F-32

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Ciba-Geigy AG

We have audited the accompanying combined statements of net assets of the Mettler-Toledo Group (as defined in Note 1) as of December 31, 1994 and 1995, and the related combined statements of operations, changes in net assets and cash flows for each of the years in the three-year period ended December 31, 1995. These combined financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Mettler-Toledo Group as of December 31, 1994 and 1995, and the combined results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles in the United States of America.

KPMG FIDES PEAT

Zurich, Switzerland
February 5, 1996

                              METTLER-TOLEDO GROUP
                       COMBINED STATEMENTS OF NET ASSETS
                        AS OF DECEMBER 31, 1994 AND 1995
                                 (IN THOUSANDS)

                                                            1994        1995
                                                          --------    --------
                        ASSETS
Current assets:
  Cash and cash equivalents............................   $ 63,802    $ 41,402
  Due from Ciba and affiliates (Note 3)................     18,688      33,072
  Trade accounts receivable, net (Note 4)..............    139,315     159,218
  Inventories (Note 5).................................    105,001     110,986
  Deferred taxes (Note 15).............................      6,830       6,180
  Other current assets (Note 7)........................     17,755      21,469
                                                          --------    --------
     Total current assets..............................    351,391     372,327
Property, plant and equipment, net (Note 8)............    230,033     241,018
Goodwill, net (Note 9).................................     86,833      84,425
Long-term deferred taxes (Note 15).....................     10,882      14,312
Other assets (Notes 10, 14)............................      4,059      12,012
                                                          --------    --------
     Total assets......................................   $683,198    $724,094
                                                          --------    --------
                                                          --------    --------

              LIABILITIES AND NET ASSETS

Current liabilities:
  Trade accounts payable...............................   $ 31,126    $ 34,389
  Accrued and other liabilities (Note 12)..............     86,672     107,118
  Taxes payable........................................     10,596      11,737
  Deferred taxes (Note 15).............................      7,921       7,698
  Bank and other loans (Note 11).......................     24,947      29,513
  Notes payable to Ciba and affiliates (Note 13).......     64,064      91,132
                                                          --------    --------
     Total current liabilities.........................    225,326     281,587
Long-term debt payable to Ciba and affiliates (Note
  13)..................................................    132,275     145,097
Long-term debt due to third parties (Note 13)..........        862       3,621
Long-term deferred taxes (Note 15).....................     10,222      13,502
Other long-term liabilities (Note 14)..................     83,964      84,303
                                                          --------    --------
     Total liabilities.................................    452,649     528,110
Minority interest......................................      2,355       2,730
Net assets:
  Capital employed.....................................    218,129     162,604
  Currency translation adjustment......................     10,065      30,650
                                                          --------    --------
     Total net assets..................................    228,194     193,254
                                                          --------    --------
Commitments and contingencies (Note 18)
     Total liabilities and net assets..................   $683,198    $724,094
                                                          --------    --------
                                                          --------    --------

        See the accompanying notes to the combined financial statements

                              METTLER-TOLEDO GROUP
                       COMBINED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                  1993         1994         1995
                                                ---------    ---------    ---------
Net sales....................................   $ 728,958    $ 769,136    $ 850,415
Cost of sales................................     443,534      461,629      508,089
                                                ---------    ---------    ---------
  Gross profit...............................     285,424      307,507      342,326
Research and development expenses............      46,438       47,994       54,542
Marketing and selling expenses...............     141,717      152,631      167,396
General and administrative expenses..........      68,357       76,248       81,167
Amortization of goodwill.....................       2,535        2,536        2,529
Other charges (income), net (Note 16)........      18,284       (1,316)        (701)
                                                ---------    ---------    ---------
  Income from operations.....................       8,093       29,414       37,393
Interest expense (Note 13)...................      15,239       13,307       18,219
Financial income, net (Note 17)..............       4,174        6,400        8,630
                                                ---------    ---------    ---------
  Income (loss) before taxes and minority
     interest................................      (2,972)      22,507       27,804
Provision for taxes (Note 15)................       3,041        8,676        8,782
Minority interest............................       1,140          347          768
                                                ---------    ---------    ---------
  Net income (loss)..........................   $  (7,153)   $  13,484    $  18,254
                                                ---------    ---------    ---------
                                                ---------    ---------    ---------

        See the accompanying notes to the combined financial statements

                              METTLER-TOLEDO GROUP
                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                             CURRENCY
                                                CAPITAL     TRANSLATION
                                                EMPLOYED    ADJUSTMENT     TOTAL
                                                --------    ----------    --------
Net assets at January 1, 1993................   $216,256     $     36     $216,292
Capital transactions with Ciba and
  affiliates.................................     (6,460)          --       (6,460)
Net loss.....................................     (7,153)          --       (7,153)
Change in currency translation adjustment....         --       (9,158)      (9,158)
                                                --------    ----------    --------
Net assets at December 31, 1993..............    202,643       (9,122)     193,521
Capital transactions with Ciba and
  affiliates.................................      2,002           --        2,002
Net income...................................     13,484           --       13,484
Change in currency translation adjustment....         --       19,187       19,187
                                                --------    ----------    --------
Net assets at December 31, 1994..............    218,129       10,065      228,194
Capital transactions with Ciba and
  affiliates.................................    (73,779)          --      (73,779)
Net income...................................     18,254           --       18,254
Change in currency translation adjustment....         --       20,585       20,585
                                                --------    ----------    --------
Net assets at December 31, 1995..............   $162,604     $ 30,650     $193,254
                                                --------    ----------    --------
                                                --------    ----------    --------

        See the accompanying notes to the combined financial statements

                              METTLER-TOLEDO GROUP
                       COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                 1993        1994        1995
                                                               --------    --------    --------
Cash flows from operating activities:
  Net income (loss).........................................   $ (7,153)   $ 13,484    $ 18,254
     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
       Depreciation.........................................     26,674      27,681      30,598
       Amortization of goodwill.............................      2,535       2,536       2,529
       Amortization and write-down of other intangibles.....        382       3,901         236
       Net gain on disposal of long-term assets.............       (305)     (1,396)     (1,053)
       Deferred taxes.......................................     (2,881)        740        (551)
       Minority interest....................................      1,140         347         768
       Increase (decrease) in cash resulting from changes
          in:
          Trade accounts receivable, net....................     (4,765)     (7,410)     (9,979)
          Inventories.......................................      1,218        (574)       (607)
          Other current assets..............................     (1,596)      1,636      (3,058)
          Trade accounts payable............................     (1,728)     (1,123)      1,437
          Accruals and other liabilities, net...............      8,935      (5,728)     13,095
                                                               --------    --------    --------
            Net cash provided by operating activities.......     22,456      34,094      51,669
                                                               --------    --------    --------
Cash flows from investing activities:
  Proceeds from sale of property, plant and equipment.......      3,799      12,454       4,000
  Purchase of property, plant and equipment.................    (25,122)    (24,916)    (25,858)
  Investments in other long term assets, net................     (2,534)        162      (7,484)
                                                               --------    --------    --------
            Net cash used in investing activities...........    (23,857)    (12,300)    (29,342)
                                                               --------    --------    --------
Cash flows from financing activities:
  Borrowings (repayments) of third party debt...............     (2,384)       (311)      3,983
  Ciba and affiliates borrowings (repayments)...............     16,660      (9,187)    (15,693)
  Capital transactions with Ciba and affiliates.............     (6,460)      2,002     (37,361)
                                                               --------    --------    --------
            Net cash provided by (used in) financing
               activities...................................      7,816      (7,496)    (49,071)
                                                               --------    --------    --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................      2,275      10,040       4,344
                                                               --------    --------    --------
Net increase (decrease) in cash and cash equivalents........      8,690      24,338     (22,400)

Cash and cash equivalents:
  Beginning of year.........................................     30,774      39,464      63,802
                                                               --------    --------    --------
  End of year...............................................   $ 39,464    $ 63,802    $ 41,402
                                                               --------    --------    --------
                                                               --------    --------    --------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest...............................................   $ 13,867    $ 13,225    $ 18,927
     Taxes..................................................      6,147       9,370       9,970
Non-cash financing and investing activities:
  Due to Ciba for capital transactions (Note 13)............                           $ 36,418

        See the accompanying notes to the combined financial statements

                              METTLER-TOLEDO GROUP
                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

1.  BASIS OF PRESENTATION

     The accompanying combined financial statements have been prepared in accordance with United States generally accepted accounting principles ('U.S. GAAP') on a basis which reflects the combined assets and liabilities ('net assets') and sales, costs of sales and other income and expenses ('operations') and cash flows of the companies constituting the Mettler-Toledo Group ('Mettler-Toledo' or the 'Group'). The Group represents the following entities (including their respective subsidiaries) owned by Ciba-Geigy AG ('Ciba') assuming that the Group was organized as a separate legal entity for all periods presented (Ciba ownership percentage is 100% unless otherwise indicated):

                                                       JURISDICTION
                       ENTITY                          OF ORGANIZATION
- -----------------------------------------------------  -------------------------
Mettler-Toledo (Holding) Deutschland GmbH............  Germany
MARKET ORGANIZATIONS--EUROPE
Mettler-Toledo GmbH..................................  Germany
  Mettler-Toledo Sp. z.o.o...........................  Poland
  Getmore Gesellschaft fur Marketing & Media Service
     GmbH............................................  Germany
  Ohaus Waagen Vertriebsgesellschaft mbH.............  Germany
Mettler-Toledo SA....................................  France
  Ohaus S.a.r.l......................................  France
Mettler-Toledo Ltd...................................  United Kingdom
Ohaus Europe, Branch of Ohaus US.....................  United Kingdom
Mettler-Toledo (Schweiz) AG..........................  Switzerland
N.V. Mettler-Toledo SA...............................  Belgium
Mettler-Toledo BV....................................  Netherlands
Mettler-Toledo S.p.A. (including Grandi Impianti
  Mettler-Toledo S.r.l.--52% ownership by Ciba)......  Italy
Mettler-Toledo S.A.E.................................  Spain
Mettler-Toledo AB....................................  Sweden
  Mettler-Toledo A/S.................................  Norway
  Mettler-Toledo A/S.................................  Denmark
Mettler-Toledo Gesellschaft mbH......................  Austria
  Mettler-Toledo spol. s.r.o.........................  Slovakia
  Mettler-Toledo Service s.r.o.......................  Slovakia
  Mettler-Toledo spol, s.r.o.........................  Czech Republic
  Mettler-Toledo Kereskedelmi Kft....................  Hungary
  Mettler-Toledo d.o.o...............................  Slovenia
  Mettler-Toledo d.o.o...............................  Croatia
Mettler-Toledo Analyse Industrielle S.ar.l...........  France

PRODUCING ORGANIZATIONS--EUROPE
Mettler-Toledo AG....................................  Switzerland
Mettler-Toledo (Albstadt) GmbH.......................  Germany
Garvens Automation GmbH..............................  Germany

                              METTLER-TOLEDO GROUP
            NOTES TO THE COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

1.  BASIS OF PRESENTATION--(CONTINUED)

                                                       JURISDICTION
                       ENTITY                          OF ORGANIZATION
- -----------------------------------------------------  -------------------------
AMERICAN COMPANIES
Mettler-Toledo, Inc..................................  United States
Mettler-Toledo Inc...................................  Canada
Hi-Speed Checkweigher Co., Inc.......................  United States
Mettler-Toledo S.A. de C.V...........................  Mexico
Mettler-Toledo Process Analytical Inc................  United States
Ohaus Corporation....................................  United States
Ohaus de Mexico S.A. de C.V..........................  Mexico
Mettler-Toledo Industria e Comercio Ltda.(1).........  Brazil
ASIAN AND PACIFIC COMPANIES
Mettler-Toledo Ltd.(2)...............................  Australia
Toledo Scale (HK) Ltd................................  Hong Kong
Mettler-Toledo Instruments (Shanghai) Ltd............  Peoples Republic of China
  Mettler-Toledo International Trading (Shanghai)
     Corp............................................  Peoples Republic of China
Changzhou Toledo Electronic Scale Ltd. (60% ownership
  by Ciba)...........................................  Peoples Republic of China
Mettler-Toledo (S.E.A.) Pte. Ltd.....................  Singapore
Mettler-Toledo K.K...................................  Japan
Mettler-Toledo (M) Sdn. Bhd..........................  Malaysia
Mettler-Toledo (Thailand)(3).........................  Thailand
OTHER COMPANIES
Mettler-Toledo Pac Rim AG............................  Switzerland
Microwa Prazisionswaagen AG..........................  Switzerland

- ------------------
(1) Subsidiary of Mettler-Toledo AG.

(2) Subsidiary of Mettler-Toledo, Inc.

(3) Division of Ciba as of December 31, 1995. A separate legal entity formed in 1996.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     The Mettler-Toledo Group is a manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Group also manufacturers and sells certain related laboratory measurement instruments. The Group's manufacturing facilities are located in Switzerland, the United States, Germany and China. The Group's principal executive offices are located in Greifensee, Switzerland.

                              METTLER-TOLEDO GROUP
            NOTES TO THE COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Principles of Combination

     The combined financial statements include the entities listed in Note 1. All transactions and balances between the Companies listed in Note 1 have been eliminated.

  Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments with original maturity dates of three months or less.

  Inventories

     Inventories are valued at the lower of cost or market. Cost, which includes direct materials, labor and overhead plus indirect overhead, is determined using the first in, first out (FIFO) or weighted average cost methods and to a lesser extent the last in, first out (LIFO) method.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is charged on a straight line basis over the estimated useful lives of the assets as follows:

Buildings and improvements....  15 to 50 years
Machinery and equipment.......  3 to 12 years
Computer software.............  3 years
Leasehold improvements........  Shorter of useful life or lease term

     Beginning January 1, 1996 the Group must adopt Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121 (SFAS
121), 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of'. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, SFAS 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. Group management does not believe that adoption of SFAS 121 will have a material effect on the combined financial statements.

  Goodwill

     Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is amortized on a straight-line basis over 40 years being the expected period to be benefited. The Group assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered from the undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

                              METTLER-TOLEDO GROUP
            NOTES TO THE COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Taxation

     The Group files its own tax returns in each jurisdiction in which it operates, except in certain jurisdictions where it files jointly with other Ciba subsidiaries. The Group has a tax sharing arrangement with Ciba in these countries to share the tax burden or benefits based upon each company's results.

     Taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in the respective jurisdictions in which the Group operates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Generally, deferred taxes are not provided on the unremitted earnings of subsidiaries outside of Switzerland because it is expected that these earnings are permanently reinvested. Such earnings may become taxable upon the sale or liquidation of these subsidiaries or upon the remittance of dividends. Deferred taxes are provided in situations where the Group's subsidiaries plan to make future dividend distributions.

  Research and Development

     Research and development costs are expensed as incurred. Research and development costs, including customer engineering (which represents research and development funded by customers and, accordingly, is included in cost of sales), amounted to approximately $52,600, $55,600 and $62,400 during 1993, 1994 and 1995, respectively.

  Currency Translation and Transactions

     The reporting currency for the combined financial statements of the Group is the United States dollar (USD). The functional currency for the Group's operations is generally the applicable local currency. Accordingly, the assets and liabilities of companies whose functional currency is other than the USD are included in the combination by translating the assets and liabilities into the reporting currency at the exchange rates applicable at the end of the reporting year. The statements of operations and cash flows of such non-USD functional currency operations are translated at the monthly average exchange rates during the year. Translation gains or losses are accumulated as a separate component of net assets. Currency transaction gains or losses arising from transactions of Group companies in currencies other than the functional currency are included in operations at each reporting period.

  Derivative Financial Instruments

     The Group has only limited involvement with derivative financial instruments and does not use them for trading purposes. Derivative financial instruments in the form of currency forward and option contracts are entered into by the Group primarily as a hedge against anticipated currency exposures. Such contracts limit the Group's exposure to both favorable and unfavorable currency fluctuations. These contracts are adjusted to reflect market values as of each balance sheet date, with the resulting unrealized gains and losses being recognized in financial income or expense, as appropriate.

                              METTLER-TOLEDO GROUP
            NOTES TO THE COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Fair Value of Financial Instruments

     The carrying amount of cash and cash equivalents, accounts receivable, other current assets and current liabilities approximates fair market value because of the short term maturity of these financial instruments. It is not practical to determine the fair value of balances with Ciba due to the related party nature of these financial instruments. Other financial instruments are not significant to the combined financial statements.

  Concentration of Credit Risk

     The Group's revenue base is widely diversified by geographic region and by individual customer. The Group's products are utilized in many different industries, although extensively in the pharmaceutical and chemical industries. The Group performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

  Revenue Recognition

     Revenue is recognized when title to a product has transferred or services have been rendered.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

3.  DUE FROM CIBA AND AFFILIATES, NET

     The amount due from Ciba, net is comprised of the following:

                                                           1994       1995
                                                          -------    -------
Cash pool deposits.....................................   $18,688    $22,239
Due from AG fur Prazisionsinstrumente ('AGP'), a
  subsidiary of Ciba, 6.5%, revolving repayment terms..        --     10,833
                                                          -------    -------
                                                          $18,688    $33,072
                                                          -------    -------
                                                          -------    -------

     Certain Group operating units participate in an arrangement with Ciba whereby excess cash is pooled into an account maintained by Ciba. The net deposit with Ciba in connection with this arrangement bears interest at the short-term money market rates available to Ciba.

     Ciba performs certain limited administrative services on behalf of the Group. The cost of such services, which has not been charged to the Group nor included in the combined financial statements, would not be significant.

                              METTLER-TOLEDO GROUP
            NOTES TO THE COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

4.  TRADE ACCOUNTS RECEIVABLE, NET

     Trade accounts receivable, net, consisted of the following at December 31:

                                             1994        1995
                                           --------    --------
Trade accounts receivable...............   $146,726    $168,510
Allowance for doubtful accounts.........     (7,411)     (9,292)
                                           --------    --------
                                           $139,315    $159,218
                                           --------    --------
                                           --------    --------

5.  INVENTORIES

     Inventories consisted of the following at December 31:

                                             1994        1995
                                           --------    --------
Raw materials and parts.................   $ 46,305    $ 45,523
Work in progress........................     30,689      38,191
Finished goods..........................     30,564      30,149
                                           --------    --------
                                            107,558     113,863
LIFO reserve............................     (2,557)     (2,877)
                                           --------    --------
                                           $105,001    $110,986
                                           --------    --------
                                           --------    --------

     At December 31, 1994 and 1995, 9.2% and 8.8%, respectively, of the Company's inventories (certain U.S. companies only) were valued using the LIFO method of accounting. There were no material liquidations of LIFO inventories during the periods presented.

6.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISKS

     The Group may be exposed to credit losses in the event of nonperformance by the counterparties to its currency forward and option contracts. The Group has no reason to believe, however, that such counterparties will not be able to fully satisfy their obligations under these contracts.

     At December 31, 1994, the Group had contracts maturing during 1995 to purchase the equivalent of approximately $130 and to sell the equivalent of approximately $25,700 in various currencies. At December 31, 1995, the Group had currency forward and option contracts maturing during 1996 to purchase the equivalent of approximately $23,300 and to sell the equivalent of approximately $27,900 in various currencies. These contracts were used to limit its exposure to currency fluctuations on anticipated future cash flows, primarily for the delivery and receipt of United States dollars, German marks, and Japanese yen in exchange for Swiss francs.

     At December 31, 1994 and 1995, the fair value of such financial instruments, which the Group recognized as net unrealized gains, was approximately $590 and $2,400, respectively.

7.  OTHER CURRENT ASSETS

     Other current assets consisted of the following at December 31:

                                                           1994       1995
                                                          -------    -------
Prepaid expenses.......................................   $ 4,273    $ 4,703
Other (including net gains on derivative financial
  instruments).........................................    13,482     16,766
                                                          -------    -------
                                                          $17,755    $21,469
                                                          -------    -------
                                                          -------    -------

                              METTLER-TOLEDO GROUP
            NOTES TO THE COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

8.  PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net, consisted of the following at December 31:

                                                       1994        1995
                                                     --------    --------
Land..............................................   $ 28,488    $ 31,535
Buildings and leasehold improvements..............    166,281     186,608
Machinery and equipment...........................    218,824     237,457
Computer software.................................      4,114       5,373
                                                     --------    --------
                                                      417,707     460,973
Less accumulated depreciation and amortization....   (187,674)   (219,955)
                                                     --------    --------
                                                     $230,033    $241,018
                                                     --------    --------
                                                     --------    --------

9.  GOODWILL, NET

     Goodwill, net, consists of the following at December 31:

                                   1994        1995
                                 --------    --------
Cost..........................   $101,572    $101,693
Accumulated amortization......    (14,739)    (17,268)
                                 --------    --------
                                 $ 86,833    $ 84,425
                                 --------    --------
                                 --------    --------

10.  OTHER ASSETS

     Other assets consisted of the following at December 31:

                                            1994      1995
                                           ------    -------
Bank deposits--restricted cash..........   $1,145    $ 4,697
Secured loans...........................    1,165      2,911
Other...................................    1,749      4,404
                                           ------    -------
                                           $4,059    $12,012
                                           ------    -------
                                           ------    -------

11.  BANK AND OTHER LOANS

     Bank and other loans consisted of the following at December 31:

                                            1994       1995
                                           -------    -------
Bank overdraft liability................   $15,005    $16,977
Borrowings under line of credit.........     9,161     10,105
Other...................................       781      2,431
                                           -------    -------
                                           $24,947    $29,513
                                           -------    -------
                                           -------    -------

     The weighted average interest rate on the borrowings under line of credit was approximately 6.6% and 8.0% at December 31, 1994 and 1995, respectively. The Group had available unused bank lines of credit for short-term financing of approximately $72,000 at December 31, 1995.

                              METTLER-TOLEDO GROUP
            NOTES TO THE COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

12.  ACCRUED AND OTHER LIABILITIES

     Accrued and other liabilities consisted of the following at December 31:

                                                 1994        1995
                                                -------    --------
Accrued payroll and vacation.................   $22,620    $ 26,400
Social benefits and payroll taxes............     8,830       9,563
Other taxes payable..........................     4,318       8,190
Warranty.....................................     5,633       6,420
Other liabilities............................    45,271      56,545
                                                -------    --------
                                                $86,672    $107,118
                                                -------    --------
                                                -------    --------

13.  DEBT

     The Group's debt obligations consist of the following at December 31:

     Short-term notes payable to Ciba and affiliates:

                                                           1994       1995
                                                          -------    -------
Unsecured notes payable:
  AGP, 4.25%, due February 29,1996 (renewable).........   $    --    $26,517
  Ciba, 7.56%, due December 20, 1995...................    20,000         --
Due to Ciba for capital transactions...................        --     36,418
Due to AGP, 6.5%, revolving repayment terms............    28,603         --
Other unsecured short-term debt to Ciba, varying
  interest rates and maturities........................    15,461     28,197
                                                          -------    -------
                                                          $64,064    $91,132
                                                          -------    -------
                                                          -------    -------

     Long-term debt payable to Ciba and affiliates:

                                                            1994        1995
                                                          --------    --------
Unsecured notes payable:
  AGP, 8.4%, due December 20, 1999.....................   $     --    $122,000
  AGP, 6%, due December 20, 1999.......................         --      20,000
  Ciba, 8.4%, due December 20, 1999
     (refinanced during 1995)..........................    122,000          --
Other unsecured long-term debt to Ciba, varying
  interest rates and maturities........................     10,275       3,097
                                                          --------    --------
                                                          $132,275    $145,097
                                                          --------    --------
                                                          --------    --------

     Long-term debt payable to third parties at December 31, 1994 and 1995 was $862 and $3,621, respectively.

     Interest expense consists of the following for the years ended December 31:

                   1993       1994       1995
                  -------    -------    -------
Ciba...........   $13,402    $10,506    $15,693
Third-party....     1,837      2,801      2,526
                  -------    -------    -------
                  $15,239    $13,307    $18,219
                  -------    -------    -------
                  -------    -------    -------

                              METTLER-TOLEDO GROUP
                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

14.  BENEFIT PLANS

     Mettler-Toledo maintains a number of retirement plans for the benefit of its employees.

     Certain group companies sponsor defined contribution plans. Benefits are determined and funded annually based upon the terms of the plans. Contributions under these plans amounted to $8,455, $9,042, and $9,413, in 1993, 1994 and 1995, respectively.

     Certain group companies sponsor defined benefit plans. Benefits are also provided to employees under defined benefit plans primarily based upon years of service and employees' compensation for certain periods during the last years of employment.

     The following table sets forth the funded status and amounts recognized in the combined financial statements for the Group's principal defined benefit plans at December 31, 1994 and 1995:

                                                        1994                              1995
                                           -------------------------------   -------------------------------
                                           ASSETS EXCEED     ACCUMULATED     ASSETS EXCEED     ACCUMULATED
                                            ACCUMULATED    BENEFITS EXCEED    ACCUMULATED    BENEFITS EXCEED
                                             BENEFITS          ASSETS          BENEFITS          ASSETS
                                           -------------   ---------------   -------------   ---------------
Actuarial present value of accumulated
  benefit obligations:
  Vested benefits.......................      $(8,247)        $ (73,144)       $  (8,582)       $ (90,698)
  Non-vested benefits...................         (229)           (4,279)             (90)          (3,122)
                                           -------------   ---------------   -------------   ---------------
                                               (8,476)          (77,423)          (8,672)         (93,820)
                                           -------------   ---------------   -------------   ---------------
Projected benefit obligations...........       (9,166)          (90,028)         (10,737)        (100,820)
Plan assets at fair value...............       10,135            28,414           10,546           40,091
                                           -------------   ---------------   -------------   ---------------
Plan assets in excess of (less than)
  projected benefit obligations.........          969           (61,614)            (191)         (60,729)
Unrecognized prior service cost
  (benefit).............................          502             1,103              183             (252)
Unrecognized net losses.................           66             1,265              188              247
Unrecognized transition obligations.....           --             3,835               --            3,851
                                           -------------   ---------------   -------------   ---------------
Prepaid (accrued) pension costs.........      $ 1,537         $ (55,411)       $     180        $ (56,883)
                                           -------------   ---------------   -------------   ---------------
                                           -------------   ---------------   -------------   ---------------

     The prepaid (accrued) pension costs are recognized in the accompanying combined financial statements as other long-term assets and other long term liabilities, respectively.

     The assumed discount rates and rates of increase in future compensation level used in calculating the projected benefit obligations vary according to the economic conditions of the country in which the retirement plans are situated. The range of rates used for the purposes of the above calculations are:

                                     1994            1995
                                 -------------   -------------
Discount rates................   6.5% to 9.0%    6.5% to 8.0%
Compensation increase rates...   2.5% to 7.0%    2.5% to 6.0%


     The expected long term rates of return on plan assets ranged between 9.0% and 9.3% for 1993, 9.5% and 11.0% in 1994, and 9.5% and 10.0% for 1995.

     The assumptions used above have a significant effect on the reported amounts of projected benefit obligations and net periodic pension cost. For example, increasing the assumed discount rate would have the effect of decreasing the projected benefit obligation and increasing unrecognized net gains.

                              METTLER-TOLEDO GROUP
            NOTES TO THE COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

14.  BENEFIT PLANS--(CONTINUED)
     Increasing the assumed compensation increase rate would increase the projected benefit obligation and decrease unrecognized net gains. Increasing the expected long-term rate of return on investments would decrease unrecognized net gains.

     Plan assets relate principally to the Group's U.S. companies and consist of equity investments, obligations of the U.S. Treasury or other governmental agencies, and other interest-bearing investments.

     Net periodic pension cost for all of the plans above includes the following components:

                                                 1993      1994       1995
                                                ------    -------    -------
Service cost (benefits earned during the
  period)....................................   $3,722    $ 3,833    $ 3,668
Interest cost on projected benefit
  obligations................................    6,055      6,426      7,561
Actual return on plan assets.................   (3,609)    (2,725)    (8,653)
Net amortization and deferral................    1,012       (170)     5,137
                                                ------    -------    -------
Net periodic pension expense.................   $7,180    $ 7,364    $ 7,713
                                                ------    -------    -------
                                                ------    -------    -------

     The Group's U.S. operations provide postretirement medical benefits to their employees. Employee contributions for medical benefits are related to employee years of service.

     The following table sets forth the status of the U.S. postretirement plans and amounts recognized in the Group's combined financial statements at December 31, 1994 and 1995:


                                                    1994        1995
                                                  --------    --------
Accumulated postretirement benefit obligations:
  Retired......................................   $(27,837)   $(27,682)
  Fully eligible...............................     (1,252)     (1,196)
  Other........................................     (2,547)     (2,361)
                                                  --------    --------
                                                   (31,636)    (31,239)
Unrecognized net loss..........................      5,714       6,261
Unrecognized prior service benefit.............         --        (692)
Unrecognized transition obligation.............      1,471       1,389
                                                  --------    --------
Accrued postretirement benefit cost............   $(24,451)   $(24,281)
                                                  --------    --------
                                                  --------    --------

     Net periodic postretirement benefit cost for the above plans includes the following components:

                                                      1993       1994      1995
                                                     -------    ------    ------
Service cost (benefits earned during the
  period).........................................   $   296    $  333    $  285
Interest cost on accumulated postretirement
  benefit obligations.............................     2,053     2,193     2,371
Net amortization and deferral.....................        82        82        99
                                                     -------    ------    ------
Net periodic postretirement benefit cost..........   $ 2,431    $2,608    $2,755
                                                     -------    ------    ------
                                                     -------    ------    ------

     The accumulated postretirement benefit obligation and net periodic postretirement benefit cost were determined using discount rates of 8.5% in 1993 and 7.3% in 1994 and 1995, and health care cost trend rates ranging from 10.75% to 12.25% in 1993, 1994 and 1995, decreasing to 5.5% in 2005.

     The health care cost trend rate assumption has a significant effect on the accumulated postretirement benefit obligation and net periodic postretirement benefit cost. For example, in 1995 the effect of a one-percentage-point increase in the assumed health care cost trend rate would be an increase of $2,875 on the accumulated

                              METTLER-TOLEDO GROUP
            NOTES TO THE COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

14.  BENEFIT PLANS--(CONTINUED)
postretirement benefit obligations and an increase of $251 on the aggregate of the service and interest cost components of the net periodic benefit cost.

15.  TAXES

     The sources of the Group's income (loss) before taxes and minority interest were as follows:

                                                 1993       1994       1995
                                                -------    -------    -------
Switzerland..................................   $    (5)   $ 9,855    $11,431
Non-Switzerland..............................    (2,967)    12,652     16,373
                                                -------    -------    -------
                                                $(2,972)   $22,507    $27,804
                                                -------    -------    -------
                                                -------    -------    -------

     The provision (benefit) for taxes consists of:

                                                CURRENT    DEFERRED    TOTAL
                                                -------    --------    ------

Year ended December 31, 1993:
  Switzerland Federal........................   $  464     $   (308)   $  156
  Switzerland Canton (State) and Local.......      130         (509)     (379)
  Non-Switzerland............................    5,328       (2,064)    3,264
                                                -------    --------    ------
                                                $5,922     $ (2,881)   $3,041
                                                -------    --------    ------
                                                -------    --------    ------

Year ended December 31, 1994:
  Switzerland Federal........................   $1,182     $    (32)   $1,150
  Switzerland Canton (State) and Local.......    1,215          (53)    1,162
  Non-Switzerland............................    5,538          826     6,364
                                                -------    --------    ------
                                                $7,935     $    741    $8,676
                                                -------    --------    ------
                                                -------    --------    ------
Year ended December 31, 1995:
  Switzerland Federal........................   $  513     $    (92)   $  421
  Switzerland Canton (State) and Local.......      481         (505)      (24)
  Non-Switzerland............................    8,339           46     8,385
                                                -------    --------    ------
                                                $9,333     $   (551)   $8,782
                                                -------    --------    ------
                                                -------    --------    ------

     The provision for tax expense (benefit) for the years ended December 31, 1993, 1994 and 1995 differed from the amounts computed by applying the Switzerland federal income tax rate of 9.8% to income (loss) before taxes and minority interest as a result of the following:

                                                 1993      1994      1995
                                                ------    ------    ------
Expected tax.................................   $ (291)   $2,206    $2,725
Switzerland Canton (state) and local income
  taxes, net of
  federal income tax benefit.................     (342)    1,048       (21)
Non-deductible goodwill......................      248       249       248
Change in valuation allowance................    4,601      (716)    1,603
Non-Switzerland income taxes in excess of
  (less than) 9.8%...........................   (1,295)    5,591     4,968
Other, net...................................      120       298      (741)
                                                ------    ------    ------
                                                $3,041    $8,676    $8,782
                                                ------    ------    ------
                                                ------    ------    ------

                              METTLER-TOLEDO GROUP
            NOTES TO THE COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

15.  TAXES--(CONTINUED)
     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1995 are presented below:

                                                            1994        1995
                                                          --------    --------
Deferred tax assets:
Inventory..............................................   $  8,788    $  9,706
Accrued and other liabilities..........................      4,826       6,129
Deferred loss on sale of subsidiaries..................      6,227       6,725
Accrued postretirement benefit costs...................      9,291       9,227
Accrued pension costs..................................      5,684       6,276
Non-Switzerland foreign net operating loss
  carryforwards........................................     10,523      10,140
Other..................................................      5,168       4,082
                                                          --------    --------
Total gross deferred tax assets........................     50,507      52,285
Less valuation allowance...............................    (19,563)    (21,166)
                                                          --------    --------
Gross deferred tax assets less valuation allowance.....     30,944      31,119
                                                          --------    --------
Deferred tax liabilities:
Inventory..............................................      5,946       5,952
Property, plant and equipment..........................     21,352      21,675
Other..................................................      4,077       4,200
                                                          --------    --------
Total gross deferred tax liabilities...................     31,375      31,827
                                                          --------    --------
Net deferred tax liability.............................   $   (431)   $   (708)
                                                          --------    --------
                                                          --------    --------

     The net change in the total valuation allowance, including changes resulting from translation of such amounts from the local functional currencies to the reporting currency, for the years ended December 31, 1993, 1994 and 1995 was an increase of $4,601 and $1,603 in 1993 and 1995, respectively, and a decrease of $716 in 1994.

     The Group has established valuation allowances primarily for net operating losses and deferred losses on the sale of subsidiaries as follows:

                                                           1994       1995
                                                          -------    -------
Net operating losses:
  Nordic Region........................................   $ 2,511    $ 2,680
  Belgium..............................................     1,537      1,937
  Spain................................................     2,379      1,551
  Australia............................................     1,189      1,415
  Others...............................................     2,907      2,557
                                                          -------    -------
Total net operating losses.............................    10,523     10,140
Deferred losses on sale of subsidiaries................     6,227      6,725
Other..................................................     2,813      4,301
                                                          -------    -------
Total valuation allowance..............................   $19,563    $21,166
                                                          -------    -------
                                                          -------    -------

     At December 31, 1995, the Group had federal net operating loss carryforwards in various countries other than Switzerland for income tax purposes of $28,017. Of this amount, $19,363 had no expiration date, relating to subsidiaries in Sweden, Belgium, Australia, United Kingdom, and Singapore. Additionally, there were operating

                              METTLER-TOLEDO GROUP
            NOTES TO THE COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

15.  TAXES--(CONTINUED)
losses at that date in various other countries in the amount of $8,654 which expire in varying amounts through 2001.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

16.  OTHER CHARGES (INCOME), NET

     In June, 1993, Mettler-Toledo management approved a plan of reorganization designed to reduce the Group's production capacity in Europe. In connection with the reorganization, the Group recorded in 1993 charges of $19,774, including approximately $3,800 for non-cash asset writedowns and approximately $16,000 for severance and other costs. During 1994 the reorganization was substantially completed.

     Other income in 1993, 1994 and 1995 primarily relates to gains from sales of property.

17.  FINANCIAL INCOME, NET

     Financial income (expense) consists of the following for the years ended December 31:

                                             1993        1994        1995
                                           --------    --------    --------
Interest income.........................   $  4,590    $  4,386    $  5,388
Foreign currency transactions, net......       (416)        478       3,242
Gain on sale of cost basis investment...         --       1,536          --
                                           --------    --------    --------
                                           $  4,174    $  6,400    $  8,630
                                           --------    --------    --------
                                           --------    --------    --------

18.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Group leases certain of its facilities in the U.S. and U.K. under operating leases. The future minimum future lease payments under non-cancelable operating leases are as follows at December 31, 1995:

1996..........   $ 8,497
1997..........     5,878
1998..........     3,731
1999..........     1,802
2000..........     1,145
Thereafter....     6,407
                 -------
Total.........   $27,460
                 -------
                 -------

     Rent expense for operating leases amounted to $9,077, $10,508 and $11,480 in 1993, 1994 and 1995, respectively.

                              METTLER-TOLEDO GROUP
            NOTES TO THE COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

18.  COMMITMENTS AND CONTINGENCIES--(CONTINUED)
LEGAL

     The Group is party to various legal proceedings, including certain environmental matters, incidental to the normal course of business. Management does not expect that any of such proceedings will have a material adverse effect on the Group's financial condition or results of operations.

19.  GEOGRAPHIC SEGMENT INFORMATION

     The tables below shows the Group's operations by geographic region. Transfers between geographic regions are priced to reflect consideration of market conditions and the regulations of the countries in which the transferring entities are located.

                     NET SALES BY    NET SALES    TRANSFERS BETWEEN    TOTAL NET SALES     INCOME (LOSS)
1993                 DESTINATION     BY ORIGIN    GEOGRAPHIC AREAS        BY ORIGIN       FROM OPERATIONS
- ------------------   ------------    ---------    -----------------    ---------------    ---------------
Switzerland(1)....     $ 29,927      $  83,904        $ 116,281           $ 200,185           $(2,394)
Germany...........      123,464        132,012           34,403             166,415               115
Other Europe......      193,919        172,527              679             173,206            (2,317)
                     ------------    ---------    -----------------    ---------------    ---------------
Total Europe......      347,310        388,443          151,363             539,806            (4,596)
Americas..........      313,681        316,449           27,700             344,149             8,816
Asia and other....       67,967         24,066               84              24,150             2,738
Eliminations......           --             --         (179,147)           (179,147)            1,135
                     ------------    ---------    -----------------    ---------------    ---------------
Totals............     $728,958      $ 728,958        $      --           $ 728,958           $ 8,093
                     ------------    ---------    -----------------    ---------------    ---------------
                     ------------    ---------    -----------------    ---------------    ---------------

                     NET SALES BY    NET SALES    TRANSFERS BETWEEN    TOTAL NET SALES     INCOME (LOSS)       TOTAL
1994                 DESTINATION     BY ORIGIN    GEOGRAPHIC AREAS        BY ORIGIN       FROM OPERATIONS     ASSETS
- ------------------   ------------    ---------    -----------------    ---------------    ---------------    ---------
Switzerland(1)....     $ 31,992      $  89,495        $ 133,583           $ 223,078           $ 8,980        $ 369,868
Germany...........      126,527        133,772           37,056             170,828            10,034          127,071
Other Europe......      215,230        192,557              776             193,333             1,665          108,692
                     ------------    ---------    -----------------    ---------------    ---------------    ---------
Total Europe......      373,749        415,824          171,415             587,239            20,679          605,631
Americas..........      325,662        333,448           29,941             363,389            11,050          279,168
Asia and other....       69,725         19,864               75              19,939               238           21,601
Eliminations......           --             --         (201,431)           (201,431)           (2,553)        (223,202)
                     ------------    ---------    -----------------    ---------------    ---------------    ---------
Totals............     $769,136      $ 769,136        $      --           $ 769,136           $29,414        $ 683,198
                     ------------    ---------    -----------------    ---------------    ---------------    ---------
                     ------------    ---------    -----------------    ---------------    ---------------    ---------

                     NET SALES BY    NET SALES    TRANSFERS BETWEEN    TOTAL NET SALES     INCOME (LOSS)       TOTAL
1995                 DESTINATION     BY ORIGIN    GEOGRAPHIC AREAS        BY ORIGIN       FROM OPERATIONS     ASSETS
- ------------------   ------------    ---------    -----------------    ---------------    ---------------    ---------
Switzerland(1)....     $ 41,820      $ 102,712        $ 159,453           $ 262,165           $ 6,316        $ 593,955
Germany...........      151,974        158,393           47,379             205,772            14,799          196,460
Other Europe......      247,802        228,939              799             229,738             2,080          123,431
                     ------------    ---------    -----------------    ---------------    ---------------    ---------
Total Europe......      441,596        490,044          207,631             697,675            23,195          913,846
Americas..........      316,911        330,785           29,709             360,494             8,313          272,430
Asia and other....       91,908         29,586               97              29,683             2,331           31,777
Eliminations......           --             --         (237,437)           (237,437)            3,554         (493,959)
                     ------------    ---------    -----------------    ---------------    ---------------    ---------
Totals............     $850,415      $ 850,415        $      --           $ 850,415           $37,393        $ 724,094
                     ------------    ---------    -----------------    ---------------    ---------------    ---------
                     ------------    ---------    -----------------    ---------------    ---------------    ---------

- ------------------
(1) Includes Corporate.

                              METTLER-TOLEDO GROUP
            NOTES TO THE COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

20.  SUBSEQUENT EVENT (UNAUDITED)

     Pursuant to the terms of a Stock Purchase Agreement (as amended, the 'Agreement') dated April 2, 1996, between AEA MT Inc., AGP, and Ciba, Ciba agreed to sell to AEA MT Inc. and AEA MT Inc. agreed to purchase from Ciba all of the capital stock and other equity instruments in the entities listed in Note 1. Consummation of the transaction contemplated by the Agreement is subject to various terms and conditions.

                              METTLER-TOLEDO GROUP
                   INTERIM COMBINED STATEMENTS OF NET ASSETS
                      DECEMBER 31, 1995 AND JUNE 30, 1996
                                 (IN THOUSANDS)

                                           DECEMBER 31, 1995    JUNE 30, 1996
                                           -----------------    -------------
                                                                 (UNAUDITED)
                 ASSETS
Current assets
  Cash and cash equivalents.............       $  41,402          $  45,935
  Due from Ciba and affiliates..........          33,072             53,025
  Trade accounts receivable, net........         159,218            157,212
  Inventories...........................         110,986            107,342
  Deferred taxes........................           6,180              5,836
  Other current assets..................          21,469             25,040
                                           -----------------    -------------
  Total current assets..................         372,327            394,390
Property, plant and equipment, net......         241,018            225,885
Goodwill, net...........................          84,425             83,155
Long-term deferred taxes................          14,312             13,596
Other assets............................          12,012             14,894
                                           -----------------    -------------
     Total assets.......................       $ 724,094          $ 731,920
                                           -----------------    -------------
                                           -----------------    -------------

       LIABILITIES AND NET ASSETS

Current liabilities
  Trade accounts payable................       $  34,389          $  34,265
  Accrued and other liabilities.........         107,118            101,782
  Taxes payable.........................          11,737             16,439
  Deferred taxes........................           7,698              7,313
  Bank and other loans..................          29,513             32,610
  Notes payable to Ciba and
     affiliates.........................          91,132             83,242
                                           -----------------    -------------
     Total current liabilities..........         281,587            275,651
Long-term debt payable to Ciba and
  affiliates............................         145,097            152,231
Long-term debt due to third parties.....           3,621              6,015
Long-term deferred taxes................          13,502             12,827
Other long-term liabilities.............          84,303             88,979
                                           -----------------    -------------
     Total liabilities..................         528,110            535,703
Minority interest.......................           2,730              2,855
Net assets:
  Capital employed......................         162,604            173,964
  Currency translation adjustment.......          30,650             19,398
                                           -----------------    -------------
     Total net assets...................         193,254            193,362
                                           -----------------    -------------
     Total liabilities and net assets...       $ 724,094          $ 731,920
                                           -----------------    -------------
                                           -----------------    -------------

    See the accompanying notes to the interim combined financial statements

                              METTLER-TOLEDO GROUP
                   INTERIM COMBINED STATEMENTS OF OPERATIONS
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                                 (IN THOUSANDS)

                                                       JUNE 30,
                                                ----------------------
                                                  1995         1996
                                                ---------    ---------
                                                     (UNAUDITED)
Net sales....................................   $ 406,992    $ 423,802
Cost of sales................................     243,643      252,203
                                                ---------    ---------
     Gross profit............................     163,349      171,599
Research and development expenses............      27,005       25,054
Marketing and selling expenses...............      80,965       81,378
General and administrative expenses..........      37,909       39,153
Amortization of goodwill.....................       1,289        1,270
                                                ---------    ---------
     Income from operations..................      16,181       24,744
Interest expense.............................       8,717        8,346
Financial income, net........................       2,403          965
                                                ---------    ---------
     Income before taxes and minority
      interest...............................       9,867       17,363
Provision for taxes..........................       3,117        6,830
Minority interest............................         270          526
                                                ---------    ---------
     Net income..............................   $   6,480    $  10,007
                                                ---------    ---------
                                                ---------    ---------

    See the accompanying notes to the interim combined financial statements

                              METTLER-TOLEDO GROUP
              INTERIM COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                                 (IN THOUSANDS)

                                                   CURRENCY
                                      CAPITAL     TRANSLATION
                                      EMPLOYED    ADJUSTMENT     TOTAL
                                      --------    ----------    --------
                                                 (UNAUDITED)
Net assets at January 1, 1995......   $218,129     $ 10,065     $228,194
Capital transactions with Ciba and
  affiliates.......................    (18,644)          --      (18,644)
Net income.........................      6,480           --        6,480
Change in currency translation
  adjustment.......................         --       28,823       28,823
                                      --------    ----------    --------
Net assets at June 30, 1995........   $205,965     $ 38,888     $244,853
                                      --------    ----------    --------
                                      --------    ----------    --------
Net assets at January 1, 1996......   $162,604     $ 30,650     $193,254
Capital transactions with Ciba and
  affiliates.......................      1,353           --        1,353
Net income.........................     10,007           --       10,007
Change in currency translation
  adjustment.......................         --      (11,252)     (11,252)
                                      --------    ----------    --------
Net assets at June 30, 1996........   $173,964     $ 19,398     $193,362
                                      --------    ----------    --------
                                      --------    ----------    --------

    See the accompanying notes to the interim combined financial statements

                              METTLER TOLEDO GROUP
                   INTERIM COMBINED STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                                 (IN THOUSANDS)

                                                                JUNE 30,
                                                       --------------------------
                                                          1995           1996
                                                       -----------    -----------
                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income........................................    $   6,480      $  10,007
  Adjustments to reconcile net income to net cash
  provided by operating activities:
     Depreciation...................................       13,880         12,942
     Amortization of goodwill.......................        1,289          1,270
     Amortization and write-down of other
      intangibles...................................          314            147
     Net (gain) loss on disposal of long-term
      assets........................................          290           (131)
     Deferred taxes.................................          367           (191)
     Minority interest..............................          270            526
     Increase (decrease) in cash resulting from
      changes in:
       Trade accounts receivable, net...............       (3,822)        (4,666)
       Inventories..................................       (1,162)           279
       Other current assets.........................       (7,306)          (352)
       Trade accounts payable.......................          597            932
       Accruals and other liabilities, net..........       11,869         16,097
                                                       -----------    -----------
          Net cash provided by operating
            activities..............................       23,066         36,860
                                                       -----------    -----------
Cash flows from investing activities:
  Proceeds from sale of property, plant and
     equipment......................................        1,046            508
  Purchase of property, plant and equipment.........       (6,527)       (10,053)
  Investments in other long term assets, net........         (721)           (37)
                                                       -----------    -----------
          Net cash used in investing activities.....       (6,202)        (9,582)
                                                       -----------    -----------

Cash flows from financing activities:
  Repayment of third party debt.....................       (2,779)        (1,078)
  Ciba and affiliates borrowings (repayments).......        5,291        (16,368)
  Capital transactions with Ciba and affiliates.....       (9,685)        (2,983)
                                                       -----------    -----------
          Net cash used in financing activities.....       (7,173)       (20,429)
                                                       -----------    -----------
  Effect of exchange rate changes on cash and cash
     equivalents....................................        5,569         (2,316)
                                                       -----------    -----------
          Net increase in cash and cash
            equivalents.............................       15,260          4,533
  Cash and cash equivalents:........................
     Beginning of year..............................       63,802         41,402
                                                       -----------    -----------
     End of six month period........................    $  79,062      $  45,935
                                                       -----------    -----------
                                                       -----------    -----------

    See the accompanying notes to the interim combined financial statements

                              METTLER-TOLEDO GROUP
               NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

1.  BASIS OF PRESENTATION

     The accompanying interim combined financial statements have been prepared in accordance with United States generally accepted accounting principles on a basis which reflects the interim combined financial statements of the companies constituting the Mettler-Toledo Group ('Mettler-Toledo' or the 'Group') assuming that the Group, currently a business unit of Ciba-Geigy AG ('Ciba'), was organized for all periods presented as a separate legal entity. Pursuant to the terms of the Stock Purchase Agreement dated April 2, 1996 between AEA MT Inc., AG fur Prazisionsinstrumente, and Ciba, Ciba agreed to sell to AEA MT Inc. and AEA MT Inc. agreed to purchase from Ciba all of the capital stock and other equity instruments in the entities representing the Group.

     The accompanying interim combined financial statements as of June 30, 1996 and for the six month periods ended June 30, 1995 and 1996 should be read in conjunction with the December 31, 1994 and 1995 combined financial statements and the notes thereto contained elsewhere in this Prospectus.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     The Mettler-Toledo Group is a manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Group also manufacturers and sells certain related laboratory measurement instruments. The Group's manufacturing facilities are located in Switzerland, the United States, Germany and China.

INVENTORIES

     Inventories are valued at the lower of cost or market. Cost, which includes direct materials, labor and overhead plus indirect overhead, is determined using the first in, first out (FIFO) or weighted average cost methods, and to a lesser extent the last in, first out (LIFO) method.

     Inventories consisted of the following at December 31, 1995 and June 30, 1996:

                                 DECEMBER 31,    JUNE 30,
                                     1995          1996
                                 ------------    --------
Raw materials and parts.......     $ 45,523      $ 43,227
Work in progress..............       38,191        36,810
Finished goods................       30,149        29,765
                                 ------------    --------
                                    113,863       109,802
LIFO reserve..................       (2,877)       (2,460)
                                 ------------    --------
                                   $110,986      $107,342
                                 ------------    --------
                                 ------------    --------

MANAGEMENT REPRESENTATION

     The accompanying unaudited interim combined financial statements have been prepared by Group management pursuant to the rules and regulations of the Securities and Exchange Commission and reflect all adjustments (consisting of only normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the results of the interim periods presented. Operating results for the six month period ended June 30, 1996 are not necessarily indicative of the results to be expected for the year ending December 31, 1996.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
  MT Acquisition Corp.

We have audited the accompanying balance sheet of MT Acquisition Corp. as of July 16, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of MT Acquisition Corp. as of July 16, 1996, in conformity with generally accepted accounting principles.

KPMG FIDES PEAT

Zurich, Switzerland
July 19, 1996

                              MT ACQUISITION CORP.
                                 BALANCE SHEET
                                 JULY 16, 1996

                               ASSETS

Cash.................................................................   $1,000
                                                                        ------
     Total assets....................................................   $1,000
                                                                        ------
                                                                        ------

                        STOCKHOLDER'S EQUITY

Common Stock, $1.00 par value; 1,000 shares authorized, issued and
  outstanding........................................................   $1,000
                                                                        ------
     Total stockholder's equity......................................   $1,000
                                                                        ------
                                                                        ------

                    See accompanying notes to balance sheet

                              MT ACQUISITION CORP.
                             NOTES TO BALANCE SHEET
                                 JULY 16, 1996

1.  ORGANIZATION AND ACCOUNTING POLICIES

     MT Acquisition Corp. was incorporated under the laws of the State of Delaware on July 16, 1996 for the purpose of effecting the acquisition of the Mettler-Toledo Group from Ciba-Geigy AG ('Ciba'). MT Acquisition Corp. is a wholly-owned subsidiary of Mettler-Toledo Holding Inc. ('Holding') which is a wholly owned subsidiary of MT Investors Inc. As of July 16, 1996, MT Acquisition Corp. has not conducted any operations.

2.  ACQUISITION

     On April 2, 1996, MT Investors Inc. entered into a Stock Purchase Agreement (as amended, 'Acquisition Agreement') to acquire the business of the Mettler-Toledo Group from Ciba and its wholly-owned subsidiary, AG fur Prazisionsinstrumente ('AGP'). The acquisition of the Mettler-Toledo Group will be accomplished through the purchase of all of the outstanding capital stock of Mettler-Toledo, Inc. and Mettler-Toledo Holding AG
('Swiss Subholding'), which, together with their respective subsidiaries, will constitute the entire Mettler-Toledo Group.

     The Acquisition Agreement provides that AGP will sell all the shares and equity interests owned by AGP which form the combined Mettler-Toledo Group for consideration consisting of (i) SFr 522 million ($417.3 million) in cash and
(ii) the repayment of all intercompany indebtedness owed by the Mettler Toledo Group to Ciba or AGP as of the Closing Date.

     The acquisition will be effected as follows: (i) AEA Investors Inc., its senior management and its investor-shareholders, together with the management and certain employees of the Mettler-Toledo Group, will contribute approximately $190 million in cash to MT Investors Inc.; (ii) MT Investors Inc. will contribute such funds to Holding, which in turn will contribute such funds to MT Acquisition Corp.; (iii) MT Acquisition Corp. will borrow $115 million of term loans under a credit agreement with various lenders (the 'Credit Agreement') and will issue $135 million of senior subordinated notes due 2006 (the 'Notes');
(iv) MT Acquisition Corp. will purchase the stock of Mettler-Toledo, Inc. from AGP and Mettler-Toledo, Inc. will repay certain intercompany indebtedness to AGP; (v) MT Acquisition Corp. will acquire the stock of Swiss Subholding from AGP; (vi) Swiss Subholding will borrow $187.4 million under the Credit Agreement and repay certain intercompany indebtedness to AGP; and (vii) MT Acquisition Corp. will be merged into Mettler-Toledo, Inc. As a result of these transactions, Mettler-Toledo, Inc. will be the issuer of the Notes and the Swiss Subholding will be a wholly owned subsidiary of Mettler-Toledo, Inc. Actual amounts at the closing of the acquisition will vary.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
  Mettler-Toledo Holding Inc.

We have audited the accompanying consolidated balance sheet of Mettler-Toledo Holding Inc. as of July 16, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Mettler-Toledo Holding Inc. as of July 16, 1996, in conformity with generally accepted accounting principles.

KPMG FIDES PEAT

Zurich, Switzerland
July 19, 1996

                          METTLER-TOLEDO HOLDING INC.
                           CONSOLIDATED BALANCE SHEET
                                 JULY 16, 1996

                              ASSETS

Cash......................................................   $1,000
                                                             ------
  Total assets............................................   $1,000
                                                             ------
                                                             ------

                       STOCKHOLDER'S EQUITY

Common Stock, $1.00 par value;
  1,000 shares authorized, issued and outstanding.........   $1,000
                                                             ------
  Total stockholder's equity..............................   $1,000
                                                             ------
                                                             ------

              See accompanying notes to consolidated balance sheet

                          METTLER-TOLEDO HOLDING INC.
                      NOTES TO CONSOLIDATED BALANCE SHEET
                                 JULY 16, 1996

1. ORGANIZATION AND ACCOUNTING POLICIES

     Mettler-Toledo Holding Inc. ('Holding') was incorporated under the laws of the State of Delaware on July 16, 1996 for the purpose of effecting the acquisition of the Mettler-Toledo Group from Ciba-Geigy AG ('Ciba'). Holding is a wholly-owned subsidiary of MT Investors Inc.

     The consolidated balance sheet includes the accounts of Holding and its wholly owned subsidiary, MT Acquisition Corp. All intercompany balances and transactions have been eliminated.

     As of July 16, 1996, Holding and MT Acquisition Corp. have not conducted any operations.

2. ACQUISITION

     On April 2, 1996, MT Investors Inc. entered into a Stock Purchase Agreement (as amended, 'Acquisition Agreement') to acquire the business of the Mettler-Toledo Group from Ciba and its wholly-owned subsidiary, AG fur Prazisionsinstrumente ('AGP'). The acquisition of the Mettler-Toledo Group will be accomplished through the purchase of all of the outstanding capital stock of Mettler-Toledo, Inc. and Mettler-Toledo Holding AG ('Swiss Subholding'), which, together with their respective subsidiaries, will constitute the entire Mettler-Toledo Group.

     The Acquisition Agreement provides that AGP will sell all the shares and equity interests owned by AGP which form the combined Mettler-Toledo Group for consideration consisting of (i) SFr 522 million ($417.3 million) in cash and
(ii) the repayment of all intercompany indebtedness owed by the Mettler Toledo Group to Ciba or AGP as of the Closing Date.

     The acquisition will be effected as follows: (i) AEA Investors Inc., its senior management and its investor-shareholders, together with the management and certain employees of the Mettler-Toledo Group, will contribute approximately $190 million in cash to MT Investors Inc.; (ii) MT Investors Inc. will contribute such funds to Holding, which in turn will contribute such funds to MT Acquisition Corp.; (iii) MT Acquisition Corp. will borrow $115 million of term loans under a credit agreement with various lenders (the 'Credit Agreement') and will issue $135 million of senior subordinated notes due 2006 (the 'Notes');
(iv) MT Acquisition Corp. will purchase the stock of Mettler-Toledo, Inc. from AGP and Mettler-Toledo, Inc. will repay certain intercompany indebtedness to AGP; (v) MT Acquisition Corp. will acquire the stock of Swiss Subholding from AGP; (vi) Swiss Subholding will borrow $187.4 million under the Credit Agreement and repay certain intercompany indebtedness to AGP; and (vii) MT Acquisition Corp. will be merged into Mettler-Toledo, Inc. As a result of these transactions, Mettler-Toledo, Inc. will be the issuer of the Notes and the Swiss Subholding will be a wholly owned subsidiary of Mettler-Toledo, Inc. Actual amounts at the closing of the acquisition will vary.

3. GUARANTEES

     The obligations under the Credit Agreement will be guaranteed by Holding and such guarantee will be secured by a first priority security interest in all stock of Mettler-Toledo, Inc. held by Holding. In addition, Holding will unconditionally guarantee on a senior subordinated basis all obligations related to the Notes (the 'Note Guarantee'). The Note Guarantee will be an unsecured obligation of Holding and will be subordinated to all existing and future senior indebtedness of Holding, including its obligations related to its guarantee with respect to the Credit Agreement.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Prospectus Summary..........................................     3
Risk Factors................................................    13
The Acquisition.............................................    19
Use of Proceeds.............................................    20
Capitalization..............................................    21
Unaudited Pro Forma Financial Information...................    22
Selected Historical Financial Information...................    30
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    32
Industry....................................................    39
Business....................................................    41
Management..................................................    53
Certain Relationships and Related Transactions..............    56
Principal Stockholders......................................    56
Description of Credit Agreement.............................    57
Description of Notes........................................    59
Underwriting................................................    94
Legal Matters...............................................    95
Independent Auditors........................................    95
Available Information.......................................    95
Index to Financial Statements...............................   F-1

     UNTIL                , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  $135,000,000

                                     [LOGO]

                              MT ACQUISITION CORP.
                           TO BE MERGED WITH AND INTO
                              METTLER-TOLEDO, INC.

                             GUARANTEED ON A SENIOR
                             SUBORDINATED BASIS BY
                          METTLER-TOLEDO HOLDING INC.

                                % SENIOR SUBORDINATED
                                 NOTES DUE 2006

                          ---------------------------
                              P R O S P E C T U S
                          ---------------------------

                              MERRILL LYNCH & CO.
                                CS FIRST BOSTON
                                LEHMAN BROTHERS
                       SCOTIA CAPITAL MARKETS (USA) INC.

                                            , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

     The following table shows the expenses, other than underwriting discounts and commissions, to be incurred in connection with the sale and distribution of securities being registered by Holding and the Issuer.

SEC Registration Fee...............   $ 46,552
NASD Filing Fee....................     14,000
Blue Sky Fees and Expenses.........
Legal Fees and Expenses............
Accounting Fees and Expenses.......
Printing Expenses..................
Miscellaneous Expenses.............
                                      --------
     Total.........................   $
                                      --------
                                      --------

- ------------------
* Except for the SEC registration fee and the NASD Filing Fee, all of the foregoing expenses have been estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrants, as Delaware corporations, are empowered by Section 145 of the General Corporation Law of the State of Delaware (the 'DGCL'), subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Registrants or his serving at the request of the Registrants as a director, officer, employee or agent of another company or other entity. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Each of the Registrants' By-Laws provide for indemnification by the respective Registrant of its directors and officers to the full extent authorized by the DGCL. Pursuant to Section 145 of the DGCL, the Registrants will purchase insurance on behalf of their present and former directors and officers against liabilities asserted against and incurred by them in such capacity or arising out of their status as such.

     Pursuant to specific authority granted by Section 102 of the DGCL, each of the Registrants' Certificates of Incorporation contains the following provision regarding limitation of liability of directors:

          'To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.'

     The Registrants will enter into agreements to provide indemnification for their directors in addition to the indemnification provided for in the Registrants' By-laws. These agreements, among other things, indemnify the directors, to the fullest extent provided by Delaware law, for certain expenses (including attorneys' fees), losses, claims, liabilities, judgments, fines and settlement amounts incurred by such indemnitee in any action or proceeding, including any action by or in the right of the Registrants, on account of services as a director or officer of any affiliate of the Registrants, or as a director or officer of any other company or enterprise that the indemnitee provides services to at the request of the Registrants.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On July 16, 1996, MT Acquisition Corp. sold 1,000 shares of its common stock to Mettler-Toledo Holding Inc. for $1,000. Also on July 16, 1996, Mettler-Toledo Holding Inc. sold 1,000 shares of its common stock to MT Investors Inc. for $1,000. Both transactions were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

ITEM 16. EXHIBITS

     (a) Exhibits:

EXHIBIT
NUMBER  DESCRIPTION OF DOCUMENT
- ------- ------------------------------------------------------------------------
  1.1   -- Form of Purchase Agreement*
  2.1   -- Stock Purchase Agreement between AEA-MT Inc., AG fur
           Prazisionsinstrumente and
           Ciba-Geigy AG, as amended*
  3.1   -- Certificate of Incorporation of the Issuer*
  3.2   -- By-laws of the Issuer*
  3.3   -- Certificate of Incorporation of Holding*
  3.4   -- By-laws of Holding*
  4.1   -- Form of Indenture*
  4.2   -- Specimen Note*
  5.1   -- Opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to the
           Company*
 10.1   -- Form of Credit Agreement between MT Acquisition Corp. and
           Mettler-Toledo Holding AG, as borrowers, and Merrill Lynch Capital
           Corporation, as documentation agent and the lenders party thereto*
 10.2   -- Form of Management Consulting Agreement between the Company and AEA
           Investors Inc.*
 10.3   -- MT Investors Inc. Stock Option Plan*
 12.1   -- Computation of Ratio of Earnings to Fixed Charges
 21.1   -- Subsidiaries of the Company*
 23.1   -- Independent Auditors' Report on Schedule and Consent of KPMG Fides
           Peat
 23.2   -- Consent of KPMG Fides Peat
 23.3   -- Consent of KPMG Fides Peat
 23.4   -- Consent of Fried, Frank, Harris, Shriver & Jacobson (included in opinion filed as Exhibit 5.1)*
 24.1   -- Powers of Attorney (included on page II-4 and II-5)
 25.1   -- Statement of Eligibility of Trustee.*
 27.1   -- Financial Data Schedule

- ------------------
* To be filed by amendment

     (b) Financial Statement Schedule

         Schedule II, Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrants hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 6th day of August, 1996.

                                               METTLER-TOLEDO HOLDING INC.

                                          By:         ROBERT F. SPOERRY
                                              ----------------------------------
                                                      Robert F. Spoerry
                                                President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert F. Spoerry, Thomas P. Salice and Alan W. Wilkinson, and each of them, as his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including any and all pre-effective and post-effective amendments, and any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and hereby ratifies, approves and confirms all that his said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        SIGNATURE                          TITLE                       DATE
- --------------------------  ------------------------------------  --------------
    ROBERT F. SPOERRY       President and Chief Executive         August 6, 1996
- --------------------------  Officer and Director
    Robert F. Spoerry

         FRED ORT           Head, Finance and Control (Principal  August 6, 1996
- --------------------------  financial and accounting officer)
         Fred Ort

     THOMAS P. SALICE       Director                              August 6, 1996
- --------------------------
     Thomas P. Salice

    ALAN W. WILKINSON       Director                              August 6, 1996
- --------------------------
    Alan W. Wilkinson

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 6th day of August, 1996.

                                                   MT ACQUISITION CORP.

                                          By:         ROBERT F. SPOERRY
                                              ----------------------------------
                                                      Robert F. Spoerry
                                                President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert F. Spoerry, Thomas P. Salice and Alan W. Wilkinson, and each of them, as his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including any and all pre-effective and post-effective amendments, and any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and hereby ratifies, approves and confirms all that his said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        SIGNATURE                          TITLE                       DATE
- --------------------------  ------------------------------------  --------------
    ROBERT F. SPOERRY       President and Chief Executive         August 6, 1996
- --------------------------  Officer and Director
    Robert F. Spoerry

         FRED ORT           Head, Finance and Control (Principal  August 6, 1996
- --------------------------  financial and accounting officer)
         Fred Ort

     THOMAS P. SALICE       Director                              August 6, 1996
- --------------------------
     Thomas P. Salice

    ALAN W. WILKINSON       Director                              August 6, 1996
- --------------------------
    Alan W. Wilkinson

                              METTLER-TOLEDO GROUP
                 SCHEDULE II, VALUATION AND QUALIFYING ACCOUNTS

                               BALANCE AT THE
                                BEGINNING OF     CHARGED TO COSTS    DEDUCTIONS--   BALANCE AT END
        DESCRIPTIONS               PERIOD          AND EXPENSES       DESCRIBE        OF PERIOD
- ----------------------------   --------------    ----------------    -----------    --------------
                                                                      NOTE (A)
Accounts receivable--
  allowance for doubtful
  accounts
  Years ended December 31,
     1993                         $ (5,410)          $ (2,117)         $ 1,601         $ (5,926)
     1994                           (5,926)            (2,342)             857           (7,411)
     1995                           (7,411)            (3,287)           1,406           (9,292)

- ------------------
Note (A): Excess of uncollectible balances written off over recoveries of accounts previously written off. Additionally, amounts are net of foreign currency translation effect of $(459), $(462) and $409 in 1993, 1994 and 1995, respectively.

                               INDEX TO EXHIBITS

EXHIBIT                                                               SEQUENTIAL
NUMBER  DESCRIPTION OF DOCUMENT                                        PAGE NO.
- ------- ------------------------------------------------------------- ----------
  1.1   -- Form of Purchase Agreement*
  2.1   -- Stock Purchase Agreement between AEA-MT Inc., AG fur
           Prazisionsinstrumente and Ciba-Geigy AG, as amended*
  3.1   -- Certificate of Incorporation of the Issuer*
  3.2   -- By-laws of the Issuer*
  3.3   -- Certificate of Incorporation of Holding*
  3.4   -- By-laws of Holding*
  4.1   -- Form of Indenture*
  4.2   -- Specimen Note*
  5.1   -- Opinion of Fried, Frank, Harris, Shriver & Jacobson,
           counsel to the Company*
 10.1   -- Form of Credit Agreement among MT Acquisition Corp. and
           Mettler-Toledo Holding AG, as borrowers, and Merrill Lynch
           Capital Corporation, as documentation agent and the
           lenders party thereto*
 10.2   -- Form of Management Consulting Agreement between the
           Company and AEA Investors Inc.*
 10.3   -- MT Investors Inc. Stock Option Plan*
 12.1   -- Computation of Ratio of Earnings to Fixed Charges
 21.1   -- Subsidiaries of the Company*
 23.1   -- Independent Auditors' Report on Schedule and Consent of
           KPMG Fides Peat
 23.2   -- Consent of KPMG Fides Peat
 23.3   -- Consent of KPMG Fides Peat
 23.4   -- Consent of Fried, Frank, Harris, Shriver & Jacobson
           (included in opinion filed as Exhibit 5.1)*
 24.1   -- Powers of Attorney (included on page II-4 and II-5)
 25.1   -- Statement of Eligibility of Trustee.*
 27.1   -- Financial Data Schedule

- ------------------
* To be filed by amendment